Exhibit 99.1

Assured Guaranty Municipal Corp. Consolidated Financial Statements December 31, 2011 and 2010

ASSURED GUARANTY MUNICIPAL CORP. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS Page Report of Independent Auditors 1 Consolidated Balance Sheets as of December 31, 2011 and 2010 2 Consolidated Statements of Operations for the years ended December 31, 2011 and 2010 3 Consolidated Statements of Comprehensive Income for the years ended December 31, 2011 and 2010 4 Consolidated Statements of Shareholder’s Equity for the years ended December 31, 2011 and 2010 5 Consolidated Statements of Cash Flows for the years ended December 31, 2011 and 2010 6 Notes to Consolidated Financial Statements 7

Report of Independent Auditors To the Board of Directors and Shareholder of Assured Guaranty Municipal Corp.: In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of comprehensive income, of shareholder’s equity, and of cash flows present fairly, in all material respects, the financial position of Assured Guaranty Municipal Corp. and its subsidiaries (the “Company”) at December 31, 2011 and December 31, 2010, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for variable interest entities effective January 1, 2010. /s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP New York, New York May 17, 2012

Assured Guaranty Municipal Corp. Consolidated Balance Sheets (dollars in thousands except per share and share amounts) As of December 31, 2011 2010 Assets Investment portfolio: Fixed maturity securities, available-for-sale, at fair value (amortized cost of $4,674,391 and $4,657,233) $4,916,342 $4,678,425 Short-term investments, at fair value 412,228 612,695 Other invested assets 121,887 133,722 Total investment portfolio 5,450,457 5,424,842 Note receivable from affiliate 300,000 300,000 Cash 58,625 43,650 Premiums receivable 645,122 729,151 Ceded unearned premium reserve 1,373,457 1,494,432 Reinsurance recoverable on unpaid losses 79,170 24,614 Salvage and subrogation recoverable 316,097 846,104 Credit derivative assets 140,340 181,826 Deferred tax asset, net 623,818 989,764 Current income tax receivable 131,388 — Financial guaranty variable interest entities’ assets, at fair value 2,056,567 2,691,483 Other assets 148,213 107,506 Total assets $11,323,254 $12,833,372 Liabilities and shareholder’s equity Unearned premium reserve $4,514,798 $5,321,252 Loss and loss adjustment expense reserve 296,887 254,458 Reinsurance balances payable, net 247,890 410,161 Notes payable 103,746 127,021 Credit derivative liabilities 455,688 592,845 Current income tax payable — 183,649 Financial guaranty variable interest entities’ liabilities with recourse, at fair value 1,926,163 2,511,030 Financial guaranty variable interest entities’ liabilities without recourse, at fair value 703,500 841,494 Other liabilities 257,473 271,054 Total liabilities 8,506,145 10,512,964 Commitments and contingencies Preferred stock ($1,000 par value, 5,000.1 shares authorized; 0 shares issued and outstanding) — — Common stock ($45,455 par value, 330 shares authorized; issued and outstanding) 15,000 15,000 Additional paid-in capital 1,141,785 1,191,785 Retained earnings 1,504,162 1,100,013 Accumulated other comprehensive income, net of deferred tax provision of $84,088 and $7,329 156,162 13,610 Total shareholder’s equity 2,817,109 2,320,408 Total liabilities and shareholder’s equity $11,323,254 $12,833,372 The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp. Consolidated Statements of Operations (in thousands) Year Ended December 31, 2011 2010 Revenues Net earned premiums $660,909 $907,835 Net investment income 210,600 196,000 Net realized investment gains (losses): Other-than-temporary impairment losses (79,000) (42,234) Less: portion of other-than-temporary impairment loss recognized in other comprehensive income (40,888) (16,630) Other net realized investment gains (losses) 20,107 13,610 Net realized investment gains (losses) (18,005) (11,994) Net change in fair value of credit derivatives: Realized gains and other settlements 69,586 61,792 Net unrealized gains (losses) 92,474 (10,705) Net change in fair value of credit derivatives 162,060 51,087 Fair value gain (loss) on committed capital securities 14,953 2,060 Net change in fair value of financial guaranty variable interest entities (61,202) (276,875) Other income 52,957 58,496 Total revenues 1,022,272 926,609 Expenses Loss and loss adjustment expenses 381,665 193,120 Amortization of deferred acquisition costs (7,423) (8,654) Interest expense 6,103 6,700 Other operating expenses 85,902 82,783 Total expenses 466,247 273,949 Income (loss) before income taxes 556,025 652,660 Provision (benefit) for income taxes: Current (156,961) (24,003) Deferred 308,837 145,775 Total provision (benefit) for income taxes 151,876 121,772 Net income (loss). $404,149 $530,888 The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp. Consolidated Statements of Comprehensive Income (in thousands) Year Ended December 31, 2011 2010 Net income (loss) $404,149 $530,888 Unrealized holding gains (losses) arising during the period, net of tax provision (benefit) of $68,662 and $(36,591) 127,516 (68,047) Less: reclassification adjustment for gains (losses) included in net income (loss), net of tax provision (benefit) of $(8,097) and (3,950) (15,036) (7,336) Other comprehensive income (loss) 142,552 (60,711) Comprehensive income (loss) $546,701 $470,177 The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Shareholder's Equity
(dollars in thousands, except share data)

	Common Stock							
	Shares	Amount	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder's Equity Attributable to Assured Guaranty Municipal Corp.	Noncontrolling Interest	Total Shareholder's Equity
Balance, December 31, 2009	**330**	**$15,000**	**$1,241,785**	**$735,766**	**$74,321**	**$2,066,872**	**$(349)**	**$2,066,523**
Cumulative effect of accounting change-consolidation of variable interest entities effective January 1, 2010	—	—	—	(166,641)	—	(166,641)	349	(166,292)
Balance, January 1, 2010	330	15,000	1,241,785	569,125	74,321	1,900,231	—	1,900,231
Net income	—	—	—	530,888	—	530,888	—	530,888
Return of capital	—	—	(50,000)	—	—	(50,000)	—	(50,000)
Change in unrealized gains (losses) on:								
Investments with no other-than-temporary impairment	—	—	—	—	(54,825)	(54,825)	—	(54,825)
Investments with other-than-temporary impairment	—	—	—	—	(13,222)	(13,222)	—	(13,222)
Less: reclassification adjustment for gains (losses) included in net income (loss)	—	—	—	—	(7,336)	(7,336)	—	(7,336)
Balance, December 31, 2010	330	15,000	1,191,785	1,100,013	13,610	2,320,408	—	2,320,408
Net income	—	—	—	404,149	—	404,149	—	404,149
Return of capital	—	—	(50,000)	—	—	(50,000)	—	(50,000)
Change in unrealized gains (losses) on:	—	—	—	—	—	—	—	—
Investments with no other-than-temporary impairment	—	—	—	—	117,841	117,841	—	117,841
Investments with other-than-temporary impairment	—	—	—	—	9,675	9,675	—	9,675
Less: reclassification adjustment for gains (losses) included in net income (loss)	—	—	—	—	(15,036)	(15,036)	—	(15,036)
Balance, December 31, 2011	**330**	**$15,000**	**$1,141,785**	**$1,504,162**	**$156,162**	**$2,817,109**	**$—**	**$2,817,109**

The accompanying notes are an integral part of these consolidated financial statements.

5

 Assured Guaranty Municipal Corp. Consolidated Statements of Cash Flows (in thousands) Year Ended December 31, 2011 2010 Operating activities Net income (loss). $404,149 $530,888 Net amortization of premium (discount) on fixed maturity securities 10,241 36,213 Provision (benefit) for deferred income taxes 308,837 145,775 Net realized investment (gains) losses 18,005 11,994 Net unrealized gains (losses) on credit derivatives (92,474) 10,705 Fair value (gain) loss on committed capital securities (14,953) (2,060) Change in net deferred acquisition costs net of ceding commission income (3,940) 55,929 Change in premiums receivable 30,640 76,914 Change in deferred premium revenue net of ceded deferred premium revenue (685,479) (958,511) Change in net loss and loss adjustment expense reserve and salvage and subrogation, net 408,998 (339,529) Change in current income taxes (334,686) (98,352) Changes in financial guaranty variable interest entities assets and liabilities, net 282,335 505,869 Other (44,360) 8,444 Net cash flow provided by (used in) operating activities 287,313 (15,721) Investing activities Fixed maturity securities: Sales 572,531 514,227 Maturities 282,867 532,798 Purchases (1,036,160) (693,299) Net sales (purchases) of short-term investments 200,345 (70,585) Paydowns and proceeds from sales of other invested assets 20,176 17,970 Net proceeds from paydowns on financial guaranty variable interest entities’ assets 676,823 410,227 Other investments (275) 1,816 Net cash flow provided by (used in) investing activities 716,307 713,154 Financing activities Return of capital (50,000) (50,000) Repayment of notes payable (22,137) (20,891) Paydown of financial guaranty variable interest entities liabilities (917,849) (605,641) Net cash provided by (used in) financing activities (989,986) (676,532) Effect of exchange rate changes 1,341 (867) Net increase (decrease) in cash 14,975 20,034 Cash at beginning of period 43,650 23,616 Cash at end of period $58,625 $43,650 Supplemental cash flow information Cash paid (received) during the period for: Income taxes $157,988 $46,039 Interest $7,287 $7,878 The accompanying notes are an integral part of these consolidated financial statements.

 Assured Guaranty Municipal Corp. Notes to Consolidated Financial Statements December 31, 2011 and 2010 1. Business and Basis of Presentation Business Assured Guaranty Municipal Corp., formerly known as Financial Security Assurance Inc. (“AGM,” or together with its consolidated entities, the “Company”), a New York domiciled insurance company, is an indirect and wholly owned subsidiary of Assured Guaranty Ltd. (“AGL” and together with its subsidiaries “Assured Guaranty”). AGL is a Bermuda based holding company that provides, through its operating subsidiaries, credit protection products to the United States (“U.S.”) and international public finance, infrastructure and structured finance markets. The Company has applied its credit underwriting judgment, risk management skills and capital markets experience to offer insurance that protect holders of debt instruments and other monetary obligations from defaults in scheduled payments, including scheduled interest and principal payments. The securities insured by the Company include tax-exempt and taxable obligations issued by U.S. state or municipal governmental authorities, utility districts or facilities and notes or bonds issued to finance international infrastructure projects. In the past, the Company has also insured asset-backed securities (“ABS”) issued by special purpose entities. AGM has determined not to insure ABS anymore and has not insured such securities since 2008. The Company markets its credit protection products directly to issuers and underwriters of public finance and infrastructure securities as well as to investors in such debt obligations. The Company guarantees debt obligations issued in many countries, although its principal focus is on the U.S., Europe and Australia. Financial guaranty insurance contracts provide an unconditional and irrevocable guaranty that protects the holder of a financial obligation against non-payment of principal and interest when due. Upon an obligor’s default on scheduled principal or interest payments due on the obligation, the Company is required under the financial guaranty contract to pay the principal or interest shortfall. In the past, the Company had sold credit protection by issuing policies that guaranteed payment obligations under credit derivatives. Financial guaranty contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the Company’s obligation to make loss payments are similar to those for financial guaranty insurance contracts and only occurs upon one or more defined credit events such as failure to pay or bankruptcy, in each case, as defined within the transaction documents, with respect to one or more third party referenced securities or loans. Financial guaranty contracts accounted for as credit derivatives are comprised of credit default swaps (“CDS”). The Company’s credit derivative transactions are governed by International Swaps and Derivative Association, Inc. (“ISDA”) documentation. The Company ceased selling credit protection through CDS in the beginning of 2009 following the issuance of regulatory guidelines that limited the terms under which such protection could be sold. The potential capital or margin requirements that may apply under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) also contributed to the decision of the Company not to sell new credit protection through CDS in the foreseeable future. The Company is actively pursuing opportunities to terminate, on favorable terms, existing CDS and in certain cases, may convert existing CDS exposure into a financial guaranty insurance contract. These actions have the effect of reducing fair value volatility in income and/or reducing rating agency capital charges. The Company enters into ceded reinsurance contracts in order to obtain greater business diversification, reduce the net potential loss from large risks and reduce rating agency capital charges. In recent years, the Company has been reassuming previously ceded business from reinsurers. In January 2012, AGM and its affiliate, Assured Guaranty Corp. (“AGC”), entered into a new $435 million of excess of loss reinsurance facility. See Note 11, Reinsurance and Other Monoline Exposures. Public finance obligations insured by the Company consist primarily of general obligation bonds supported by the issuers’ taxing powers, tax-supported bonds and revenue bonds and other obligations of states, their political subdivisions and other municipal issuers supported by the issuers’ or obligors’ covenant to impose and collect fees and charges for public services or specific projects. Public finance obligations include obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including government office buildings, toll roads, health care facilities and utilities. Structured finance obligations insured by the Company in the past are generally issued by special purpose entities and backed by pools of assets such as residential or commercial mortgage loans, consumer or trade receivables, securities or other assets having an ascertainable cash flow or market value. While AGM has ceased insuring new originations of ABS financial guaranty business, a significant portfolio of such obligations remains outstanding and its wholly owned subsidiary Assured Guaranty (Europe) Ltd. ("AGE") provides financial guarantees in both the international public finance and structured finance markets. When a rating agency assigns a public rating to a financial obligation guaranteed by AGM or its subsidiary AGE, it generally awards that obligation the same rating it has assigned to the financial strength of the AGL subsidiary that provides the guaranty. Investors in products insured by the Company's insurance company subsidiaries frequently rely on ratings published by nationally recognized statistical rating organizations ("NRSROs") because such ratings influence the trading value of securities and form the basis for many institutions' investment guidelines as well as individuals' bond purchase decisions. Therefore, the Company manages its business with the goal of achieving high financial strength ratings. However, the models used by NRSROs differ, presenting conflicting goals that may make it inefficient or impractical to reach the highest rating level. The models are not fully transparent, contain subjective data (such as assumptions about future market demand for the Company's products) and change frequently. Ratings reflect only the views of the respective NRSROs and are subject to continuous review and revision or withdrawal at any time. Unless otherwise noted, ratings on the Company's insured portfolio reflect internal ratings. The Company's ratings scale is similar to that used by the NRSROs; however, the ratings in these financial statements may not be the same as those assigned by any such rating agency. The super senior category, which is not generally used by rating agencies, is used by the Company in instances where the Company's AAA-rated exposure on its internal rating scale (which does not take into account the Company's financial guaranty) has additional credit enhancement due to either (1) the existence of another security rated AAA that is subordinated to the Company's exposure or (2) the Company's exposure benefiting from a different form of credit enhancement that would pay any claims first in the event that any of the exposures incurs a loss, and such credit enhancement, in management's opinion, causes the Company's attachment point to be materially above the AAA attachment point. Basis of Presentation The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP") and, in the opinion of management, reflect all adjustments that are of a normal recurring nature, necessary for a fair statement of the financial condition, results of operations and cash flows of the Company and its consolidated financial guaranty variable interest entities ("FG VIEs") for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The consolidated financial statements include the accounts of AGM and its direct and indirect subsidiaries (collectively, the "Subsidiaries") and its consolidated FG VIEs. Intercompany accounts and transactions between and among all consolidated entities have been eliminated. Certain prior year balances have been reclassified to conform to the current year's presentation. In June 2011, the Financial Accounting Standards Board ("FASB") issued guidance that eliminates the option to report other comprehensive income ("OCI") and its components in the statement of changes in stockholders' equity and requires an entity to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement or in two separate but consecutive statements. Upon adoption, the Company will expand the Consolidated Statements of Comprehensive Income to include the other comprehensive income items now presented in the Consolidated Statement of Shareholder's Equity. In December 2011, the FASB issued authoritative guidance to defer the effective date for those aspects of the guidance relating to the presentation of reclassification adjustments out of accumulated OCI ("AOCI"). The guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company will adopt this guidance in the first quarter of 2012 with full retrospective application. In December 2011, the FASB issued guidance, which will require disclosures for entities with financial instruments and derivatives that are either offset on the balance sheet or subject to a master netting arrangement. The guidance is effective for interim and annual periods beginning on or after January 1, 2013. The adoption of this guidance will not have an impact on the Company's results of operations, financial position or cash flows.

 Significant Accounting Policies The Company revalues assets, liabilities, revenue and expenses denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates. Gains and losses relating to AGM’s foreign currency transactions are reported in the consolidated statement of operations. Cash consists of cash on hand and demand deposits. As a result of the lag in reporting FG VIEs, short-term investments reported on the consolidated balance sheet do not reflect outflow to the holders of the debt issued by the FG VIEs for claim payments made by the Company’s insurance subsidiaries to the consolidated FG VIEs until the subsequent reporting period. The following table identifies the Company’s most significant accounting policies and the note references where a detailed description of each policy can be found. Significant Accounting Policies Premium revenue recognition on financial guaranty contracts accounted for as insurance Note 4 Loss and loss adjustment expense on financial guaranty contracts accounted for as insurance Note 4 Policy acquisition costs Note 4 Fair value measurement Note 5 Credit derivatives Note 6 Variable interest entities Note 7 Investments Note 8 Income taxes Note 10 Reinsurance and Other Monoline Exposures Note 11 2. Business Changes, Risks, Uncertainties and Accounting Developments Summarized below are updates of the most significant events over the past several years that have had, or may have in the future, a material effect on the financial position, results of operations or business prospects of the Company. Market Conditions The volatility and uncertainty in the global financial markets over the past several years, including depressed home prices, increased foreclosures, lower equity market values, high unemployment, reduced business and consumer confidence and the risk of increased inflation, have continued throughout 2011. While there have been signs of a recovery as seen by a decline in the unemployment rate and stabilizing home prices as well as rising equity markets, management cannot assure that volatility and disruption will not return to these markets in the near term. The Company’s business and its financial condition will continue to be subject to the risk of global financial and economic conditions that could materially and negatively affect the demand for its products, the amount of losses incurred on transactions it guarantees, and its financial ratings. These conditions may adversely affect the Company’s future profitability, financial position, investment portfolio, cash flow, statutory capital and financial strength ratings. The economic crisis caused many state and local governments that issue some of the obligations the Company insures to experience significant budget deficits and revenue collection shortfalls that require them to significantly raise taxes and/or cut spending in order to satisfy their obligations. While the U.S. government has provided some financial support to state and local governments, significant budgetary pressures remain. If the issuers of the obligations in the Company’s public finance portfolio do not have sufficient funds to cover their expenses and are unable or unwilling to raise taxes, decrease spending or receive federal assistance, the Company may experience increased levels of losses or impairments on its public finance obligations, which would materially and adversely affect its business, financial condition and results of operations. Additionally, future legislative, regulatory or judicial changes in the jurisdictions regulating the Company may adversely affect its ability to pursue its current mix of business, materially impacting its financial results. Internationally, several European countries are experiencing significant economic, fiscal and /or political strains. The Company is closely monitoring its exposures in European countries where it believes heightened uncertainties exist:

specifically, Greece, Hungary, Ireland, Italy, Portugal and Spain (the "Selected European Countries"). See Note 3, Outstanding Exposure. Rating Actions Standard and Poor's Ratings Services ("S&P") and Moody's Investors Service, Inc ("Moody's") have downgraded the insurance financial strength ratings of AGM and AGE over the course of the last several years from their previous AAA levels. On March 20, 2012, Moody's placed the ratings of Assured Guaranty, including the Insurance Financial Strength ratings for the Company on review for possible downgrade. As of the date of this document, S&P rates the Company AA- (outlook stable) while Moody's rates the Company Aa3 (on review for possible downgrade). There can be no assurance that S&P and Moody's will not take further action on Assured Guaranty's ratings. See Note 4, Note 6 and Note 11 for more information regarding the effect of S&P and Moody's rating actions on the financial guaranty business, the credit derivative business and the assumed reinsurance business of the Company. The Company's financial strength ratings are an important competitive factor in the financial guaranty insurance and reinsurance markets. If the financial strength or financial enhancement ratings of AGM or its insurance subsidiaries were reduced below current levels, the Company expects it would have adverse effects on its future business opportunities as well as the premiums it could charge for its insurance policies and consequently, a downgrade could harm the Company's new business production and results of operations in a material respect. Assured Guaranty Municipal Holdings Inc. Acquisition On July 1, 2009 ("Acquisition Date"), AGL, through its wholly-owned subsidiary, Assured Guaranty US Holdings Inc. ("AGUS"), purchased Assured Guaranty Municipal Holdings Inc. ("AGMH") (formerly Financial Security Assurance Holdings Ltd, the "AGMH Acquisition") and, indirectly, its subsidiaries (excluding those involved in AGMH's former Financial Products Business, which comprised its guaranteed investment contracts ("GIC") business, its medium term notes business and the equity payment agreements associated with AGMH's leveraged lease business, collectively, the "Financial Products Business") from Dexia Holdings Inc. ("Dexia Holdings"), an indirect subsidiary of Dexia SA and certain of its affiliates (together, "Dexia"). The principal operating subsidiary acquired was AGM (formerly Financial Security Assurance Inc.). The acquired companies are collectively referred to as the "Acquired Companies." The AGMH subsidiaries that conducted AGMH's former financial products business (the "Financial Products Companies") were sold to Dexia Holdings prior to the AGMH Acquisition. AGMH's former financial products business had been in the business of borrowing funds through the issuance of GICs and medium term notes and reinvesting the proceeds in investments that met AGMH's investment criteria. The financial products business also included portions of AGMH's leveraged lease business. In connection with the AGMH Acquisition, Dexia Holdings agreed to assume the risks in respect of the Financial Products Business and AGM agreed to retain the risks relating to the debt and strip policy portions of such business. Accordingly, the Assured Guaranty has entered into various agreements with Dexia in order to transfer to Dexia the credit risks and, as discussed further in Note 14, Notes Payable and Credit Facilities, the liquidity risks associated with AGMH's former Financial Products Business. Assured Guaranty is indemnified against exposure to AGMH's former financial products business through guaranties issued by Dexia and certain of its affiliates. In addition, the Assured Guaranty has been protected from exposure to AGMH's GIC business through guaranties issued by the French and Belgian governments, but no longer expects to rely on those guaranties because the assets covered by the guaranties have been sold. Furthermore, to support the payment obligations of the Financial Products Companies, Dexia SA and its affiliate Dexia Credit Local S.A. ("DCL") are parties to an ISDA Master Agreement, with an associated schedule, confirmation and credit support annex (the "Dexia Put Contract"), pursuant to which Dexia SA and DCL jointly and severally guarantee the scheduled payments of interest and principal in relation to each asset of FSA Asset Management LLC, which is one of the Financial Products Companies, as well as any failure of Dexia to provide liquidity or liquid collateral under certain liquidity facilities. The AGMH Acquisition was accounted for under the acquisition method of accounting. In conjunction with acquisition accounting, the economic effect of the acquisition was "pushed down" to the Company and reflected in the Company's consolidated financial statements. A portion of the AGMH purchase price was allocated to the Company's assets and liabilities based on their estimated fair value at the Acquisition Date. In many cases, determining the fair value of the Company's assets and liabilities required significant judgment. The most significant of these determinations related to the valuation of the Company's financial guaranty direct and ceded contracts. The fair value of the deferred premium revenue (which is a component of unearned premium reserve, as described in Note 5) is the estimated premium that a similarly rated hypothetical financial guarantor would demand from the Company to assume each policy. The methodology for determining such value takes into account the rating of the insured obligation, expectation of loss and sector. Because the fair value of the deferred premium revenue exceeded the estimate of expected loss for each contract, no loss reserve was recorded at the

 Acquisition Date. The fair value of Assured Guaranty’s deferred premium revenue on its direct insurance contracts at July 1, 2009 was $7.3 billion, an amount approximately $1.7 billion greater than Assured Guaranty’s gross stand ready obligations as of June 30, 2009. The gross stand ready obligation as of June 30, 2009 was comprised of $3.8 billion in deferred premium revenue and $1.8 billion of loss reserves. This indicates that the contractual premiums were less than the premiums a market participant of similar credit quality would demand to assume those contracts at the Acquisition Date. The fair value of Assured Guaranty’s ceded contracts at July 1, 2009 was an asset of $1.7 billion and recorded in ceded unearned premium reserve. The fair value of the ceded contracts is in part derived from the fair value of the related insurance contracts with an adjustment for the credit quality of each reinsurer. Other acquisition accounting adjustments included the write off of deferred acquisition costs (“DAC”). In addition, certain FG VIEs in which the combined variable interest of Assured Guaranty and other AGL subsidiaries was determined to be the primary beneficiary were required to be consolidated as of the Acquisition Date. The bargain purchase gain was recorded in Assured Guaranty’s consolidated statements of operations on the Acquisition Date. The bargain purchase resulted from the unprecedented credit crisis, which resulted in a significant decline in Assured Guaranty’s franchise value due to material insured losses, ratings downgrades and significant losses and government intervention at Dexia and the resulting motivation to sell AGMH, and the absence of potential purchasers of AGMH due to the financial crisis. Accounting Changes Changes to GAAP for consolidations of VIEs that were effective on January 1, 2010, which resulted in the consolidation of VIEs of certain insured transactions had a significant effect on the reported results of operations and financial condition and cash flow statement. See Note 7, Consolidation of Variable Interest Entities. Recoveries for Breaches of Representations and Warranties On April 14, 2011, Assured Guaranty reached a comprehensive agreement with Bank of America Corporation and its subsidiaries, including Countrywide Financial Corporation and its subsidiaries (collectively, “Bank of America”), regarding their liabilities with respect to 29 residential mortgage-backed security (“RMBS”) transactions insured by Assured Guaranty, including claims relating to reimbursement for breaches of representations and warranties (“R&W”) and historical loan servicing issues (“Recoveries for Breaches of Representations and Warranties”). Of the 29 RMBS transactions, eight are second lien transactions and 21 are first lien transactions. The Bank of America Agreement covers Bank of America-sponsored securitizations that AGM has insured, as well as certain other securitizations containing concentrations of Countrywide-originated loans that AGM has insured. The AGM-insured transactions covered by the Bank of America Agreement include 12 first lien and six second lien transactions that have a gross par outstanding of $3.2 billion ($2.8 billion net par outstanding) as of December 31, 2011; 35.4% of the Company’s total below-investment-grade (“BIG”) RMBS net par outstanding covered by the Bank of America Agreement. Bank of America paid $1,042.7 million (of which $821.9 million was related to AGM-insured transactions) in 2011 and $57.3 million in March 2012 (of which $45.3 million is related to AGM-insured transactions) in respect of Assured Guaranty insured second lien transactions. In consideration of the $1.1 billion, Assured Guaranty has agreed to release its claims for the repurchase of mortgage loans underlying the eight second lien transactions (i.e., Assured Guaranty will retain the risk of future insured losses without further offset for R&W claims against Bank of America). In addition, Bank of America will reimburse Assured Guaranty 80% of claims Assured Guaranty pays on the 21 first lien transactions, until aggregate collateral losses on such RMBS transactions reach $6.6 billion. As of December 31, 2011, collateral losses for covered first lien transactions were $2.0 billion. Assured Guaranty accounts for the 80% loss sharing agreement with Bank of America as subrogation. As Assured Guaranty calculates expected losses for these 21 first lien transactions, such expected losses will be offset by an R&W benefit from Bank of America for 80% of these amounts. As of December 31, 2011, Bank of America had placed $941.2 million of eligible assets in trust in order to collateralize the reimbursement obligation relating to the first lien transactions. The amount of assets required to be posted may increase or decrease from time to time, as determined by rating agency requirements. As of December 31, 2011, and before cessions to reinsurers, AGM had collected $58.8 million, and had submitted invoices for an additional $6.7 million in claims paid in December 2011, with respect to the covered first lien transactions under the Bank of America Agreement. The Company believes the Bank of America Agreement was a significant step in the effort to recover U.S. RMBS losses the Company experienced resulting from breaches of R&W. The Company is continuing to pursue other representation and warranty providers for U.S. RMBS transactions it has insured. See “—Recovery Litigation” in Note 4, Financial

Guaranty Insurance Contracts, of these Financial Statements for a discussion of the litigation proceedings the Company has initiated against other R&W providers. 3. Outstanding Exposure The Company's financial guaranty contracts are written in different forms, but collectively are considered financial guaranty contracts. They typically guarantee the scheduled payments of principal and interest ("Debt Service") on public finance and structured finance obligations. The Company seeks to limit its exposure to losses by underwriting obligations that are investment grade at inception, diversifying its portfolio and maintaining rigorous subordination or collateralization requirements on structured finance obligations. The Company also has utilized reinsurance by ceding business to third- party reinsurers. The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs. Based on accounting standards in effect during any given reporting period, some of these VIEs are consolidated as described in Note 7, Consolidation of Variable Interest Entities. The outstanding par and Debt Service amounts presented below include outstanding exposures on VIEs whether or not they are consolidated. Debt Service Outstanding Gross Debt Service Outstanding Net Debt Service Outstanding December 31, December 31, December 31, December 31, 2011 2010 2011 2010 (in millions) Public finance $598,712 $642,077 $412,016 $445,265 Structured finance 76,049 99,739 67,202 88,575 Total financial guaranty $674,761 $741,816 $479,218 $533,840

Summary of Insured Portfolio

Sector	Gross Par Outstanding December 31, 2011	Gross Par Outstanding December 31, 2010	Ceded Par Outstanding December 31, 2011	Ceded Par Outstanding December 31, 2010	Net Par Outstanding December 31, 2011	Net Par Outstanding December 31, 2010
			(in millions)			
Public finance:						
U.S.:						
General obligation	$147,855	$156,086	$42,726	$43,873	$105,129	$112,213
Tax backed	64,466	69,766	18,462	19,669	46,004	50,097
Municipal utilities	55,184	60,491	13,131	14,327	42,053	46,164
Transportation	28,944	30,772	9,541	10,107	19,403	20,665
Healthcare	15,941	18,238	7,160	8,181	8,781	10,057
Higher education	10,314	10,160	2,961	2,807	7,353	7,353
Housing	6,041	6,908	1,350	1,512	4,691	5,396
Infrastructure finance	2,352	2,312	1,140	1,115	1,212	1,197
Other public finance—U.S.	2,183	2,059	400	326	1,783	1,733
Total public finance—U.S.	333,280	356,792	96,871	101,917	236,409	254,875
Non-U.S.:						
Infrastructure finance	16,510	16,718	5,287	5,185	11,223	11,533
Regulated utilities	14,454	15,012	7,611	7,790	6,843	7,222
Other public finance—non-U.S.	9,072	9,456	2,738	3,060	6,334	6,396
Total public finance—non-U.S.	40,036	41,186	15,636	16,035	24,400	25,151
Total public finance obligations	$373,316	$397,978	$112,507	$117,952	$260,809	$280,026
Structured finance:						
U.S.:						
Pooled corporate obligations	$32,967	$43,816	$2,554	$3,543	$30,413	$40,273
RMBS	11,745	13,990	1,442	1,671	10,303	12,319
Financial products(1)	5,217	6,831	—	—	5,217	6,831
Consumer receivables	993	2,335	186	354	807	1,981
Insurance securitizations	476	476	107	108	369	368
Structured credit	176	177	97	97	79	80
Commercial receivables	61	94	3	4	58	90
Other structured finance—U.S.	1,769	1,920	1,279	1,311	490	609
Total structured finance—U.S.	53,404	69,639	5,668	7,088	47,736	62,551
Non-U.S.:						
Pooled corporate obligations	11,648	15,634	2,014	2,551	9,634	13,083
RMBS	1,552	1,745	157	171	1,395	1,574
Structured credit	531	628	118	130	413	498
Insurance securitizations	56	56	18	18	38	38
Commercial receivables	—	229	—	—	—	229
Other structured finance—non-U.S.	402	470	29	61	373	409
Total structured finance—non-U.S.	14,189	18,762	2,336	2,931	11,853	15,831
Total structured finance obligations	$67,593	$88,401	8,004	$10,019	$59,589	$78,382
Total	$440,909	$486,379	120,511	$127,971	$320,398	$358,408

(1) As discussed in Note 2, Business Changes, Risks, Uncertainties and Accounting Developments, this represents the exposure to AGM's financial guaranties of GICs issued by AGMH's former financial products companies. This exposure is guaranteed by Dexia. The Company has also been protected by guaranties issued by the French and Belgian governments. The assets referenced in the guaranteed put contract were all sold by October 2011 as part of an asset divestment program that Dexia announced in May 2011. As a result, there is no expectation to rely upon the guaranty of the States.

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Financial Guaranty Portfolio by Internal Rating

	As of December 31, 2011									
	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total	
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
					(dollars in millions)					
Super senior	$—	0.0%	$—	0.0%	$9,574	20.0%	$3,414	28.8%	$12,988	4.1%
AAA	3,869	1.6	1,317	5.4	20,272	42.5	5,590	47.2	31,048	9.7
AA	91,476	38.7	949	3.9	7,914	16.6	665	5.6	101,004	31.5
A	118,922	50.3	7,290	29.9	1,045	2.2	474	4.0	127,731	39.9
BBB	20,251	8.6	13,240	54.3	389	0.8	1,126	9.5	35,006	10.9
BIG	1,891	0.8	1,604	6.5	8,542	17.9	584	4.9	12,621	3.9
Total net par outstanding	$236,409	100.0%	$24,400	100.0%	$47,736	100.0%	$11,853	100.0%	$320,398	100.0%

	As of December 31, 2010									
	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total	
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
					(dollars in millions)					
Super senior	$—	0.0%	$—	0.0%	$13,019	20.8%	$5,031	31.8%	$18,050	5.0%
AAA	4,122	1.6	1,304	5.2	24,241	38.8	6,899	43.6	36,566	10.2
AA	106,360	41.7	1,187	4.7	12,729	20.3	1,320	8.3	121,596	33.9
A	121,903	47.8	7,847	31.2	1,523	2.4	904	5.7	132,177	36.9
BBB	21,362	8.4	13,783	54.8	1,074	1.7	1,599	10.1	37,818	10.6
BIG	1,128	0.5	1,030	4.1	9,965	16.0	78	0.5	12,201	3.4
Total net par outstanding	$254,875	100.0%	$25,151	100.0%	$62,551	100.0%	$15,831	100.0%	$358,408	100.0%

Actual maturities of insured obligations could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties. The expected maturities of structured finance obligations are, in general, considerably shorter than the contractual maturities for such obligations.

Expected Amortization of
Net Par Outstanding of Financial Guaranty Insured Obligations

	December 31, 2011		
Terms to Maturity	Public Finance	Structured Finance	Total
		(in millions)	
0 to 5 years	$68,403	$45,206	$113,609
5 to 10 years	57,752	9,282	67,034
10 to 15 years	51,928	1,852	53,780
15 to 20 years	37,166	1,577	38,743
20 years and above	45,560	1,672	47,232
Total net par outstanding	$260,809	$59,589	$320,398

14

In addition to amounts shown in the tables above, at December 31, 2011 AGM had outstanding commitments to provide guaranties of $231.6 million for structured finance and $1.3 billion for public finance obligations of which $448.5 million can be used together with AGC, an affiliate of the Company. The structured finance commitments include the unfunded component of pooled corporate and other transactions. Public finance commitments typically relate to primary and secondary public finance debt issuances. The expiration dates for the public finance commitments range between January 1, 2012 and February 25, 2017; up to $1.0 billion of public finance commitments will expire by December 31, 2012. All the commitments are contingent on the satisfaction of all conditions set forth in them and may expire unused or be cancelled at the counterparty's request. Therefore, the total commitment amount does not necessarily reflect actual future guaranteed amounts.

The Company seeks to maintain a diversified portfolio of insured obligations designed to spread its risk across a number of geographic areas. The following table sets forth those geographic areas with an aggregate of 2% or more of the Company's net par amount outstanding.

Geographic Distribution of Financial Guaranty Portfolio as of December 31, 2011

	Number of Risks	Net Par Amount Outstanding	Percent of Total Net Par Amount Outstanding	Ceded Par Amount Outstanding
	(dollars in millions)			
U.S.:				
U.S. Public finance:				
California	1,171	$34,570	10.8%	$14,921
New York	857	19,633	6.1	9,545
Pennsylvania	911	19,157	6.0	6,403
Texas	923	15,945	5.0	5,410
Illinois	735	15,857	5.0	7,263
Florida	279	14,216	4.4	4,678
Michigan	601	10,660	3.3	3,202
New Jersey	608	10,550	3.3	5,645
Washington	289	6,875	2.1	3,614
Massachusetts	212	6,826	2.1	4,189
Georgia	132	6,378	2.0	1,693
Other states	3,817	75,742	23.7	30,308
Total U.S. Public finance	10,535	236,409	73.8	96,871
U.S. Structured finance (multiple states)	390	47,736	14.9	5,668
Total U.S.	10,925	284,145	88.7	102,539
Non-U.S.:				
United Kingdom	82	12,479	3.9	9,415
Australia	23	5,125	1.6	2,094
Canada	12	3,640	1.1	829
France	13	2,013	0.6	1,931
Italy	10	1,789	0.6	813
Other	70	11,207	3.5	2,890
Total non-U.S.	210	36,253	11.3	17,972
Total	11,135	$320,398	100.0%	$120,511

Economic Exposure to the Selected European Countries

Several European countries are experiencing significant economic, fiscal and / or political strains such that the likelihood of default on obligations with a nexus to those countries may be higher than the Company anticipated when such factors did not exist. The Company is closely monitoring its exposures in European countries where it believes heightened uncertainties exist: specifically the Selected European Countries. Published reports have identified countries that may be experiencing reduced demand for their sovereign debt in the current environment. The Company selected these European countries based on these reports and its view that their credit fundamentals are deteriorating. The Company's economic exposure to the Selected European Countries (based on par for financial guaranty contracts and notional amount for financial guaranty contracts accounted for as derivatives) is shown in the following table net of ceded reinsurance.

15

Net Economic Exposure to Selected European Countries(1)
December 31, 2011

	Greece	Hungary	Ireland	Italy	Portugal	Spain	Total
				(in millions)			
Sovereign and sub-sovereign exposure:							
Public finance	$189	$—	$—	$830	$102	$216	$1,337
Infrastructure finance	—	339	—	215	—	141	695
Sub-total	189	339	—	1,045	102	357	2,032
Non-sovereign exposure:							
Regulated utilities	—	—	—	129	—	17	146
RMBS	—	244	—	498	—	—	742
Pooled corporate	—	—	116	118	23	154	411
Sub-total	—	244	116	745	23	171	1,299
Total	$189	$583	$116	$1,790	$125	$528	$3,331
Total BIG	$189	$339	$15	$204	$102	$141	$990

(1) While the Company's exposures are shown in U.S. dollars, the obligations the Company insures are in various currencies, including U.S. dollars, Euros and British pounds sterling. One of the RMBS included in the table above includes residential mortgages in both Italy and Germany, and only the portion of the transaction equal to the portion of the original mortgage pool in Italian mortgages is shown in the table.

Significant Risk Management Activities

The Risk Oversight and Audit Committees of the Board of Directors of AGL oversee the Company's risk management policies and procedures. With input from the board committees, specific risk policies and limits are set by the Portfolio Risk Management Committee, which includes members of senior management and senior Credit and Surveillance officers. The Company's Risk Management function encompasses enterprise risk management, establishing the Company's risk appetite, credit underwriting of new business, surveillance and work-out.

Surveillance personnel are responsible for monitoring and reporting on all transactions in the insured portfolio.

The primary objective of the surveillance process is to monitor trends and changes in transaction credit quality, detect any deterioration in credit quality, and recommend to management such remedial actions as may be necessary or appropriate. All transactions in the insured portfolio are assigned internal credit ratings, and Surveillance personnel are responsible for recommending adjustments to those ratings to reflect changes in transaction credit quality.

Work-out personnel are responsible for managing work-out and loss mitigation situations, working with surveillance and legal personnel (as well as outside vendors) as appropriate. They develop strategies for the Company to enforce its contractual rights and remedies and to mitigate its losses, engage in negotiation discussions with transaction participants and, when necessary, manage (along with legal personnel) the Company's litigation proceedings.

Since the onset of the financial crisis, the Company has shifted personnel to loss mitigation and work-out activities and hired new personnel to augment its efforts. Although the Company's loss mitigation efforts may extend to any transaction it has identified as having loss potential, much of the activity has been focused on RMBS.

Generally, when mortgage loans are transferred into a securitization, the loan originator(s) and/or sponsor(s) provide R&W, that the loans meet certain characteristics, and a breach of such R&W often requires that the loan be repurchased from the securitization. In many of the transactions the Company insures, it is in a position to enforce these requirements. The Company uses internal resources as well as third party forensic underwriting firms and legal firms to pursue breaches of R&W. If a provider of R&W refuses to honor its repurchase obligations, the Company may choose to initiate litigation. See "–Recovery Litigation" in Note 5, Financial Guaranty Insurance Contracts, below.

The Company's success in pursuing R&W claims against a number of counterparties that provided R&W on a loan by loan basis has permitted the Company to pursue reimbursement agreements with R&W providers. Such agreements provide the Company with many of the benefits of pursuing the R&W claims but without the expense and uncertainty of pursuing the R&W claims on a loan by loan basis. In April 2011 the Company entered into such an agreement with Bank of America, and it continues to pursue such agreements with other counterparties as opportunities arise as described under "Recoveries for Breaches of Representations and Warranties" in Note 2, Business Changes, Risks, Uncertainties and Accounting Developments.

16

 The quality of servicing of the mortgage loans underlying an RMBS transaction influences collateral performance and ultimately the amount (if any) of the Company’s insured losses. Assured Guaranty has established a group to mitigate RMBS losses by influencing mortgage servicing, including, if possible, causing the transfer of servicing or establishing special servicing. As a result of the Company’s efforts, at December 31, 2011 the servicing of approximately $817.2 million mortgage balance of mortgage loans had been transferred to a new servicer and another $1.9 billion mortgage balance of mortgage loans were being special serviced. (“Special servicing” is an industry term referencing more intense servicing applied to delinquent loans aimed at mitigating losses.) The Company may also employ other strategies as appropriate to avoid or mitigate losses in U.S. RMBS or other areas, including pursuing litigation in areas other than RMBS or entering into other arrangements to alleviate or reduce all or a portion of certain risks. Surveillance Categories The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies. The Company monitors its investment grade credits to determine whether any new credits need to be internally downgraded to BIG. The Company refreshes its internal credit ratings on individual credits in quarterly, semi-annual or annual cycles based on the Company’s view of the credit’s quality, loss potential, volatility and sector. Ratings on credits in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter. The Company’s insured credit ratings on assumed credits are based on the Company’s reviews of low-rated credits or credits in volatile sectors, unless such information is not available, in which case, the ceding company’s credit rating of the transactions are used. For example, the Company models all assumed RMBS credits with par above $1 million, as well as certain RMBS credits below that amount. Credits identified as BIG are subjected to further review to determine the probability of a loss (see Note 5, Financial Guaranty Insurance Contracts, “—Loss Estimation Process”). Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a lifetime loss is expected and whether a claim has been paid. The Company expects “lifetime losses” on a transaction when the Company believes there is more than a 50% chance that, on a present value basis, it will pay more claims over the life of that transaction than it will ultimately have been reimbursed. For surveillance purposes, the Company calculates present value using a constant discount rate of 5%. (A risk free rate is used for recording of reserves for financial statement purposes.) A “liquidity claim” is a claim that the Company expects to be reimbursed within one year. Intense monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. The three BIG categories are: BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make lifetime losses possible, but for which none are currently expected. Transactions on which claims have been paid but are expected to be fully reimbursed (other than investment grade transactions on which only liquidity claims have been paid) are in this category. BIG Category 2: Below-investment-grade transactions for which lifetime losses are expected but for which no claims (other than liquidity claims) have yet been paid. BIG Category 3: Below-investment-grade transactions for which lifetime losses are expected and on which claims (other than liquidity claims) have been paid. Transactions remain in this category when claims have been paid and only a recoverable remains. Included in the first lien RMBS BIG exposures below is $1.2 billion of net par outstanding related to transactions covered by the Bank of America Agreement, which represents 26% of the first lien U.S. RMBS BIG net par outstanding as of December 31, 2011. Under the Bank of America Agreement, 80% of first lien claims paid by Assured Guaranty will be reimbursed, until such time as losses on the collateral underlying the RMBS on which Assured Guaranty is paying claims reach $6.6 billion.

Financial Guaranty Exposures
(Insurance and Credit Derivative Form)

	December 31, 2011					
	BIG Net Par Outstanding				Net Par	BIG Net Par as a % of Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding	Outstanding
	(in millions)					
First lien U.S. RMBS:						
Prime first lien	$—	$—	$—	$—	$89	—%
Alt-A first lien	39	489	602	1,130	1,239	0.3
Option ARM	0	495	945	1,440	1,440	0.4
Subprime (including net interest margin securities)	884	1,120	131	2,135	3,566	0.7
Second lien U.S. RMBS:						
Closed end second lien	—	450	367	817	967	0.3
Home equity lines of credit ("HELOCs")	409	—	2,061	2,470	3,002	0.8
Total U.S. RMBS	1,332	2,554	4,106	7,992	10,303	2.5
Other structured finance	615	233	286	1,134	49,286	0.3
Public finance	3,154	189	152	3,495	260,809	1.1
Total	$5,101	$2,976	$4,544	$12,621	$320,398	3.9%

	December 31, 2010					
	BIG Net Par Outstanding				Net Par	BIG Net Par as a % of Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding	Outstanding
	(in millions)					
First lien U.S. RMBS:						
Prime first lien	$—	$—	$—	$—	$102	—%
Alt-A first lien	53	663	569	1,285	1,404	0.4
Option ARM	6	1,303	628	1,937	2,023	0.5
Subprime (including net interest margin securities)	663	1,575	47	2,285	4,041	0.6
Second lien U.S. RMBS:						
Closed end second lien	62	398	417	877	1,077	0.2
HELOCs	346	—	2,681	3,027	3,672	0.9
Total U.S. RMBS	1,130	3,939	4,342	9,411	12,319	2.6
Other structured finance	246	87	299	632	66,063	0.2
Public finance	1,963	11	184	2,158	280,026	0.6
Total	$3,339	$4,037	$4,825	$12,201	$358,408	3.4%

By Category Below-Investment-Grade Credits

	As of December 31, 2011					
	Net Par Outstanding			Number of Risks(2)		
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)					
BIG:						
Category 1	$4,840	$261	$5,101	77	4	81
Category 2	2,976	—	2,976	26	—	26
Category 3	4,183	361	4,544	47	10	57
Total BIG	$11,999	$622	$12,621	150	14	164

18

	As of December 31, 2010					
	Net Par Outstanding			Number of Risks(2)		
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
			(dollars in millions)			
BIG:						
Category 1	$3,052	$287	$3,339	47	3	50
Category 2	3,980	57	4,037	42	5	47
Category 3	4,452	373	4,825	41	5	46
Total BIG	$11,484	$717	$12,201	130	13	143

(1) Includes FG VIE net par outstanding of $2,391 million as of December 31, 2011and $1,951 million as of December 31, 2010.

(2) A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments.

4. Financial Guaranty Insurance Contracts

Accounting Policies

Premium Revenue Recognition

Premiums are received either upfront or in installments over the life of the contract. Accounting policies for financial guaranty contracts that meet the definition of insurance are consistent whether the contract was written on a direct basis, assumed from another financial guarantor under a reinsurance treaty, ceded to another insurer under a reinsurance treaty or acquired in a business combination. Accounting for financial guaranty contracts that do not meet the FASB definition of a derivative are subject to industry specific guidance which prescribes revenue recognition and loss measurement and recognition methodologies.

"Unearned premium reserve" or "unearned premium revenue" represents "deferred premium revenue" net of paid claims that have not yet been expensed, or "contra-paid." See "—Loss and Loss Adjustment Expense Reserve" below for a description of "contra-paid."

The amount of deferred premium revenue at contract inception is determined as follows:

- For upfront premium financial guaranty insurance contracts originally underwritten by the Company, deferred premium revenue is equal to the amount of cash received. Upfront premiums typically relate to public finance transactions.

- For installment premium financial guaranty insurance contracts originally underwritten by the Company deferred premium revenue is the present value of either (1) contractual premiums due or (2) premiums expected to be collected over the life of the contract. The contractual term is used to estimate the present value of future premiums unless the obligations underlying the financial guaranty contract represent homogeneous pools of assets for which prepayments are contractually prepayable, the amount of prepayments are probable, and the timing and amount of prepayments can be reasonably estimated. When the Company makes a significant adjustment to prepayment assumptions, or expected premium collections, it recognizes a prospective change in premium revenues. When the Company adjusts prepayment assumptions, an adjustment is recorded to the deferred premium revenue, with a corresponding adjustment to the premium receivable. Installment premiums typically relate to structured finance transactions, where the insurance premium rate is determined at the inception of the contract but the insured par is subject to prepayment throughout the life of the deal.

- For financial guaranty contracts acquired in a business combination, deferred premium revenue is equal to the fair value at the date of acquisition based on what a hypothetical similarly rated financial guaranty insurer would have charged for the contract at that date and not the actual cash flows under the insurance contract.

19

The Company recognizes deferred premium revenue as earned premium over the contractual period or expected period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease to the deferred premium revenue is recorded. The amount of insurance protection provided is a function of the insured principal amount outstanding. Accordingly, the proportionate share of premium revenue recognized in a given reporting period is a constant rate calculated based on the relationship between the insured principal amounts outstanding in the reporting period compared with the sum of each of the insured principal amounts outstanding for all periods. When the issuer of an insured financial obligation retires the insured financial obligation before its maturity, the financial guaranty insurance contract on the retired financial obligation is extinguished. The Company immediately recognizes any nonrefundable deferred premium revenue related to that contract as premium revenue and recognizes any associated acquisition costs previously deferred as an expense. Deferred premium revenue ceded to reinsurers is recorded as an asset called “ceded unearned premium reserve.” The corresponding income statement recognition is included with the direct and assumed business in “net earned premiums.” Loss and Loss Adjustment Expense Reserve Under financial guaranty insurance accounting, the sum of unearned premium reserve and loss and loss adjustment expenses (“LAE”) reserve represents the Company’s stand-ready obligation. At contract inception, the entire stand-ready obligation is represented by unearned premium reserve. A loss and LAE reserve for a contract is only recorded when expected losses to be paid in the future plus contra-paid (i.e. “total losses”) exceed the deferred premium revenue on a contract by contract basis. “Expected loss to be paid” represents the Company’s discounted expected future cash outflows for claim payments, net of expected salvage and subrogation expected to be recovered. See “—Salvage and Subrogation Recoverable” below. When a claim payment is made on a contract it first reduces any recorded “loss and LAE reserve.” To the extent a “loss and LAE reserve” is not recorded on a contract, which occurs when total losses are less than deferred premium revenue, or to the extent loss and LAE reserve is not sufficient to cover a claim payment, then such claim payment is recorded as “contra-paid,” which reduces the unearned premium reserve. The contra-paid is recognized in the line item “loss and LAE” in the consolidated statement of operations when and for the amount that total losses exceed the remaining deferred premium revenue on the contract. The “expected loss to be paid” is equal to the present value of expected future net cash outflows to be paid under the contract using the current risk-free rate. That current risk-free rate is based on the remaining period of the contract used in the premium revenue recognition calculation (i.e., the contractual or expected period, as applicable). The Company updates the discount rate each quarter and records the effect of such changes in loss development. Expected net cash outflows are probability weighted cash flows that reflect the likelihood of all possible outcomes. The Company estimates the expected net cash outflows using management’s assumptions about the likelihood of all possible outcomes based on all information available to it. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company’s risk-management activities. Salvage and Subrogation Recoverable When the Company becomes entitled to the cash flow from the underlying collateral of an insured credit under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the “expected loss to be paid” on the contract. Such reduction in expected to be paid can result in one of the following: a reduction in the corresponding loss and LAE reserve with a benefit to the income statement, no entry recorded, if “total loss” is not in excess of deferred premium revenue, or the recording of a salvage asset with a benefit to the income statement if the expected loss is in a net cash inflow position at the reporting date. The Company recognizes the expected recovery of claim payments made prior to the AGMH Acquisition consistent with its policy for recognizing recoveries on all financial guaranty insurance contracts. To the extent that the estimated amount of recoveries increases or decreases, due to changes in facts and circumstances, including the examination of additional loan files and our experience in recovering loans put back to the originator, the Company would recognize a benefit or expense consistent with how changes in the expected recovery of all other claim payments are recorded. Policy Acquisition Costs Costs that vary with and are directly related to the production of new financial guaranty contracts that meet the definition of insurance are deferred and amortized in relation to earned premiums. These costs include direct and indirect expenses such as ceding commissions, and the cost of underwriting and marketing personnel. Management uses its judgment in determining the type and amount of cost to be deferred. The Company conducts an annual study to determine which operating costs vary with, and are directly related to, the acquisition of new business, and therefore qualify for deferral. Ceding commission income on business ceded to third party reinsurers reduces policy acquisition costs and is deferred. Expected losses, LAE and the remaining costs of servicing the insured or reinsured business are considered in determining the recoverability of DAC. When an insured issue is retired early, the remaining related DAC is expensed at that time. Ceding commission expense and income associated with future installment premiums on assumed and ceded business, respectively, are calculated at their contractually defined rates and recorded in deferred acquisition costs on the consolidated balance sheets with a corresponding offset to net premium receivable or reinsurance balances payable. In October 2010, the FASB adopted Accounting Standards Update ("Update") No. 2010-26. The amendment in the Update specifies that certain costs incurred in the successful acquisition of new and renewal insurance contracts should be capitalized. These costs include direct costs of contract acquisition that result directly from and are essential to the contract transaction and would not have been incurred by the insurance entity had the contract transaction not occurred. Costs incurred by the insurer for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts, and product development as well as all overhead type costs should be charged to expense as incurred. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011. The Company is adopting this new guidance on January 1, 2012 and the after-tax cumulative effect on opening retained earnings on that date was a decrease of $12.8 million and the pre-tax cumulative effect on DAC was a decrease of 519.7 million. The Company effect on net income was a decrease of $6.1 million and $6.7 million for the years ended December 31, 2011 and 2010, respectively. The Company is adopting this guidance with retrospective application and will revise previously issued historical financial statements in future reports. Financial Guaranty Insurance Premiums and Losses The portfolio of outstanding exposures discussed in Note 4, Outstanding Exposure, includes financial guaranty contracts that meet the definition of insurance contracts as well as those that meet the definition of derivative contracts. Amounts presented in this Note relate to financial guaranty insurance contracts. Tables presented herein also present reconciliations to financial statement line items for other less significant types of insurance. Net Earned Premiums Year Ended December 31,  2011 2010 (in millions) Scheduled net earned premiums $569.1 $820.0 Acceleration of premium earnings 78.8 67.1 Accretion of discount on net premiums receivable 13.0 20.7 Total net earned premiums(2) $660.9 $907.8 (1) Excludes $73.5 million in 2011 and $46.2 million in 2010 related to consolidated FG VIEs.

Gross Premium Receivable Roll Forward

	Year Ended December 31,	
	2011	2010
	(in millions)	
Balance beginning of period, December 31	$729.2	$787.4
Change in accounting(1)	—	(9.8)
Balance beginning of the period, adjusted	729.2	777.6
Premium written, net	172.3	290.1
Premium payments received, net	(256.4)	(373.0)
Adjustments to the premium receivable:		
Changes in the expected term of financial guaranty insurance contracts	(2.6)	22.7
Accretion of discount	20.9	28.5
Foreign exchange translation	(5.0)	(11.9)
Consolidation of FG VIEs	(7.0)	(5.7)
Other adjustments	(6.3)	0.9
Balance, end of period, December 31(2)	$645.1	$729.2

(1) Represents elimination of premium receivable at January 1, 2010 related to consolidated FG VIEs upon the adoption of the new accounting guidance.

(2) Excludes $16.8 million as of December 31, 2011 and $13.8 million as of December 31, 2010 related to consolidated FG VIEs.

Gains or losses due to foreign exchange rate changes relate to installment premium receivables denominated in currencies other than the U.S. dollar. Approximately 68% and 63% of installment premiums at December 31, 2011 and 2010, respectively, are denominated in currencies other than the U.S. dollar, primarily in euro and British Pound Sterling.

Actual collections may differ from expected collections in the tables below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, refundings, accelerations, commutations and changes in expected lives.

Expected Collections of Gross Premiums Receivable, Net of Ceding Commissions (Undiscounted)

	December 31, 2011
	(in millions)
2012 (January 1 - March 31)	$29.2
2012 (April 1 - June 30)	27.5
2012 (July 1 - September 30)	17.3
2012 (October 1 - December 31)	30.6
2013	58.5
2014	54.6
2015	51.7
2016	49.5
2017 - 2021	198.2
2022 - 2026	140.3
2027 - 2031	100.2
After 2031	123.1
Total(1)	$880.7

(1) Excludes expected cash collections on FG VIEs of $20.7 million.

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Components of Unearned Premium Reserve

	As of December 31, 2011			As of December 31, 2010		
	Gross	Ceded	Net(1)	Gross	Ceded	Net(1)
	(in millions)					
Deferred premium revenue	$4,607.0	$1,397.6	$3,209.4	$5,467.4	$1,526.4	$3,941.0
Contra-paid	(92.2)	(24.1)	(68.1)	(146.1)	(32.0)	(114.1)
Total	$4,514.8	$1,373.5	$3,141.3	$5,321.3	$1,494.4	$3,826.9

(1) Total net unearned premium reserve excludes $264.7 million and $185.0 million related to FG VIEs as of December 31, 2011 and December 31, 2010, respectively.

The following table provides a schedule of the expected timing of the income statement recognition of financial guaranty insurance net deferred premium revenue and the present value of net expected losses to be expensed, pretax which are not included in loss and LAE reserve. The amount and timing of actual premium earnings and loss and LAE may differ from the estimates shown below due to factors such as refundings, accelerations, commutations, changes in expected lives and updates to loss estimates. This table excludes amounts related to consolidated FG VIEs.

Expected Timing of Financial Guaranty Insurance Premium and Loss Recognition

	As of December 31, 2011		
	Scheduled Net Earned Premium	Net Expected Loss to be Expensed	Net
	(in millions)		
2012 (January 1 - March 31)	$108.9	$30.1	$78.8
2012 (April 1 - June 30)	101.2	25.8	75.4
2012 (July 1 - September 30)	95.3	22.4	72.9
2012 (October 1 - December 31)	90.0	19.4	70.6
Subtotal 2012	395.4	97.7	297.7
2013	316.2	55.7	260.5
2014	270.8	39.7	231.1
2015	237.5	31.0	206.5
2016	212.9	27.2	185.7
2017 - 2021	775.4	120.6	654.8
2022 - 2026	460.4	59.5	400.9
2027 - 2031	262.4	27.4	235.0
After 2031	278.4	17.1	261.3
Total present value basis(1)(2)	3,209.4	475.9	2,733.5
Discount	150.8	74.9	75.9
Total future value	$3,360.2	$550.8	$2,809.4

(1) Balances represent discounted amounts.

(2) Consolidation of FG VIEs resulted in reductions of $397.6 million in future scheduled amortization of deferred premium revenue and $219.6 million in net present value of expected loss to be expensed.

Selected Information for Policies Paid in Installments

	As of December 31,	
	2011	2010
	(dollars in millions)	
Premiums receivable, net of ceding commission payable	$645.1	$729.2
Gross deferred premium revenue	1,832.2	2,466.4
Weighted-average risk-free rate used to discount premiums	3.6%	3.5%
Weighted-average period of premiums receivable (in years)	10.3	10.3

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 Rollforward of Deferred Acquisition Costs Year Ended December 31, 2011 2010 (in millions) Balance, beginning of period $(82.9) $(27.0) Costs deferred during the period: Ceded and assumed commissions (23.7) (86.0) Premium taxes 3.7 7.2 Compensation and other acquisition costs 16.5 14.2 Total (3.5) (64.6) Costs amortized during the period 7.4 8.7 Balance, end of period $(79.0) $(82.9) Loss Estimation Process The Company’s loss reserve committee estimates expected loss to be paid for its financial guaranty exposures. Surveillance personnel present analysis related to potential losses to the Company’s loss reserve committee for consideration in estimating the expected loss to be paid. Such analysis includes the consideration of various scenarios with potential probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments and sector-driven loss severity assumptions or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis as just described or, depending on the Company’s view of the potential size of any loss and the information available to the Company, the Company may use loss estimates provided by ceding insurers. The Company’s loss reserve committee reviews and refreshes the estimate of expected loss to be paid each quarter. The Company’s estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the insured transaction due to the potential for significant variability in credit performance as a result of economic, fiscal and financial market variability over the long duration of most contracts. The determination of expected loss to be paid is an inherently subjective process involving numerous estimates, assumptions and judgments by management. The following table presents a roll forward of the present value of net expected loss to be paid for financial guaranty insurance contracts by sector. Net expected loss to be paid is the estimate of the present value of future claim payments, net of reinsurance and net of salvage and subrogation, which includes the present value benefit of estimated recoveries for breaches of R&W. The Company used weighted average risk-free rates for U.S. dollar denominated obligations, which ranged from 0.0% to 3.27% as of December 31, 2011 and 0.0% to 5.34% as of December 31, 2010.

Financial Guaranty Insurance
Present Value of Net Expected Loss to be Paid
Roll Forward by Sector(1)

	Net Expected Loss to be Paid as of December 31, 2010(4)	Economic Loss Development(2)	(Paid) Recovered Losses(3)	Net Expected Loss to be Paid as of December 31, 2011(4)
	(in millions)			
U.S. RMBS:				
First lien:				
Alt-A first lien	$145.0	$8.6	$(60.6)	$93.0
Option ARM	459.9	47.0	(371.5)	135.4
Subprime	156.0	(10.2)	(16.1)	129.7
Total first lien	760.9	45.4	(448.2)	358.1
Second lien:				
Closed end second lien	61.5	(70.3)	(16.7)	(25.5)
HELOCs	(621.0)	91.2	454.5	(75.3)
Total second lien	(559.5)	20.9	437.8	(100.8)
Total U.S. RMBS	201.4	66.3	(10.4)	257.3
Other structured finance	24.5	18.2	(0.9)	41.8
Public finance	8.2	41.4	(46.1)	3.5
Total	$234.1	$125.9	$(57.4)	$302.6

	Net Expected Loss to be Paid as of December 31, 2009	Economic Loss Development(2)	(Paid) Recovered Losses(3)	Net Expected Loss to be Paid as of December 31, 2010(4)
	(in millions)			
U.S. RMBS:				
First lien:				
Alt-A first lien	$175.9	$29.4	$(60.3)	$145.0
Option ARM	517.2	121.0	(178.3)	459.9
Subprime	55.3	102.4	(1.7)	156.0
Total first lien	748.4	252.8	(240.3)	760.9
Second lien:				
Closed end second lien	175.8	(82.3)	(32.0)	61.5
HELOCs	(60.4)	(146.4)	(414.2)	(621.0)
Total second lien	115.4	(228.7)	(446.2)	(559.5)
Total U.S. RMBS	863.8	24.1	(686.5)	201.4
Other structured finance	22.9	5.4	(3.8)	24.5
Public finance	49.7	(17.2)	(24.3)	8.2
Total	$936.4	$12.3	$(714.6)	$234.1

(1) Amounts include all expected payments whether or not the insured transaction VIE is consolidated.

(2) Economic loss development includes the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts.

(3) Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded in reinsurance recoverable on paid losses included in other assets.

(4) Includes expected LAE to be paid for mitigating claim liabilities of $20.6 million as of December 31, 2011 and $3.4 million as of December 31, 2010.

The table below provides a reconciliation of expected loss to be paid to expected loss to be expensed. Expected loss to be paid differs from expected loss to be expensed due to: (1) the contra-paid because the payments have been made but have not yet been expensed, (2) for transactions with a net expected recovery, the addition of claim payments that have been

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made (and therefore are not included in expected loss to be paid) that are expected to be recovered in the future (and therefore have also reduced expected loss to be paid), and (3) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Present Value of Net Expected Loss to be Paid and Net Present Value of Net Expected Loss to be Expensed

	As of December 31,	
	2011	2010
	(in millions)	
Net expected loss to be paid	$302.6	$234.1
Less: net expected loss to be paid for FG VIEs	(60.6)	39.3
Total	363.2	194.8
Contra-paid, net	68.1	114.1
Salvage and subrogation recoverable	316.1	846.1
Ceded salvage and subrogation recoverable(1)	(53.8)	(162.6)
Loss and LAE reserve	(296.9)	(254.4)
Reinsurance recoverable on unpaid losses	79.2	24.6
Net expected loss to be expensed(2)	$475.9	$762.6

(1) Recorded in reinsurance balances payable on the consolidated balance sheet.

(2) Excludes $219.6 million and $211.1 million as of December 31, 2011 and 2010, respectively, related to consolidated FG VIEs.

The Company's Approach to Projecting Losses in U.S. RMBS

The Company projects losses on its insured U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates. For transactions where the Company projects it will receive recoveries from providers of R&W, it projects the amount of recoveries and either establishes a recovery for claims already paid or reduces its projected claim payments accordingly.

The further behind a mortgage borrower falls in making payments, the more likely it is that he or she will default. The rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default is referred to as the "liquidation rate." Liquidation rates may be derived from observed roll rates, which are the rates at which loans progress from one delinquency category to the next and eventually to default and liquidation. The Company applies liquidation rates to the mortgage loan collateral in each delinquency category and makes certain timing assumptions to project near-term mortgage collateral defaults from loans that are currently delinquent.

Mortgage borrowers that are not more than one payment behind (generally considered performing borrowers) have demonstrated an ability and willingness to pay throughout the recession and mortgage crisis, and as a result are viewed as less likely to default than delinquent borrowers. Performing borrowers that eventually default will also need to progress through delinquency categories before any defaults occur. The Company projects how many of the currently performing loans will default and when by first converting the projected near term defaults of delinquent borrowers derived from liquidation rates into a vector of conditional default rates, then projecting how the conditional default rates will develop over time. Loans that are defaulted pursuant to the conditional default rate after the liquidation of currently delinquent loans represent defaults of currently performing loans. A conditional default rate is the outstanding principal amount of defaulted loans liquidated in the current month divided by the remaining outstanding amount of the whole pool of loans (or "collateral pool balance"). The collateral pool balance decreases over time as a result of scheduled principal payments, partial and whole principal repayments, and defaults.

In order to derive collateral pool losses from the collateral pool defaults it has projected, the Company applies a loss severity. The loss severity is the amount of loss the transaction experiences on a defaulted loan after the application of net proceeds from the disposal of the underlying property. The Company projects loss severities by sector based on its experience to date. Further detail regarding the assumptions and variables the Company used to project collateral losses in its U.S. RMBS portfolio may be found below in the sections *"U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien"* and *"U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime."*

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 The Company is in the process of enforcing claims for breaches of R&W regarding the characteristics of the loans included in the collateral pools. The Company calculates a credit from the RMBS issuer for such recoveries where the R&W were provided by an entity the Company believes to be financially viable and where the Company already has access or believes it will attain access to the underlying mortgage loan files. Where the Company has an agreement with an R&W provider (e.g., the Bank of America Agreement) or where it is in advanced discussions on a potential agreement, that credit is based on the agreement or potential agreement. In second lien RMBS transactions where there is no agreement or advanced discussions, this credit is based on a percentage of actual repurchase rates achieved across those transactions where material repurchases have been made, while in first lien RMBS transactions where there is no agreement or advanced discussions, this credit is estimated by reducing collateral losses projected by the Company to reflect a percentage of the recoveries the Company believes it will achieve, based on the number of breaches identified to date and incorporated scenarios based on the amounts the Company was able to negotiate under the Bank of America Agreement. The first lien approach is different from the second lien approach because the Company’s first lien transactions have multiple tranches and a more complicated method is required to correctly allocate credit to each tranche. In each case, the credit is a function of the projected lifetime collateral losses in the collateral pool, so an increase in projected collateral losses generally increases the R&W credit calculated by the Company for the RMBS issuer. Further detail regarding how the Company calculates these credits may be found under “Breaches of Representations and Warranties” below. The Company projects the overall future cash flow from a collateral pool by adjusting the payment stream from the principal and interest contractually due on the underlying mortgages for (a) the collateral losses it projects as described above, (b) assumed voluntary prepayments and (c) recoveries for breaches of R&W as described above. The Company then applies an individual model of the structure of the transaction to the projected future cash flow from that transaction’s collateral pool to project the Company’s future claims and claim reimbursements for that individual transaction. Finally, the projected claims and reimbursements are discounted using risk-free rates. As noted above, the Company runs several sets of assumptions regarding mortgage collateral performance, or scenarios, and probability weights them. Year-End 2011 U.S. RMBS Loss Projections The shape of the RMBS loss projection curves used by the Company in both the year end 2011 and the year end 2010 assume that the housing and mortgage markets will eventually improve. The Company retained the same general shape of the RMBS loss projection curves at year end 2011 as at year end 2010, reflecting the Company’s view, based on its observation of continued elevated levels of early stage delinquencies, that the housing and mortgage market recovery is occurring at a slower than previously expected pace. Over the course of 2011 the Company also made a number of changes to its RMBS loss projection assumptions reflecting that same view of the housing and mortgage markets. The scenarios the Company used to project RMBS collateral losses for second lien RMBS transactions at year end 2011 were essentially the same as those it used at year end 2010, except that based on its observation of the continued elevated levels of early stage delinquencies, (i) as noted above, the Company retained the same general shape of its RMBS loss projection curves, (ii) the Company in 2011 increased its base case expected period for reaching the final conditional default rate; and (iii) the Company adjusted the probability weightings it applied from year-end 2010 to reflect the changes to those scenarios. Taken together, the changes in assumptions between year-end 2010 and 2011 had the effect of reflecting a slower recovery in the housing market than had been assumed at the beginning of the year. The Company used the same general approach to project RMBS collateral losses for first lien RMBS transactions at year end 2011 as it did at year end 2010, except that (i) as noted above, based on its observation of the continued elevated levels of early stage delinquencies, the Company retained the same general shape of its RMBS loss projection curves; (ii) based on its observation of increased loss severity rates, the Company increased its projected loss severity rates in various of its scenarios; and (iii) based on its observation of liquidation rates, the Company decreased the liquidation rates it applies to non-performing loans (the Company made this change at year-end 2011). Finally, again reflecting continued high levels of early stage delinquencies and increased loss severity rates, the Company added a more stressful scenario at year-end 2011 reflecting an even slower potential recovery in the housing and mortgage markets. Additionally, the Company’s year-end 2011 base case is a scenario that in previous quarters was assumed to be one of the stress scenarios. Taken together, the changes in assumptions between year-end 2010 and 2011 had the effect of (a) reflecting a slower recovery in the housing market than had been assumed at the beginning of the year and (b) for subprime transactions increasing the initial loss severities in most scenarios from 80% to 90% and for other first lien transactions increasing initial loss severities from 60% to 65% and peak loss severities in a stress case from 60% to 75%. The Company also used generally the same methodology to project the credit received for recoveries in R&W at year-end 2011 as was used at year-end 2010. The primary difference relates to the execution of the Bank of America Agreement and the inclusion of the terms of the agreement as a potential scenario in transactions not covered by the Bank of

America as well as incorporating the projected terms of a potential agreement with another entity. Compared with year-end 2010, the Company calculated R&W credits for two more second lien transactions and four more first lien transactions where either it obtained loan files, concluded it had the right to obtain loan files that it had not previously concluded were accessible or anticipates receiving a benefit due to an agreement or potential agreement with an R&W provider. Year-End 2010 U.S. RMBS Loss Projections The Company retained the same general shape of the RMBS loss projection curves at year end 2010 as at year end 2009, reflecting the Company’s view, based on its observation of continued elevated levels of early stage delinquencies, that the housing and mortgage market recovery was occurring at a slower than previously expected pace. The specific shape of those curves was adjusted in the second quarter 2010 to reflect the Company’s view that it was observing the beginning of an improvement in the housing and mortgage markets, and this specific shape of the loss projection curves was retained at year-end 2010. However, in the fourth quarter 2010, due to the Company’s concerns about the timing and strength of any recovery in the mortgage and housing markets, the Company adjusted the probability weightings it applied to its scenarios to reflect a somewhat more pessimistic view. Also in the fourth quarter 2010 the Company increased its initial subprime loss severity assumption to reflect recent experience. Taken together, the changes in the assumptions between year-end 2009 and 2010 had the effect of (a) reflecting a slower recovery in the housing market than had been assumed at the beginning of the year, and (b) increasing the assumed initial loss severities for subprime transactions from 70% to 80%. The Company also used generally the same methodology to project the credit received for recoveries on R&W at year-end 2010 as it used at year-end 2009. Other than the impact of the increase in projected collateral defaults on the calculation of the credit, the primary difference relates to the population of transactions the Company included in its R&W credits. The Company added credits for four second lien transactions: two transactions where a capital infusion of the provider of the R&W made that company financially viable in the Company’s opinion and another two transactions where the Company obtained loan files that it had not previously concluded were accessible. The Company added credits for four first lien transactions where it has obtained loan files that it had not previously concluded were accessible. The Company also refined some of the assumptions in the calculation of the amount of the credit to reflect actual experience. U.S. Second Lien RMBS Loss Projections: HELOCs and Closed End Second Lien The Company insures two types of second lien RMBS: those secured by HELOCs and those secured by closed end second lien mortgages. HELOCs are revolving lines of credit generally secured by a second lien on a one to four family home. A mortgage for a fixed amount secured by a second lien on a one to four family home is generally referred to as a closed end second lien. Both first lien RMBS and second lien RMBS sometimes include a portion of loan collateral with a different priority than the majority of the collateral. The Company has material exposure to second lien mortgage loans originated and serviced by a number of parties, but the Company’s most significant second lien exposure is to HELOCs originated and serviced by Countrywide, a subsidiary of Bank of America. See “—Breaches of Representations and Warranties.” The delinquency performance of HELOC and closed end second lien exposures included in transactions insured by the Company began to deteriorate in 2007, and such transactions, particularly those originated in the period from 2005 through 2007, continue to perform below the Company’s original underwriting expectations. While insured securities benefit from structural protections within the transactions designed to absorb collateral losses in excess of previous historically high levels, in many second lien RMBS projected losses now exceed those structural protections. The Company believes the primary variables affecting its expected losses in second lien RMBS transactions are the amount and timing of future losses in the collateral pool supporting the transactions and the amount of loans repurchased for breaches of R&W (or agreements with R&W providers related to such obligations). Expected losses are also a function of the structure of the transaction; the voluntary prepayment rate (typically also referred to as conditional prepayment rate of the collateral); the interest rate environment; and assumptions about the draw rate and loss severity. These variables are: interrelated, difficult to predict and subject to considerable volatility. If actual experience differs from the Company’s assumptions, the losses incurred could be materially different from the estimate. The Company continues to update its evaluation of these exposures as new information becomes available. The following table shows the key assumptions used in the calculation of estimated expected loss to be paid for direct vintage 2004 - 2008 second lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
Second Lien RMBS(1)

HELOC Key Variables	As of December 31, 2011	As of December 31, 2010
Plateau conditional default rate	4.0% - 27.4%	4.2% - 22.1%
Final conditional default rate trended down to	0.4% - 3.2%	0.4% - 3.2%
Expected period until final conditional default rate	36 months	24 months
Initial conditional prepayment rate	1.4% - 25.8%	3.3% - 17.1%
Final conditional prepayment rate	10%	10%
Loss severity	98%	98%
Initial draw rate	0.0% - 15.3%	0.0% - 6.8%

Closed end second lien Key Variables	As of December 31, 2011	As of December 31, 2010
Plateau conditional default rate	16.9% - 20.2%	17.7% - 26.8%
Final conditional default rate trended down to	3.3% - 4.4%	3.3% - 4.4%
Expected period until final conditional default rate	36 months	24 months
Initial conditional prepayment rate	1.6% - 5.1%	1.4% - 5.8%
Final conditional prepayment rate	10%	10%
Loss severity	98%	98%

(1) Represents assumptions for most heavily weighted scenario (the "base case").

In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally "charged off" (treated as defaulted) by the securitization's servicer once the loan is 180 days past due. Most second lien transactions report the amount of loans in five monthly delinquency categories (*i.e.*, 30-59 days past due, 60-89 days past due, 90-119 days past due, 120-149 days past due and 150-179 days past due). The Company estimates the amount of loans that will default over the next five months by calculating current representative liquidation rates (the percent of loans in a given delinquency status that are assumed to ultimately default) from selected representative transactions and then applying an average of the preceding 12 months' liquidation rates to the amount of loans in the delinquency categories. The amount of loans projected to default in the first through fifth months is expressed as a conditional default rate. The first four months' conditional default rate is calculated by applying the liquidation rates to the current period past due balances (i.e., the 150-179 day balance is liquidated in the first projected month, the 120-149 day balance is liquidated in the second projected month, the 90-119 day balance is liquidated in the third projected month and the 60-89 day balance is liquidated in the fourth projected month). For the fifth month the conditional default rate is calculated using the average 30-59 day past due balances for the prior three months. An average of the third, fourth and fifth month conditional default rates is then used as the basis for the plateau period that follows the embedded five months of losses.

As of December 31, 2011, for the base case scenario, the conditional default rate (the "plateau conditional default rate") was held constant for one month. Once the plateau period has ended, the conditional default rate is assumed to gradually trend down in uniform increments to its final long-term steady state conditional default rate. In the base case scenario, the time over which the conditional default rate trends down to its final conditional default rate is 30 months (compared with 18 months at year-end 2010). Therefore, the total stress period for second lien transactions is 36 months, comprising five months of delinquent data, a one month plateau period and 30 months of decrease to the steady state conditional default rate. This is 12 months longer than the 24 months of total stress period used at year-end 2010. The long-term steady state conditional default rates are calculated as the constant conditional default rates that would have yielded the amount of losses originally expected at underwriting. When a second lien loan defaults, there is generally very low recovery. Based on current expectations of future performance, the Company assumes that it will only recover 2% of the collateral, the same as the year-end 2010.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected (which is a function of the conditional default rate and the loan balance over time) as well as the amount of excess spread (which is the excess of the interest paid by the borrowers on the underlying loan over the amount of interest and expenses owed on the insured obligations). In the base case, the current conditional prepayment rate is assumed to continue until the end of the plateau before gradually increasing to the final conditional prepayment rate over the same period the conditional default rate decreases. For transactions where the initial conditional prepayment rate is higher than the final conditional prepayment rate,

29

the initial conditional prepayment rate is held constant. The final conditional prepayment rate is assumed to be 10% for both HELOC and closed end second lien transactions. This level is much higher than current rates for most transactions, but lower than the historical average, which reflects the Company's continued uncertainty about the projected performance of the borrowers in these transactions. This pattern is consistent with how the Company modeled the conditional prepayment rate at year-end 2010. To the extent that prepayments differ from projected levels it could materially change the Company's projected excess spread and losses. The Company uses a number of other variables in its second lien loss projections, including the spread between relevant interest rate indices, and HELOC draw rates (the amount of new advances provided on existing HELOCs expressed as a percentage of current outstanding advances). For HELOC transactions, the draw rate is assumed to decline from the current level to a final draw rate over a period of three months. The final draw rates were assumed to range from 0.0% to 1.3% in all but one instance where the final draw rate was 7.7%. In estimating expected losses, the Company modeled and probability weighted three possible conditional default rate curves applicable to the period preceding the return to the long-term steady state conditional default rate. Given that draw rates have been reduced to levels below the historical average and that loss severities in these products have been higher than anticipated at inception, the Company believes that the level of the elevated conditional default rate and the length of time it will persist is the primary driver behind the likely amount of losses the collateral will suffer (before considering the effects of repurchases of ineligible loans). The Company continues to evaluate the assumptions affecting its modeling results. At year-end 2011, the Company's base case assumed a one month conditional default rate plateau and a 30 month ramp-down (for a total stress period of 36 months). Increasing the conditional default rate plateau to four months and keeping the ramp-down at 30 months (for a total stress period of 39 months) would increase the expected loss by approximately $41.4 million for HELOC transactions and $3.8 million for closed end second lien transactions. On the other hand, keeping the conditional default rate plateau at one month but decreasing the length of the conditional default rate ramp-down to a 24 month assumption (for a total stress period of 30 months) would decrease the expected loss by approximately $39.8 million for HELOC transactions and $1.7 million for closed-end second lien transactions. U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime First lien RMBS are generally categorized in accordance with the characteristics of the first lien mortgage loans on one-to-four family homes supporting the transactions. The collateral supporting "subprime RMBS" transactions consists of first-lien residential mortgage loans made to subprime borrowers. A "subprime borrower" is one considered to be a higher risk credit based on credit scores or other risk characteristics. Another type of RMBS transaction is generally referred to as "Alt-A first lien." The collateral supporting such transactions consists of first-lien residential mortgage loans made to "prime" quality borrowers who lack certain ancillary characteristics that would make them prime. When more than 66% of the loans originally included in the pool are mortgage loans with an option to make a minimum payment that has the potential to amortize the loan negatively (i.e., increase the amount of principal owed), the transaction is referred to as an "Option ARM." Finally, transactions may be composed primarily of loans made to prime borrowers. Both first lien RMBS and second lien RMBS sometimes include a portion of loan collateral that differs in priority from the majority of the collateral. The performance of the Company's first lien RMBS exposures began to deteriorate in 2007 and such transactions, particularly those originated in the period from 2005 through 2007 continue to perform below the Company's original underwriting expectations. The Company currently projects first lien collateral losses many times those expected at the time of underwriting. While insured securities benefited from structural protections within the transactions designed to absorb some of the collateral losses, in many first lien RMBS transactions, projected losses exceed those structural protections. The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are delinquent or in foreclosure or where the loan has been foreclosed and the RMBS issuer owns the underlying real estate). An increase in non-performing loans beyond that projected in the previous period is one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various delinquency categories. The Company arrived at its liquidation rates based on data purchased from a third party and assumptions about how delays in the foreclosure process may ultimately affect the rate at which loans are liquidated. The liquidation rate is a standard industry measure that is used to estimate the number of loans in a given aging category that will default within a specified time period. The Company projects these liquidations to occur over two years. For year-end 2011 the Company updated its liquidation rate assumptions based on data it reviewed.

The following table shows liquidation assumptions for various delinquency categories.

First Lien Liquidation Rates

	December 31, 2011	December 31, 2010
30 - 59 Days Delinquent		
Alt-A and Prime	35%	50%
Option ARM	50	50
Subprime	30	45
60 - 89 Days Delinquent		
Alt-A and Prime	55	65
Option ARM	65	65
Subprime	45	65
90 + Days Delinquent		
Alt-A and Prime	65	75
Option ARM	75	75
Subprime	60	70
Bankruptcy		
Alt-A and Prime	55	75
Option ARM	70	75
Subprime	50	70
Foreclosure		
Alt-A and Prime	85	85
Option ARM	85	85
Subprime	80	85
Real Estate Owned		
All	100	100

While the Company uses liquidation rates as described above to project defaults of non-performing loans, it projects defaults on presently current loans by applying a conditional default rate trend. The start of that conditional default rate trend is based on the defaults the Company projects will emerge from currently nonperforming loans. The total amount of expected defaults from the non-performing loans is translated into a constant conditional default rate (*i.e.*, the conditional default rate plateau), which, if applied for each of the next 24 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The conditional default rate thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the conditional default rate curve used to project defaults of the presently performing loans.

In the base case, each transaction's conditional default rate is projected to improve over 12 months to an intermediate conditional default rate (calculated as 20% of its conditional default rate plateau, which was a stress case in prior periods when 15% was used in the base case); that intermediate conditional default rate is held constant for 36 months and then trails off in steps to a final conditional default rate of 5% of the conditional default rate plateau. Under the Company's methodology, defaults projected to occur in the first 24 months represent defaults that can be attributed to loans that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected conditional default rate trend after the first 24 month period represent defaults attributable to borrowers that are currently performing.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions have reached historic high levels, and the Company is assuming that these historic high levels generally will continue for another year (in the case of subprime loans, the Company assumes the unprecedented 90% loss severity rate will continue for six months then drop to 80% for six months before following the ramp described below). The Company determines its initial loss severity based on actual recent experience. (Based on these observations, the Company has increased its loss severity assumptions for year-end 2011 as compared to year-end 2010 and 2009 as shown in the table below.) The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning in December 2012, and in the base case scenario, decline over two years to 40%.

The following table shows the key assumptions used in the calculation of expected loss to be paid for direct vintage 2004 - 2008 first lien U.S. RMBS.

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Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS

	As of December 31, 2011	As of December 31, 2010
Alt-A First Lien		
Plateau conditional default rate	5.7% - 41.3%	7.6% - 42.2%
Intermediate conditional default rate	1.1% - 8.3%	1.1% - 6.3%
Final conditional default rate	0.3% - 2.1%	0.4% - 2.1%
Initial loss severity	65%	60%
Initial conditional prepayment rate	0.0% - 15.2%	0.0% - 20.9%
Final conditional prepayment rate	15%	10%
Option ARM		
Plateau conditional default rate	11.7% - 31.5%	14.4% - 32.7%
Intermediate conditional default rate	2.3% - 6.3%	2.2% - 4.9%
Final conditional default rate	0.6% - 1.6%	0.7% - 1.6%
Initial loss severity	65%	60%
Initial conditional prepayment rate	0.3% - 10.8%	0.0% - 6.0%
Final conditional prepayment rate	15%	10%
Subprime		
Plateau conditional default rate	10.4% - 29.9%	12.4% - 34.6%
Intermediate conditional default rate	2.1% - 6.0%	1.9% - 5.2%
Final conditional default rate	0.5% - 1.5%	0.6% - 1.7%
Initial loss severity	90%	80%
Initial conditional prepayment rate	0.0% - 10.6%	0.0% - 4.7%
Final conditional prepayment rate	15%	10%

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected (since that amount is a function of the conditional default rate and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the conditional prepayment rate follows a similar pattern to that of the conditional default rate. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final conditional prepayment rate, which is assumed to be either 10% or 15% depending on the scenario run. For transactions where the initial conditional prepayment rate is higher than the final conditional prepayment rate, the initial conditional prepayment rate is held constant.

The ultimate performance of the Company's first lien RMBS transactions remains highly uncertain and may be subject to considerable volatility due to the influence of many factors, including the level and timing of loan defaults, changes in housing prices and other variables. The Company will continue to monitor the performance of its RMBS exposures and will adjust the loss projections for those transactions based on actual performance and management's estimates of future performance.

In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the conditional default rate returned to its modeled equilibrium, which was defined as 5% of the current conditional default rate. The Company also stressed conditional prepayment rates and the speed of recovery of loss severity rates. Due to concerns about the potential for a slower recovery in home prices than it had previously modeled, the Company incorporated a fifth scenario this quarter. As a result, the Company adjusted its scenario probability weightings, which had the effect of shifting its base case to a scenario that had been considered a stress scenario in prior periods. The Company probability weighted a total of five scenarios (including its base case) at year-end 2011, one more than it weighted in prior periods. In a somewhat more stressful environment than that of the base case, where the conditional default rate plateau was extended three months (to be 27 months long) before the same more gradual conditional default rate recovery and loss severities were assumed to recover over four rather than two years (and subprime loss severities were assumed to recover only to 60%), expected loss to be paid would increase from current projections by approximately $23.6 million for Alt-A first liens, $59.7 million for Option ARM and $109.2 million for subprime transactions. In an even more stressful scenario where other loss severities were assumed to recover over six years (and subprime severities were assumed to recover only to 60% and other assumptions were the same as the other stress scenario), expected loss to be paid would increase from current projections by approximately $60.1 million for Alt-A first liens, $136.7 million for Option ARM and $157.1 million for subprime transactions. The Company also considered two scenarios where the recovery was faster than in its base case. In a

32

 scenario with a somewhat less stressful environment than the base case, where conditional default rate recovery was somewhat less gradual and the initial subprime loss severity rate was assumed to be 80% for 12 months and was assumed to recover to 40% over two years (the same scenario used for the base case at year-end 2010), expected loss to be paid would decrease from current projections by approximately $5.6 million for Alt-A first lien, $52.4 million for Option ARM and $23.5 million for subprime transactions. In an even less stressful scenario where the conditional default rate plateau was three months shorter (21 months, effectively assuming that liquidation rates would improve) and the conditional default rate recovery was more pronounced, expected loss to be paid would decrease from current projections by approximately $23.1 million for Alt-A first lien, $112.9 million for Option ARM and $50.2 million for subprime transactions. Breaches of Representations and Warranties The Company is pursuing reimbursements for breaches of R&W regarding loan characteristics. Performance of the collateral underlying certain first and second lien securitizations has substantially differed from the Company’s original expectations. The Company has employed several loan file diligence firms and law firms as well as devoted internal resources to review the mortgage files surrounding many of the defaulted loans. The Company’s success in these efforts resulted in two negotiated agreements, in respect of the Company’s R&W claims, including one on April 14, 2011 with Bank of America as described under “Recoveries for Breaches of Representations and Warranties” in Note 2, Business Changes, Risks, Uncertainties and Accounting Developments and Note 16, Subsequent Events. For the RMBS transactions as to which the Company had not settled its claims for breaches of R&W as of December 31, the Company had performed a detailed review of approximately 11,800 second lien and 16,000 first lien non-performing loan files, representing approximately $806 million in second lien and $4.6 billion in first lien outstanding par of non-performing loans underlying insured transactions. The Company identified approximately 11,200 second lien transaction loan files and approximately 14,400 first lien transaction loan files that breached one or more R&W regarding the characteristics of the loans such as misrepresentation of income or employment of the borrower, occupancy, undisclosed debt and non-compliance with underwriting guidelines at loan origination. The Company continues to review new files as new loans become non-performing and as new loan files are made available to it. The Company generally obtains the loan files from the originators or servicers (including master servicers). In some cases, the Company requests loan files via the trustee, which then requests the loan files from the originators and/or servicers. On second lien loans, the Company requests loan files for all charged-off loans. On first lien loans, the Company requests loan files for all severely (60+ days) delinquent loans and all liquidated loans. Recently, the Company started requesting loan files for all the loans (both performing and non-performing) in certain deals to limit the number of requests for additional loan files as the transactions season and loans charge-off, become 60+ days delinquent, or are liquidated. (The Company takes no repurchase credit for R&W breaches on loans that are expected to continue to perform.) As of December 31, 2011, excluding settled transactions, the Company had reached agreement with R&W providers for the repurchase of $28.8 million of second lien and $67.1 million of first lien mortgage loans. The $28.8 million for second lien loans represents the calculated repurchase price for 376 loans and the $67.1 million for first lien loans represents the calculated repurchase price for 228 loans. The repurchase proceeds are paid to the RMBS transactions and distributed in accordance with the payment priorities set out in the transaction agreements, so the proceeds are not necessarily allocated to the Company on a dollar-for-dollar basis. Much of the repurchase proceeds already agreed to by R&W providers other than Bank of America have already been paid to the RMBS transactions. The Company has included in its net expected loss estimates as of December 31, 2011 an estimated benefit from loan repurchases related to breaches of R&W of $1.2 billion, which includes amounts from Bank of America. Where the Company has an agreement with an R&W provider (e.g., the Bank of America Agreement) or, where potential recoveries may be higher due to settlements, that benefit is based on the agreement or probability of a potential agreement. For other transactions, the amount of benefit recorded as a reduction of expected losses was calculated by extrapolating each transaction’s breach rate on defaulted loans to projected defaults and applying a percentage of the recoveries the Company believes it will receive. Proceeds projected to be reimbursed to the Company on transactions where the Company has already paid claims are viewed as a recovery on paid losses. For transactions where the Company has not already paid claims projected recoveries reduce projected loss estimates. In either case, projected recoveries have no effect on the amount of the Company’s exposure. These amounts reflect payments made pursuant to the negotiated transaction agreements and not payments made pursuant to legal settlements. See “-Recovery Litigation” below for a description of the related legal proceedings the Company has commenced and Note 16, Subsequent Events. The Company did not incorporate any gain contingencies or damages paid from potential litigation in its estimated repurchases. The amount the Company will ultimately recover related to contractual R&W is uncertain and subject to a number of factors including the counterparty’s ability to pay, the number and loss amount of loans determined to have breached R&W and, potentially, negotiated settlements or litigation recoveries. As such, the Company’s estimate of recoveries is uncertain and actual amounts realized may differ significantly from these estimates. In arriving at the expected recovery from breaches of R&W, the Company considered the creditworthiness of the provider of the R&W, the number of breaches found on defaulted loans, the success rate in resolving these breaches across those transactions where material repurchases have been made and the potential amount of time until the recovery is realized.

The calculation of expected recovery from breaches of R&W involved a variety of scenarios which ranged from the Company recovering substantially all of the losses it incurred due to violations of R&W to the Company realizing limited recoveries. The Company did not include any recoveries related to breaches of R&W in amounts greater than the losses it expected to pay under any given cash flow scenario. These scenarios were probability weighted in order to determine the recovery incorporated into the Company's estimate of expected losses. This approach was used for both loans that had already defaulted and those assumed to default in the future. In all cases, recoveries were limited to amounts paid or expected to be paid by the Company. In circumstances where potential recoveries may be higher due to settlements, the Company may adjust its recovery assumption for R&W.

Balance Sheet Classification of R&W Benefit, Net of Reinsurance

	As of December 31, 2011			As of December 31, 2010		
	For all Financial Guaranty Insurance Contracts	Effect of Consolidating FG VIEs	Reported on Balance Sheet	For all Financial Guaranty Insurance Contracts	Effect of Consolidating FG VIEs	Reported on Balance Sheet
	(in millions)					
Salvage and subrogation recoverable	$293.1	$(131.0)	$162.1	$642.8	$(43.7)	$599.1
Loss and LAE reserve	706.2	(31.1)	675.1	340.6	(39.2)	301.4
Unearned premium reserve	170.3	(49.5)	120.8	239.4	(21.2)	218.2
Total	$1,169.6	$(211.6)	$958.0	$1,222.8	$(104.1)	$1,118.7

The following table represents the Company's total estimated R&W recoveries netted in expected loss to be paid, from defective mortgage loans included in certain first and second lien U.S. RMBS loan securitizations that it insures.

Roll Forward of Estimated Benefit from Recoveries from Representation and Warranty Breaches, Net of Reinsurance

	Future Net R&W Benefit at December 31, 2010	R&W Development and Accretion of Discount During 2011	R&W Recovered During 2011(1)	Future Net R&W Benefit at December 31, 2011(2)
	(in millions)			
Alt-A first lien	$68.2	$112.7	$—	$180.9
Option ARM	291.2	394.9	(67.0)	619.1
Subprime	26.6	74.0	—	100.6
Closed end second lien	98.4	27.6	(8.5)	117.5
HELOC	738.4	101.0	(687.9)	151.5
Total	$1,222.8	$710.2	$(763.4)	$1,169.6

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	Future Net R&W Benefit at December 31, 2009	R&W Development and Accretion of Discount During 2010	R&W Recovered During 2010(1)	Future Net R&W Benefit at December 31, 2010(2)
		(in millions)		
Alt-A first lien	$53.2	$15.0	$—	$68.2
Option ARM	183.6	147.3	(39.7)	291.2
Subprime	—	26.6	—	26.6
Closed end second lien	—	98.4	—	98.4
HELOC	524.4	293.3	(79.3)	738.4
Total	$761.2	$580.6	$(119.0)	$1,222.8

(1) Gross amounts recovered are $945.6 million and $154.2 million for year ended December 31, 2011 and 2010, respectively.

(2) Includes R&W benefit of $472.9 million attributable to transactions covered by the Bank of America Agreement.

Financial Guaranty Insurance U.S. RMBS Risks with R&W Benefit

	Number of Risks(1) as of December 31,		Debt Service as of December 31,	
	2011	2010	2011	2010
		(dollars in millions)		
Alt-A first lien	11	11	$1,277.1	$1,441.2
Option ARM	10	10	1,376.4	1,818.8
Subprime	5	1	1,039.6	227.0
Closed-end second lien	2	2	218.5	258.3
HELOC	12	10	2,171.5	2,190.5
Total	40	34	$6,083.1	$5,935.8

(1) A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

Components of R&W Development

	Year Ended December 31,	
	2011	2010
	(in millions)	
Inclusion of new deals with breaches of R&W during period	$79.8	$160.9
Change in recovery assumptions as the result of additional file review and recovery success	228.8	232.8
Estimated increase (decrease) in defaults that will result in additional (lower) breaches	(46.2)	184.0
Results of settlements	433.2	—
Accretion of discount on balance	14.6	2.9
Total	$710.2	$580.6

The R&W development during 2011 resulted in large part from the Bank of America Agreement executed on April 14, 2011 related to the Company's R&W claims and described under " Recoveries for Breaches of Representations and Warranties" in Note 2, Business Changes, Risks, Uncertainties and Accounting Developments. The benefit of the Bank of America Agreement is included in the R&W credit for the transactions directly affected by the agreement. In addition, the Bank of America Agreement caused the Company to increase the probability of successful pursuit of R&W claims against other providers where the Company believed those providers were breaching at a similar rate. The remainder of the development during 2011 primarily relates to changes in recovery assumptions due to the inclusion of the terms of the Bank of America Agreement as a potential scenario for other transactions and to reflect advanced discussions with other R&W providers.

The R&W development during 2010 primarily resulted from an increase in loan file reviews, increased success rates in putting back loans, and increased projected defaults on loans with breaches of R&W. The Company has reflected seven

35

additional transactions during 2010 which resulted in approximately $160.9 million of the development. Changes in assumptions generally relate to an increase in loan file reviews and increased success rates in putting back loans. The Company assumes that recoveries on HELOC and closed-end second lien loans that were not subject to the Bank of America Agreement will occur in two to four years from the balance sheet date depending on the scenarios and that recoveries on Alt-A first lien, Option ARM and Subprime loans will occur as claims are paid over the life of the transactions. Recoveries on second lien transactions subject to the Bank of America Agreement were paid in full by March 31, 2012. As of December 31, 2011, cumulative collateral losses on the 12 first lien RMBS transactions executed as financial guaranties and subject to the Bank of America Agreement were approximately $1.8 billion. The Company estimates that cumulative projected collateral losses for these first lien transactions will be $4.5 billion, which will result in estimated gross expected losses to the Company of $574.4 million before considering R&W recoveries from Bank of America, and $114.9 million after considering such R&W recoveries, all on a discounted basis. As of December 31, 2011, the Company had been reimbursed $58.8 million and had submitted invoices for an additional $6.7 million in claims paid in December 2011, with respect to the covered first lien transactions under the Bank of America Agreement. Other Notable Loss or Claim Transactions The preceding pages describe the asset classes in the financial guaranty portfolio that encompass most of the Company's projected losses. The Company also projects losses on, or is monitoring particularly closely, a number of other transactions, the most significant of which are described in the following paragraphs. As of December 31, 2011 the Company had exposure to sovereign debt of Greece through financial guarantees of €200.0 million of debt (€108.3 million on a net basis) due in 2037 with a 4.5% fixed coupon and €113.9 million of inflation-linked debt (€37.6 million on a net basis) due in 2057 with a 2.085% coupon. The Company recognized an expected loss $64.7 million gross of reinsurance and $37.0 million net of reinsurance as of December 31, 2011. See Note 16, Subsequent Events. The Company has net exposure to Jefferson County, Alabama of $299.3 million. On November 9, 2011, Jefferson County filed for bankruptcy under Chapter 9 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Alabama (Southern Division). • Most of the Company's exposure relates to $135.2 million of warrants issued by Jefferson County in respect of its sewer system, of which all is direct. Jefferson County's sewer revenue warrants are secured by a pledge of the net revenues of the sewer system, and the bankruptcy court has affirmed that the net revenues constitute "special revenue" under Chapter 9. Therefore, the net revenues of the sewer system are not subject to an automatic stay during the pendency of the County's bankruptcy case. However, whether sufficient net revenues will be made available for the payment of regularly scheduled debt service will be a function of the bankruptcy court's determination of "necessary operating expenses" under the bankruptcy code and the valuation of the sewer revenue stream which the bankruptcy court ultimately approves. The Company has projected expected loss to be paid of $2.8 million as of December 31, 2011 on the sewer revenue warrants, which is an estimate based on a number of probability-weighted scenarios. There were no projected expected loss to be paid as of December 31, 2010. The increase was primarily due to bankruptcy and restructuring. The decrease of approximately $2.8 million in expected loss during 2011 was due primarily to a change in the loss scenarios and weightings used by the Company in light of the legal developments described above as well as its view of the possibility of a restoration of a consensual settlement despite the bankruptcy filing and its view of potential level of contribution of the various parties to any such consensual settlement. The Company's remaining net exposure of $164.1 million relates to bonds issued by Jefferson County that are secured by, or payable from, certain revenues, taxes or lease payments that may have the benefit of a statutory lien or a lien on "special revenues" or other collateral. The Company does not project an expected loss to be paid as of December 31, 2011 and 2010 on these bonds. The Company expects that bondholder rights will be enforced. However, due to the early stage of the bankruptcy proceeding, and the circumstances surrounding Jefferson County's debt, the nature of the action is uncertain. The Company will continue to analyze developments in the matter closely.

The Company has projected expected loss to be paid of $15.6 million as of December 31, 2011 and $1.1 million as of December 31, 2010 on a transaction backed by revenues generated by telephone directory "yellow pages" (both print and digital) in various jurisdictions with a net par of $79.0 million and guaranteed by Ambac Assurance Corporation ("Ambac"). This estimate is based primarily on the Company's view of how quickly "yellow pages" revenues are likely to decline in the future. The increase of approximately $14.5 million in expected loss in 2011 is due primarily to deterioration in performance offset in part by the Company's purchase of some of the insured debt at a discount to par. The Company insures a total of $248.7 million net par of securities backed by manufactured housing loans, a total of $142.7 million rated BIG. The Company has projected expected loss to be paid of $18.3 million as of December 31, 2011 on two direct transactions from 2000-2001 with an aggregate net par of $142.7 million. The Company has projected expected loss to be paid of $14.0 million as of December 31, 2010 on one transaction from 2000 backed by manufactured housing loans with a net par of $69.9 million. The Company has $144.2 million of net par exposure to The City of Harrisburg, Pennsylvania, of which $70.9 million is BIG. The Company has paid $6.8 million in net claims to date, and expects a full recovery. Recovery Litigation RMBS Transactions As of the date of this filing, AGM has filed lawsuits with regard to the following three second lien U.S. RMBS transactions insured by it, alleging breaches of R&W both in respect of the underlying loans in the transactions and the accuracy of the information provided to AGM, and failure to cure or repurchase defective loans identified by AGM to such persons: ACE Securities Corp. Home Equity Loan Trust, Series 2006-GP1 (in which AGM has sued Deutsche Bank AG affiliate DB Structured Products, Inc. and ACE Securities Corp.); the Flagstar Home Equity Loan Trust, Series 2005-1 and Series 2006-2 (in which AGM has sued Flagstar Bank, FSB, Flagstar Capital Markets Corporation and Flagstar ABS, LLC) and GMAC RFC Home Equity Loan-Backed Notes, Series 2006-HSA3 and GMAC Home Equity Loan-Backed Notes, Series 2004-HE3 (both second lien transactions in which AGM has sued GMAC Mortgage, LLC (formerly GMAC Mortgage Corporation; Residential Asset Mortgage Products, Inc.; Ally Bank (formerly GMAC Bank); Residential Funding Company, LLC (formerly Residential Funding Corporation); Residential Capital, LLC (formerly Residential Capital Corporation); Ally Financial (formerly GMAC, LLC); and Residential Funding Mortgage Securities II, Inc.; on May 14, 2012, Residential Capital, LLC filed for Chapter 11 protection with the U.S. Bankruptcy Court). In these lawsuits, AGM seeks damages, including indemnity or reimbursement for losses. In September 2010, AGM also filed a lawsuit in the Superior court of the State of California, County of Los Angeles, against UBS Securities LLC and Deutsche Bank Securities, Inc., as underwriters, as well as several named and unnamed control persons of IndyMac Bank, FSB and related IndyMac entities, with regard to two U.S. RMBS transactions that AGM had insured, seeking damages for alleged violations of state securities laws and breach of contract, among other claims: IndyMac Home Equity Loan Trust 2007-H1 (a second lien transaction in which AGM has sued Deutsche Bank Securities, Inc.); and IndyMac IMSC Mortgage Loan Trust 2007-HOA-1 (a first lien transaction in which AGM has sued UBS Securities LLC). In October 2011, AGM and its affiliate AGC brought an action in the Supreme Court of the State of New York against DLJ Mortgage Capital. Inc. ("DLJ") and Credit Suisse Securities (USA) LLC ("Credit Suisse") with regard to six first lien U.S. RMBS transactions insured by them. The four insured by AGM are: CSAB Mortgage-Backed Pass Through Certificates, Series 2006-2; CSAB Mortgage-Backed Pass Through Certificates, Series 2006-3;

CSAB Mortgage-Backed Pass Through Certificates, Series 2006-4; and CMSC Mortgage-Backed Pass Through Certificates, Series 2007-3. The complaint alleges breaches of R&W by DLJ in respect of the underlying loans in the transactions, breaches of contract by DLJ and Credit Suisse in procuring falsely inflated shadow ratings (a condition to the issuance by AGC and AGM of its policies) by providing false and misleading information to the rating agencies, and failure by DLJ to cure or repurchase defective loans identified by AGC and AGM. In February 2012, AGM filed a complaint in the Supreme Court of the State of New York against UBS Real Estate Securities Inc. with respect to three first lien U.S. RMBS transactions it had insured: MASTR Adjustable Rate Mortgages Trust 2006-OA2; MASTR Adjustable Rate Mortgages Trust 2007-1; and MASTR Adjustable Rate Mortgages Trust 2007-3. The complaint alleges breaches of R&W by UBS Real Estate in respect of the underlying loans in the transactions, breaches of UBS Real Estate's repurchase obligations with respect to the defective loans identified by AGM, and breaches of contract by UBS Real Estate in procuring falsely inflated shadow ratings (a condition to the issuance by AGM of its policies) by providing false and misleading information to the ratings agencies concerning the underlying loans in the transactions. See Note 16, Subsequent Events, for an update on AGM's litigation regarding R&W claims Public Finance Transactions In June 2010, AGM sued JPMorgan Chase Bank, N.A. and JPMorgan Securities, Inc. (together, "JPMorgan"), the underwriter of debt issued by Jefferson County, in the Supreme Court of the State of New York alleging that JPMorgan induced AGM to issue its insurance policies in respect of such debt through material and fraudulent misrepresentations and omissions, including concealing that it had secured its position as underwriter and swap provider through bribes to Jefferson County commissioners and others. In December 2010, the court denied JPMorgan's motion to dismiss. AGM has filed a motion with the Jefferson County bankruptcy court to confirm that continued prosecution of the lawsuit against JPMorgan will not violate the automatic stay applicable to Jefferson County notwithstanding JPMorgan's interpleading of Jefferson County into the lawsuit AGM is continuing its risk remediation efforts for this exposure. In September 2010, the Company, together with TD Bank, National Association and Manufacturers and Traders Trust Company, as trustees, filed a complaint in the Court of Common Pleas of Dauphin County, Pennsylvania against The Harrisburg Authority, The City of Harrisburg, Pennsylvania, and the Treasurer of the City in connection with certain Resource Recovery Facility bonds and notes issued by The Harrisburg Authority, alleging, among other claims, breach of contract by both The Harrisburg Authority and The City of Harrisburg, and seeking remedies including an order of mandamus compelling the City to satisfy its obligations on the defaulted bonds and notes and the appointment of a receiver for The Harrisburg Authority. Acting on its own, the City Council of Harrisburg filed a purported bankruptcy petition for the City on October 11, 2011. On November 23, 2011, the bankruptcy judge dismissed the bankruptcy petition filed by the City Council and subsequently rejected a late-filed appeal by the City Council. The dismissal of the appeal has been appealed by the City Council. As a result of the dismissal, however, the actions brought by AGM and the trustees against The City of Harrisburg and The Harrisburg Authority are no longer stayed. A receiver for The City of Harrisburg (the "City Receiver") was appointed by the Commonwealth Court of Pennsylvania on December 2, 2011. The City Receiver filed a motion to intervene in the mandamus action and action for the appointment of a receiver for the resource recovery facility. The parties submitted briefs as to whether the statute authorizing the appointment of the receiver preempts the mandamus and receiver remedies sought by AGM and the trustees. In March 2012, the Court of Common Pleas of Dauphin County, Pennsylvania issued an order granting the motion for the appointment of a receiver for the resource recovery facility.

Net Loss Summary

The following table provides information on loss and LAE reserves net of reinsurance and salvage and subrogation recoverable on the consolidated balance sheets.

Loss and LAE Reserve (Recovery), Net of Reinsurance and Salvage and Subrogation Recoverable

	As of December 31, 2011			As of December 31, 2010		
	Net Loss and LAE Reserve	Net Salvage and Subrogation Recoverable	Net	Net Loss and LAE Reserve	Net Salvage and Subrogation Recoverable	Net
	(in millions)					
U.S. RMBS:						
First lien:						
Alt-A first lien	$31.3	$54.8	$(23.5)	$2.6	$2.5	$0.1
Option ARM	108.8	122.8	(14.0)	160.8	61.1	99.7
Subprime	42.1	—	42.1	67.3	0.1	67.2
Total first lien	182.2	177.6	4.6	230.7	63.7	167.0
Second lien:						
Closed-end second lien	0.1	68.3	(68.2)	—	33.0	(33.0)
HELOC	—	151.0	(151.0)	—	643.8	(643.8)
Total second lien	0.1	219.3	(219.2)	—	676.8	(676.8)
Total U.S. RMBS	182.3	396.9	(214.6)	230.7	740.5	(509.8)
Other structured finance	40.3	—	40.3	18.5	—	18.5
Public finance	38.5	56.0	(17.5)	12.7	26.3	(13.6)
Total financial guaranty	261.1	452.9	(191.8)	261.9	766.8	(504.9)
Effect of consolidating FG VIEs	(43.4)	(190.6)	147.2	(32.1)	(83.3)	51.2
Total	$217.7	$262.3	$(44.6)	$229.8	$683.5	(453.7)

The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for financial guaranty insurance contracts. Amounts presented are net of reinsurance and net of the benefit for recoveries from breaches of R&W.

Loss and LAE Reported on the Consolidated Statements of Operations

	Year Ended December 31,	
	2011	2010
	(in millions)	
Financial Guaranty:		
U.S. RMBS:		
First lien:		
Alt-A first lien	$47.5	$25.9
Option ARM	241.8	231.4
Subprime	(8.8)	67.3
Total first lien	280.5	324.6
Second lien:		
Closed end second lien	6.2	—
HELOC	116.5	(85.3)
Total second lien	122.7	(85.3)
Total U.S. RMBS	403.2	239.3
Other structured finance	24.5	8.5
Public finance	43.2	6.8
Total financial guaranty	470.9	254.6
Effect of consolidating FG VIEs	(89.2)	(61.5)
Total loss and LAE	$381.7	$193.1

39

The following table provides information on financial guaranty insurance and reinsurance contracts categorized as BIG.

Financial Guaranty Insurance
BIG Transaction Loss Summary
December 31, 2011

	BIG Categories								
	BIG 1		BIG 2		BIG 3		Total	Effect of Consolidating	
	Gross	Ceded	Gross	Ceded	Gross	Ceded	BIG, Net	VIEs	Total
	(dollars in millions)								
Number of risks(1)	77	(73)	26	(26)	47	(47)	150	—	150
Remaining weighted-average contract period (in years)	7.8	9.5	10.7	19.4	6.0	6.6	7.2	—	7.2
Net outstanding exposure:									
Principal	$6,929.6	$(2,089.9)	$3,426.5	$(450.4)	$5,032.4	$(849.4)	$11,998.8	$—	$11,998.8
Interest	2,319.8	(733.0)	2,180.4	(583.1)	1,340.0	(234.3)	4,289.8	—	4,289.8
Total(2)	$9,249.4	$(2,822.9)	$5,606.9	$(1,033.5)	$6,372.4	$(1,083.7)	$16,288.6	$—	$16,288.6
Expected cash outflows(inflows)	$1,589.6	$(871.4)	$1,469.9	$(141.2)	$1,749.5	$(165.0)	$3,631.4	$(876.9)	$2,754.5
Potential recoveries(3)	(1,656.4)	881.5	(910.1)	45.1	(1,690.3)	121.9	(3,208.3)	891.9	(2,316.4)
Subtotal	(66.8)	10.1	559.8	(96.1)	59.2	(43.1)	423.1	15.0	438.1
Discount	16.8	(6.0)	(179.8)	37.4	7.9	3.2	(120.5)	45.6	(74.9)
Present value of expected cash flows	$(50.0)	$4.1	$380.0	$(58.7)	$67.1	$(39.9)	$302.6	$60.6	$363.2
Deferred premium revenue	$249.6	$(91.2)	$265.2	$(14.7)	$962.1	$(169.2)	$1,201.8	$(386.3)	$815.5
Reserves (salvage)(4)	$(91.5)	$13.8	$201.4	$(49.5)	$(276.3)	$10.3	$(191.8)	$147.2	$(44.6)

40

Financial Guaranty Insurance
BIG Transaction Loss Summary
December 31, 2010

	BIG Categories								
	BIG 1		BIG 2		BIG 3		Total	Effect of Consolidating	
	Gross	Ceded	Gross	Ceded	Gross	Ceded	BIG, Net	VIEs	Total
	(dollars in millions)								
Number of risks(1)	47	(43)	42	(42)	41	(41)	130	—	130
Remaining weighted-average contract period (in years)	10.7	16.7	6.8	8.0	6.0	6.3	6.9	—	6.9
Net outstanding exposure:									
Principal	$4,136.4	$(1,084.6)	$4,197.0	$(216.8)	$5,355.7	$(903.2)	$11,484.5	$—	$11,484.5
Interest	2,111.0	(825.1)	1,578.6	(84.8)	1,545.3	(258.5)	4,066.5	—	4,066.5
Total(2)	$6,247.4	$(1,909.7)	$5,775.6	$(301.6)	$6,901.0	$(1,161.7)	$15,551.0	$—	$15,551.0
Expected cash outflows(inflows)	$288.4	$(24.2)	$1,573.9	$(80.6)	$1,173.7	$(163.8)	$2,767.4	$(260.0)	$2,507.4
Potential recoveries(3)	(373.0)	47.8	(410.5)	18.6	(1,573.9)	247.3	(2,043.7)	273.5	(1,770.2)
Subtotal	(84.6)	23.6	1,163.4	(62.0)	(400.2)	83.5	723.7	13.5	737.2
Discount	(19.1)	(7.3)	(475.8)	26.0	(3.6)	(9.8)	(489.6)	(52.8)	(542.4)
Present value of expected cash flows	$(103.7)	$16.3	$687.6	$(36.0)	$(403.8)	$73.7	$234.1	$(39.3)	$194.8
Deferred premium revenue	$159.4	$(25.0)	$550.9	$(36.0)	$966.6	$(154.6)	$1,461.3	$(256.0)	$1,205.3
Reserves (salvage)(4)	$(121.5)	$19.2	$245.9	$(12.1)	$(768.0)	$131.6	$(504.9)	$51.2	$(453.7)

(1) A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments. The ceded number of risks represents the number of risks for which the Company ceded a portion of its exposure.

(2) Includes BIG amounts related to FG VIEs which are not eliminated.

(3) Includes estimated future recoveries for breaches of R&W as well as excess spread, and draws on HELOCs.

(4) See table "Components of net reserves (salvage)."

The following table reconciles the loss and LAE reserve and salvage and subrogation components on the consolidated balance sheet to the financial guaranty net reserves (salvage) in the financial guaranty BIG transaction loss summary tables above.

Components of Net Reserves (Salvage)

	As of December 31,	
	2011	2010
	(in millions)	
Loss and LAE reserve	$296.9	$254.4
Reinsurance recoverable on unpaid losses	(79.2)	(24.6)
Salvage and subrogation recoverable	(316.1)	(846.1)
Salvage and subrogation payable(1)	53.8	162.6
Financial guaranty net reserves (salvage)	$(44.6)	$(453.7)

(1) Recorded as a component of reinsurance balances payable.

41

Ratings Impact on Financial Guaranty Business A downgrade of the Company may result in increased claims under financial guaranties issued by the Company if the insured obligors were unable or unwilling to pay. For example, AGM has issued financial guaranty insurance policies in respect of the obligations of municipal obligors under interest rate swaps. Under the swaps, AGM insures periodic payments owed by the municipal obligors to the bank counterparties. Under certain of the swaps, AGM also insures termination payments that may be owed by the municipal obligors to the bank counterparties. The bank counterparty benefiting from AGM's insurance policy may have the right to terminate the swap if AGM's financial strength rating declines below a certain level. The particular level varies on a transaction by transaction basis; a significant amount of swap exposure would be terminable by the bank counterparty if AGM were downgraded below "A" by S&P or below "A2" by Moody's. The amount that AGM may be obligated to pay upon termination could be limited both in the aggregate and on an annual basis by the terms of the swap. In many cases, the bank counterparty is not entitled to terminate the swap if the municipal obligor either replaces AGM, or posts collateral under the swap. If AGM has been downgraded below the rating trigger set forth in a swap under which it has insured the termination payment; the municipal obligor has failed to post collateral or replace AGM, as the case may be, or to otherwise cure the downgrade of AGM; the bank counterparty has elected to terminate the swap; a termination payment is payable by the municipal obligor; and the municipal obligor has failed to make the termination payment payable by it, in an amount that equals or exceeds the limit set forth in the financial guaranty relating to such swap, then AGM would be required to pay the termination payments due by the municipal obligor. The claim payment would be subject to recovery from such municipal obligor. As another example, with respect to variable rate demand obligations ("VRDO") for which a bank has agreed to provide a liquidity facility, a downgrade of AGM may provide the bank with the right to give notice to bondholders that the bank will terminate the liquidity facility, causing the bondholders to tender their bonds to the bank. Bonds held by the bank accrue interest at a "bank bond rate" that is higher than the rate otherwise borne by the bond (typically the prime rate plus 2.00%-3.00%, and capped at the lesser of 25% and the maximum legal limit). In the event that the bank holds such bonds for longer than a specified period of time, usually 90-180 days, the bank has the right to demand accelerated repayment of bond principal, usually through payment of equal installments over a period of not less than five years. In the event that a municipal obligor is unable to pay interest accruing at the bank bond rate or to pay principal during the shortened amortization period, a claim could be submitted to the insurer under its financial guaranty policy. As of December 31, 2011, AGM has insured approximately $0.8 billion of par of VRDO issued by municipal obligors rated BBB- or lower pursuant to the Company's internal rating. For a number of such obligations, a downgrade of the insurer below A+, in the case of S&P, or below Al, in the case of Moody's, triggers the ability of the bank to notify bondholders of the termination of the liquidity facility and to demand accelerated repayment of bond principal over a period of five to ten years. The specific terms relating to the rating levels that trigger the bank's termination right, and whether it is triggered by a downgrade by one rating agency or a downgrade by all rating agencies then rating the insurer, vary depending on the transaction. See also Note 14, Notes Payable and Credit Facilities for a discussion of the impact of a downgrade in the financial strength rating on the Company's insured leveraged lease transactions and Note 13, Commitments and Contingencies for a discussion of the impact of a downgrade in the financial strength rating on guaranteed investment contracts ("GICs") that AGM has insured. 5. Fair Value Measurement The Company carries the majority of its assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market). Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party's proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company's credit exposure, such as collateral rights as applicable.

 Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness, constraints on liquidity and unobservable parameters. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company continues to refine its methodologies. During 2011, no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income. The Company’s methods for calculating fair value produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. The fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset or liability’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation. All three levels require the use of observable market data when available. Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market. Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs. Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation. Transfers between Levels 1, 2 and 3 are recognized at the beginning of the period when the transfer occurs. The Company reviews the classification between Levels 1, 2 and 3 quarterly to determine, based on the definitions provided, whether a transfer is necessary. There were no significant transfers between Level 1 and Level 2 during the periods presented. In May 2011, the FASB issued new guidance that develops common requirements for measuring fair value and for disclosing information about fair value measurements to improve the comparability of financial statements prepared in accordance with U.S. GAAP and International Financial Reporting Standards. The new guidance clarifies the application of existing fair value measurement and disclosure requirements, changes certain principles related to measuring fair value, and requires additional disclosures about fair value measurements. The amendments are to be applied prospectively and are effective during interim and annual periods beginning after December 15, 2011, which corresponds to the Company’s first quarter of fiscal year 2012. The Company does not expect such adoption will have a material impact on its financial position and results of operations, however, it may change certain fair value disclosures. Measured and Carried at Fair Value Fixed Maturity Securities and Short-term Investments The fair value of bonds in the investment portfolio is generally based on quoted market prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. Such quotes generally include available relevant market information, benchmark curves, benchmarking of like securities, sector groupings and matrix pricing. Additional valuation factors that can be taken into account are nominal spreads, dollar basis and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements and sector news. The overwhelming majority of fixed maturities are classified as Level 2 because the most significant inputs used in the pricing techniques are observable. Prices determined based upon model processes where at least one significant model assumption or input is unobservable, are considered to be Level 3 in the fair value hierarchy. At December 31, 2011, the Company used model processes to price 14 fixed maturity securities, which was 6% or $326.2 million of the Company's fixed-maturity securities and short-term investments at fair value. These securities were classified as Level 3. Committed Capital Securities The fair value of committed capital securities ("CCS"), which is recorded in "other assets" on the consolidated balance sheets, represents the difference between the present value of remaining expected put option premium payments under AGM Committed Preferred Trust Securities (the "AGM CPS Securities") agreements and the value of such estimated payments based upon the quoted price for such premium payments as of the reporting dates (see Note 14, Notes Payable and Credit Facilities). Changes in fair value of the AGM CPS securities were recorded in the consolidated statements of operations. The significant market inputs used were observable, therefore, the Company classified this fair value measurement as Level 2 prior to the third quarter of 2011. The CCS were transferred to Level 3 on the fair value hierarchy in the third quarter of 2011 because the Company was no longer able to obtain the same level of pricing information as in past quarters. Financial Guaranty Contracts Accounted for as Credit Derivatives The Company's credit derivatives consist primarily of insured CDS contracts, and also include net interest margin securitizations and interest rate swaps that fall under derivative accounting standards requiring fair value accounting through the statement of operations. The Company does not enter into CDS with the intent to actively trade these contracts and the Company may not unilaterally terminate a CDS contract; however, the Company has mutually agreed with various counterparties to terminate certain CDS transactions. The terms of the Company's CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts. In general the non-standard terms include the absence of collateral support agreements or immediate settlement provisions. In addition, the Company employs relatively high attachment points and does not exit derivatives it sells or purchases for credit protection purposes, except under specific circumstances such as mutual agreements with counterparties to terminate certain CDS contracts. Due to the lack of quoted prices for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through modeling that uses various inputs to derive an estimate of the fair value of the Company's contracts in principal markets. Observable inputs other than quoted market prices exist; however, these inputs reflect contracts that do not contain terms and conditions similar to the credit derivative contracts issued by the Company. Management does not believe there is an established market where financial guaranty insured credit derivatives are actively traded. The terms of the protection under an insured financial guaranty credit derivative do not, except for certain rare circumstances, allow the Company to exit its contracts. Management has determined that the exit market for the Company's credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of the Company's deals to establish historical price points in the hypothetical market that are used in the fair value calculation. These contracts are classified as Level 3 in the fair value hierarchy since there is reliance on at least one unobservable input deemed significant to the valuation model, most significantly the Company's estimate of the value of the non-standard terms and conditions of its credit derivative contracts and of the Company's current credit standing. The Company's models and the related assumptions are continuously reevaluated by management and enhanced, as appropriate, based upon improvements in modeling techniques and availability of more timely and relevant market information. The fair value of the Company's credit derivative contracts represents the difference between the present value of remaining net premiums the Company expects to receive or pay for the credit protection under the contract and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge or pay the Company for the same protection. The fair value of the Company's credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company's own credit risk and remaining contractual cash flows. The expected remaining contractual cash flows are the most readily observable inputs since they are based on the CDS contractual terms. These cash flows include premiums to be received or paid under the terms of the contract. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. if credit spreads of the underlying obligations change, the fair value of the related credit derivative changes. Market liquidity also affects valuations of the underlying obligations. Market conditions at December 31, 2011 were such that market prices of the Company's CDS contracts were not available. Since market prices were not available, the Company used proprietary valuation models that used both unobservable and observable market data inputs as described under “Assumptions and Inputs” below. These models are primarily developed internally based on market conventions for similar transactions. Valuation models include management estimates and current market information. Management is also required to make assumptions of how the fair value of credit derivative instruments is affected by current market conditions. Management considers factors such as current prices charged for similar agreements, when available, performance of underlying assets, life of the instrument, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The assumptions that management uses to determine the fair value may change in the future due to market conditions. Due to the inherent uncertainties of the assumptions used in the valuation models to determine the fair value of these credit derivative products, actual experience may differ from the estimates reflected in the Company’s consolidated financial statements and the differences may be material. Assumptions and Inputs Listed below are various inputs and assumptions that are key to the establishment of the Company’s fair value for CDS contracts. How gross spread is calculated: Gross spread is the difference between the yield of a security paid by an issuer on an insured versus uninsured basis or, in the case of a CDS transaction, the difference between the yield and an index such as the London Interbank Offered Rate (“LIBOR”). Such pricing is well established by historical financial guaranty fees relative to the credit spread on risks assumed as observed and executed in competitive markets, including in financial guaranty reinsurance and secondary market transactions. How gross spread is allocated: Gross spread on a financial guaranty contract accounted for as CDS is allocated among: 1. the profit the originator, usually an investment bank, realizes for putting the deal together and funding the transaction (“bank profit”); 2. premiums paid to the Company for the Company’s credit protection provided (“net spread”); and 3. the cost of CDS protection purchased on the Company by the originator to hedge their counterparty credit risk exposure to the Company (“hedge cost”). The weighted average life which is based on expected remaining contractual cash flows and debt service schedules, which are the most readily observable inputs since they are based on the CDS contractual terms. The rates used to discount future expected losses. The expected future premium cash flows for the Company’s credit derivatives were discounted at rates ranging from 0.30% to 2.70% at December 31, 2011. The expected future cash flows for the Company’s credit derivatives were discounted at rates ranging from 0.26% to 4.19% at December 31, 2010. Gross spread is used to ultimately determine the net spread a comparable financial guarantor would charge the Company to transfer its risk at the reporting date. The Company obtains gross spreads on risks assumed from market data sources published by third parties (e.g. dealer spread tables for the collateral similar to assets within the Company’s transactions) as well as collateral- specific spreads provided by trustees or obtained from market sources. If observable market credit spreads are not available or reliable for the underlying reference obligations, then market indices are used that most closely resemble the underlying reference obligations, considering asset class, credit quality rating and maturity of the underlying reference obligations. These indices are adjusted to reflect the non-standard terms of the Company’s CDS contracts. Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process.

The following spread hierarchy is utilized in determining which source of gross spread to use, with the rule being to use CDS spreads where available. If not available, the Company either interpolates or extrapolates CDS spreads based on similar transactions or market indices.

- Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available).
- Deals priced or closed during a specific quarter within a specific asset class and specific rating.
- Credit spreads interpolated based upon market indices.
- Credit spreads provided by the counterparty of the CDS.
- Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

Information by Credit Spread Type

	As of December 31,	
	2011	2010
Based on actual collateral specific spreads	0%	1%
Based on market indices	100%	99%
Total	100%	100%

Over time the data inputs can change as new sources become available or existing sources are discontinued or are no longer considered to be the most appropriate. It is the Company's objective to move to higher levels on the hierarchy whenever possible, but it is sometimes necessary to move to lower priority inputs because of discontinued data sources or management's assessment that the higher priority inputs are no longer considered to be representative of market spreads for a given type of collateral. This can happen, for example, if transaction volume changes such that a previously used spread index is no longer viewed as being reflective of current market levels.

The Company interpolates a curve based on the historical relationship between the premium the Company receives when a financial guaranty contract accounted for as CDS is close to the daily closing price of the market index related to the specific asset class and rating of the deal. This curve indicates expected credit spreads at each indicative level on the related market index. For transactions with unique terms or characteristics where no price quotes are available management extrapolates credit spreads based on an alternative transaction for which the Company has received a spread quote from one of the first three sources within the Company's spread hierarchy. This alternative transaction will be within the same asset class, have similar underlying assets, similar credit ratings, and similar time to maturity. The Company then calculates the percentage of relative spread change quarter over quarter for the alternative transaction. This percentage change is then applied to the historical credit spread of the transaction for which no price quote was received in order to calculate the transactions' current spread. Counterparties determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. These quotes are validated by cross- referencing quotes received from one market source with those quotes received from another market source to ensure reasonableness.

The premium the Company receives is referred to as the "net spread." The Company's pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the Company's own credit spread affects the pricing of its deals. The Company's own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the Company, as reflected by quoted market prices on CDS referencing AGM. For credit spreads on the Company's name the Company obtains the quoted price of CDS contracts traded on AGM from market data sources published by third parties. The cost to acquire CDS protection referencing AGM affects the amount of spread on CDS deals that the Company retains and, hence, their fair value. As the cost to acquire CDS protection referencing AGM increases, the amount of premium the Company retains on a deal generally decreases. As the cost to acquire CDS protection referencing AGM decreases, the amount of premium the Company retains

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on a deal generally increases. In the Company's valuation model, the premium the Company captures is not permitted to go below the minimum rate that the Company would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Given the current market conditions and the Company's own credit spreads, approximately 93% of our CDS contracts are fair valued using this minimum premium. The Company corroborates the assumptions in its fair value model, including the amount of exposure to AGM hedged by its counterparties, with independent third parties each reporting period. The current level of AGM's own credit spread has resulted in the bank or deal originator hedging a significant portion of its exposure to AGM. This reduces the amount of contractual cash flows AGM can capture for selling its protection.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that contractual terms of financial guaranty insurance contracts typically do not require the posting of collateral by the guarantor. The widening of a financial guarantor's own credit spread increases the cost to buy credit protection on the guarantor, thereby reducing the amount of premium the guarantor can capture out of the gross spread on the deal. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A credit derivative asset on protection sold is the result of contractual cash flows on in-force deals in excess of what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the current reporting date. If the Company were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would be able to realize a gain representing the difference between the higher contractual premiums to which it is entitled and the current market premiums for a similar contract.The Company determines the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts.

Example

Following is an example of how changes in gross spreads, the Company's own credit spread and the cost to buy protection on the Company affect the amount of premium the Company can demand for its credit protection. The assumptions used in these examples are hypothetical amounts. Scenario 1 represents the market conditions in effect on the transaction date and Scenario 2 represents market conditions at a subsequent reporting date.

	Scenario 1		Scenario 2	
	bps	% of Total	bps	% of Total
Original gross spread/cash bond price (in bps)	185		500	
Bank profit (in bps)	115	62%	50	10%
Hedge cost (in bps)	30	16	440	88
The Company premium received per annum (in bps)	40	22	10	2

In Scenario 1, the gross spread is 185 basis points. The bank or deal originator captures 115 basis points of the original gross spread and hedges 10% of its exposure to AGM, when the CDS spread on AGM was 300 basis points (300 basis points × 10% = 30 basis points). Under this scenario the Company received premium of 40 basis points, or 22% of the gross spread.

In Scenario 2, the gross spread is 500 basis points. The bank or deal originator captures 50 basis points of the original gross spread and hedges 25% of its exposure to AGM, when the CDS spread on AGM was 1,760 basis points (1,760 basis points × 25% = 440 basis points). Under this scenario the Company would receive premium of 10 basis points, or 2% of the gross spread. Due to the increased cost to hedge AGM's name, the amount of profit the bank would expect to receive, and the premium the Company would expect to receive decline significantly.

In this example, the contractual cash flows (the Company premium received per annum above) exceed the amount a market participant would require the Company to pay in today's market to accept its obligations under the CDS contract, thus resulting in an asset. This credit derivative asset is equal to the difference in premium rates discounted at the corresponding LIBOR over the weighted average remaining life of the contract.

Strengths and Weaknesses of Model

The Company's credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the Company's CDS modeling techniques are:

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The model takes into account the transaction structure and the key drivers of market value. The transaction structure includes par insured, weighted average life, level of subordination and composition of collateral. The model maximizes the use of market-driven inputs whenever they are available. The key inputs to the model are market-based spreads for the collateral, and the credit rating of referenced entities. These are viewed by the Company to be the key parameters that affect fair value of the transaction. The model is a consistent approach to valuing positions. The Company has developed a hierarchy for market-based spread inputs that helps mitigate the degree of subjectivity during periods of high illiquidity. The primary weaknesses of the Company’s CDS modeling techniques are: There is no exit market or actual exit transactions. Therefore the Company’s exit market is a hypothetical one based on the Company’s entry market. There is a very limited market in which to validate the reasonableness of the fair values developed by the Company’s model. At December 31, 2011 and December 31, 2010, the markets for the inputs to the model were highly illiquid, which impacts their reliability. Due to the non-standard terms under which the Company enters into derivative contracts, the fair value of its credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market. As of December 31, 2011 these contracts were classified as Level 3 in the fair value hierarchy because there is a reliance on at least one unobservable input deemed significant to the valuation model, most significantly the Company’s estimate of the value of non-standard terms and conditions of its credit derivative contracts and of the Company’s current credit standing. Fair Value Option on FG VIEs’ Assets and Liabilities The Company elected the Fair Value Option for FG VIEs’ assets and liabilities upon adoption of VIE consolidation accounting guidance on January 1, 2010 which required the consolidation of FG VIEs. The fair value option was also elected for all subsequently consolidated FG VIEs. See Note 7, Consolidation of Variable Interest Entities. The FG VIEs that are consolidated by the Company issued securities collateralized by HELOCs, first lien RMBS, Alt-A first and second lien RMBS, subprime automobile loans, and other loans and receivables. As the lowest level input that is significant to the fair value measurement of these securities in its entirety was a Level 3 input (i.e. unobservable), management classified all such securities as Level 3 in the fair value hierarchy. The securities were priced with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach and the third-party’s proprietary pricing models. The models to price the FG VIEs’ liabilities used, where appropriate, inputs such as estimated prepayment speeds; market values of the assets that collateralize the securities; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); discount rates implied by market prices for similar securities; house price depreciation/appreciation rates based on macroeconomic forecasts and, for those liabilities insured by the Company, the benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest for the FG VIE tranches insured by the Company, taking into account the timing of the potential default and the Company’s own credit rating. Changes in fair value of the FG VIEs’ assets and liabilities are included in net change in fair value of FG VIEs within the consolidated statement of operations. Except for credit impairment that triggers a claim on the financial guaranty contract, the unrealized fair value adjustments related to the consolidated FG VIEs will reverse to zero over the terms of these financial instruments. The fair value of the Company’s FG VIE assets is sensitive to changes relating to estimated prepayment speeds; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); recoveries from excess spread, discount rates implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts. Significant changes to any of these inputs could materially change the market value of the FG VIE’s assets and the implied collateral losses within the transaction. In general, the fair value of the FG VIE is most sensitive to changes in the projected collateral losses, where an increase in collateral losses typically leads to a decrease in the fair value of the Company’s FG VIE assets, while a decrease in collateral losses typically leads to an increase in the fair value of the Company’s FG VIE assets. These factors also directly impact the fair value of the Company’s uninsured VIE liabilities. The fair value of the Company’s insured FG VIE liabilities is also sensitive to changes relating to estimated prepayment speeds; market values of the assets that collateralize the securities; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); recoveries from excess spread, discount rates implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts. In addition, the Company’s insured FG VIE liabilities are also sensitive to changes in the Company’s implied credit worthiness. Significant changes to any of these inputs could materially change the timing of expected losses within the insured transaction which is a significant factor in determining the implied benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest for the FG VIE tranches insured by the Company. In general, when the timing of expected loss payments by the Company is extended into the future, this typically leads to a decrease in the value of the Company’s insurance and a decrease in the fair value of the Company’s insured FG VIE liabilities, while a shortening of the timing of expected loss payments by the Company typically leads to an increase in the value of the Company’s insurance and an increase in the fair value of the Company’s insured FG VIE liabilities. Not Carried at Fair Value Financial Guaranty Contracts in Insurance Form The fair value of the Company’s financial guaranty contracts accounted for as insurance was based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. This amount was based on the pricing assumptions management has observed in recent portfolio transfers that have occurred in the financial guaranty market and included adjustments to the carrying value of unearned premium reserve for stressed losses, ceding commissions and return on capital. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3. Notes Payable The fair value of the notes payable was determined by calculating the present value of the expected cash flows. The Company uses a market approach to determine discounted future cash flows using market driven discount rates and a variety of assumptions, if applicable, including LIBOR curve projections, prepayment and default assumptions, and AGM CDS spreads. The fair value measurement was classified as Level 3 in the fair value hierarchy. Note Receivable from Affiliate The fair value of the Company’s note receivable from an affiliate is determined by calculating the effect of changes in U.S. Treasury yield adjusted for a credit factor at the end of each reporting period.

 Financial Instruments Carried at Fair Value Amounts recorded at fair value in the Company’s financial statements are included in the tables below. Fair Value Hierarchy of Financial Instruments Carried at Fair Value As of December 31, 2011 Fair Value Hierarchy Fair Value Level 1 Level 2 Level 3 (in millions) Assets: Investment portfolio, available-for-sale Fixed maturity securities U.S government and agencies $86.9 $— $86.9 $— Obligations of state and political subdivisions 3,596.9 — 3,587.4 9.5 Corporate securities 207.6 — 207.6 — Mortgage-backed securities: RMBS 343.8 — 238.6 105.2 Commercial mortgage-backed securities (“CMBS”) 103.9 — 103.9 — Asset-backed securities 334.8 — 123.3 211.5 Foreign government securities 242.5 — 242.5 — Total fixed maturity securities 4,916.4 — 4,590.2 326.2 Short-term investments 412.2 135.1 277.1 — Other invested assets(1) 43.5 — 32.8 10.7 Credit derivative assets 140.3 — — 140.3 FG VIEs’ assets, at fair value 2,056.6 — — 2,056.6 Other assets(2) 22.5 — — 22.5 Total assets carried at fair value $7,591.5 $135.1 $4,900.1 $2,556.3 Liabilities: Credit derivative liabilities $455.7 $— $— $455.7 FG VIEs’ liabilities with recourse, at fair value 1,926.2 — — 1,926.2 FG VIEs’ liabilities without recourse, at fair value 703.5 — — 703.5 Total liabilities carried at fair value $3,085.4 $— $— $3,085.4

 Fair Value Hierarchy of Financial Instruments Carried at Fair Value As of December 31, 2010 Fair Value Hierarchy Fair Value Level 1 Level 2 Level 3 (in millions) Assets: Investment portfolio, available-for-sale: Fixed maturity securities: U.S government and agencies $151.2 $— $151.2 $— Obligations of state and political subdivisions 3,417.2 — 3,417.2 — Corporate securities 192.5 — 192.5 — Mortgage-backed securities: RMBS 344.2 — 272.2 72.0 CMBS 18.3 — 18.3 — Asset-backed securities 297.8 — 133.1 164.7 Foreign government securities 257.2 — 257.2 — Total fixed maturity securities 4,678.4 — 4,441.7 236.7 Short-term investments 612.7 185.0 427.7 — Other invested assets(1) 33.3 0.2 21.4 11.7 Credit derivative assets 181.8 — — 181.8 FG VIEs’ assets, at fair value 2,691.5 — — 2,691.5 Other assets(2) 7.6 — 7.6 — Total assets carried at fair value $8,205.3 $185.2 $4,898.4 $3,121.7 Liabilities: Credit derivative liabilities $592.8 $— $— $592.8 FG VIEs’ liabilities with recourse, at fair value 2,511.0 — — 2,511.0 FG VIEs’ liabilities without recourse, at fair value 841.5 — — 841.5 Other liabilities 0.1 — 0.1 — Total liabilities carried at fair value $3,945.4 $— $0.1 $3,945.3 (1) Includes mortgage loans that are recorded at fair value on a non-recurring basis. At December 31, 2011 and December 31, 2010, such investments were carried at their market value of $9.0 million and $9.4 million, respectively. The mortgage loans are classified as Level 3 of the fair value hierarchy as there are significant unobservable inputs used in the valuation of such loans. An indicative dealer quote is used to price the non-performing portion of these mortgage loans. The performing loans are valued using management’s determination of future cash flows arising from these loans, discounted at the rate of return that would be required by a market participant. This rate of return is based on indicative dealer quotes. (2) Includes fair value of CCS.

Changes in Level 3 Fair Value Measurements

The table below presents a roll forward of the Company's Level 3 financial instruments carried at fair value on a recurring basis during the years ended December 31, 2011 and 2010.

Fair Value Level 3 Rollforward
Recurring Basis

	Year Ended December 31, 2011								
	Fixed Maturity Securities								
	Obligations of State and Political Subdivisions	RMBS	Asset-Backed Securities	Other Invested Assets	FG VIEs' Assets at Fair Value	Other Assets	Credit Derivative Asset (Liability), net(5)	FG VIEs' Liabilities with Recourse, at Fair Value	FG VIEs' Liabilities without Recourse, at Fair Value
	(in millions)								
Fair value at December 31, 2010	$—	$72.0	$164.7	$2.3	$2,691.5	$—	$(411.0)	$(2,511.0)	$(841.5)
Total pretax realized and unrealized gains/(losses) recorded in(1)									
Net income (loss)	—	(31.1)(2)	(10.9)(2)	—	(179.0)(3)	14.4(4)	162.1(6)	52.6(3)	(8.2)(3)
Other comprehensive income (loss)	0.4	(76.0)	33.3	(0.7)	—	—	—	—	—
Purchases	9.1	216.4	47.1	—	—	—	—	—	—
Sales	—	—	—	—	—	—	—	—	—
Settlements	—	(24.0)	(22.7)	0.1	(720.2)	—	(66.4)	759.2	209.3
FG VIE consolidations	—	(52.1)	—	—	264.3	—	—	(227.0)	(63.1)
Transfers into Level 3	—	—	—	—	—	8.1	—	—	—
Fair value at December 31, 2011	$9.5	$105.2	$211.5	$1.7	$2,056.6	$22.5	$(315.3)	$(1,926.2)	$(703.5)
Change in unrealized gains/(losses) related to financial instruments held at December 31, 2011	$0.4	$(76.0)	$33.3	$(0.7)	$158.5	$14.4	$82.7	$59.6	$69.3

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	Year Ended December 31, 2010						
	Fixed Maturity Securities						
	RMBS	Asset-Backed Securities	Other Invested Assets	FG VIEs' Assets at Fair Value	Credit Derivative Asset (Liability), net(5)	FG VIEs' Liabilities with Recourse, at Fair Value	FG VIEs' Liabilities without Recourse, at Fair Value
				(in millions)			
Fair value at December 31, 2009	$—	$203.9	$0.2	$—	$(398.8)	$—	$—
Adoption of new accounting standard	—	—	—	1,577.0	—	(1,720.6)	(207.9)
Fair value at January 1, 2010	—	203.9	0.2	1,577.0	(398.8)	(1,720.6)	(207.9)
Total pretax realized and unrealized gains/(losses) recorded in(1)							
Net income (loss)	(2.5)(2)	(15.2)(2)	—	14.7(3)	51.1(6)	14.4(3)	(32.5)(3)
Other comprehensive income (loss)	(32.6)	(4.1)	(0.5)	—	—	—	—
Purchases, issuances, sales, settlements, net	83.9	(19.9)	2.6	(262.6)	(63.3)	218.7	84.1
FG VIE consolidations, deconsolidations, net	(0.3)	—	—	1,362.4	—	(1,023.5)	(685.2)
Transfers in and/or out of Level 3	23.5	—	—	—	—	—	—
Fair value at December 31, 2010	$72.0	$164.7	$2.3	$2,691.5	$(411.0)	$(2,511.0)	$(841.5)
Change in unrealized gains/(losses) related to financial instruments held at December 31, 2010	$(32.6)	$(4.1)	$—	$169.6	$(10.8)	$(323.5)	$0.5

(1) Realized and unrealized gains (losses) from changes in values of Level 3 financial instruments represent gains (losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2) Included in net realized investment gains (losses) and net investment income.

(3) Included in net change in fair value of FG VIEs.

(4) Recorded in fair value gain (loss) on CCS.

(5) Represents net position of credit derivatives. The consolidated balance sheet presents gross assets and liabilities based on net counterparty exposure.

(6) Reported in net change in fair value of credit derivatives.

As of December 31, 2010, after analyzing prices provided by a third party pricing service, the Company determined it was necessary to reduce the pricing on one security based on the Company's own cash flow analysis which was deemed a Level 3. No changes were made as of December 31, 2011.

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The carrying amount and estimated fair value of the Company's financial instruments are presented in the following table.

Fair Value of Financial Instruments

	As of December 31, 2011		As of December 31, 2010	
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)			
Assets:				
Fixed maturity securities	$4,916.4	$4,916.4	$4,678.4	$4,678.4
Short-term investments	412.2	412.2	612.7	612.7
Other invested assets	120.1	132.1	131.9	141.8
Note receivable from affiliate	300.0	406.1	300.0	314.0
Credit derivative assets	140.3	140.3	181.8	181.8
FG VIEs' assets, at fair value	2,056.6	2,056.6	2,691.5	2,691.5
Other assets	22.5	22.5	7.6	7.6
Liabilities:				
Financial guaranty insurance contracts(1)	2,645.7	3,388.4	2,891.6	2,865.2
Notes payable(2)	103.7	100.7	127.0	131.0
Credit derivative liabilities	455.7	455.7	592.8	592.8
FG VIEs' liabilities with recourse, at fair value	1,926.2	1,926.2	2,511.0	2,511.0
FG VIEs' liabilities without recourse, at fair value	703.5	703.5	841.5	841.5

(1) Carrying amount includes the balance sheet amounts related to financial guaranty insurance contract premiums and losses, net of reinsurance.

(2) Carrying amount represented principal less accumulated discount or plus accumulated premium.

6. Financial Guaranty Contracts Accounted for as Credit Derivatives

Accounting Policy

Credit derivatives are recorded at fair value. Changes in fair value are recorded in "net change in fair value of credit derivatives" on the consolidated statement of operations. Realized gains and other settlements on credit derivatives include credit derivative premiums received and receivable for credit protection the Company has sold under its insured CDS contracts, premiums paid and payable for credit protection the Company has purchased, contractual claims paid and payable and received and receivable related to insured credit events under these contracts, ceding commission expense or income and realized gains or losses related to their early termination. Net unrealized gains and losses on credit derivatives represent the adjustments for changes in fair value in excess of realized gains and other settlements that are recorded in each reporting period. Fair value of credit derivatives is reflected as either net assets or net liabilities determined on a contract by contract basis in the Company's consolidated balance sheets. See Note 5, Fair Value Measurement, for a discussion of the fair value methodology for credit derivatives.

Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP. Until the Company ceased selling credit protection through credit derivative contracts in the beginning of 2008, following the issuance of regulatory guidelines that limited the terms under which the credit protection could be sold, management considered these agreements to be a normal part of its financial guaranty business. The potential capital or margin requirements that may apply under the Dodd-Frank Wall Street Reform and Consumer Protection Act contributed to the decision of the Company not to sell new credit protection through CDS in the foreseeable future.

Credit derivative transactions are governed by ISDA documentation and have different characteristics from financial guaranty insurance contracts. For example, the Company's control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty insurance contract. In addition, while the Company's exposure under credit derivatives, like the Company's exposure under financial guaranty insurance contracts, has been generally for as long as the reference obligation remains outstanding, unlike financial guaranty contracts, a credit

54

derivative may be terminated for a breach of the ISDA documentation or other specific events. A loss payment is made only upon the occurrence of one or more defined credit events with respect to the referenced securities or loans. A credit event may be a non-payment event such as a failure to pay, bankruptcy or restructuring, as negotiated by the parties to the credit derivative transactions. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. The Company may be required to make a termination payment upon such termination. Neither the Company nor any of its affiliates may unilaterally terminate a CDS contract; however, each of the Company and/or its affiliates has mutually agreed with various counterparties to terminate certain CDS transactions.

Credit Derivative Net Par Outstanding by Sector

The estimated remaining weighted average life of credit derivatives was 2.8 years at December 31, 2011 and 3.2 years at December 31, 2010. In 2011, CDS contracts totaling $5.2 billion in net par were terminated. The components of the Company's credit derivative net par outstanding are presented below.

Credit Derivatives Net Par Outstanding

	As of December 31, 2011				As of December 31, 2010			
Asset Type	Net Par Outstanding	Original Subordination (1)	Current Subordination (1)	Weighted Average Credit Rating	Net Par Outstanding	Original Subordination (1)	Current Subordination(1)	Weighted Average Credit Rating
				(dollars in millions)				
Pooled corporate obligations:								
Collateralized loan obligation/ collateralized bond obligations	$18,606	28.7%	29.4%	AAA	$24,498	27.4%	28.3%	AAA
Synthetic investment grade pooled corporate	11,494	19.7	17.9	AAA	14,008	17.0	16.8	AAA
Synthetic high yield pooled corporate	4,901	35.7	30.3	AA+	8,020	34.8	34.7	AAA
Trust preferred securities collateralized debt obligations ("CDOs")	63	56.1	70.5	AAA	89	56.2	63.0	AA
Market value CDOs of corporate obligations	1,492	17.0	32.0	AAA	1,492	17.0	49.9	AAA
Total pooled corporate obligations	36,556	26.4	26.1	AAA	48,107	25.2	26.6	AAA
U.S. RMBS:								
Subprime first lien (including net interest margin)	102	—	—	A	165	—	—	BB+
Closed end second lien and HELOCs	127	—	—	BBB	173	—	—	BBB
Total U.S. RMBS	229	—	—	BBB+	338	—	—	BBB-
Other	4,254			A	4,605			A
Total	$41,039			AAA	$53,050			AAA

(1) Represents the sum of subordinate tranches and over-collateralization and does not include any benefit from excess interest collections that may be used to absorb losses.

55

Except for the trust preferred securities ("TruPS"), the Company's exposure to pooled corporate obligations is highly diversified in terms of obligors and industries. Most pooled corporate transactions are structured to limit exposure to any given obligor and industry. The majority of the Company's pooled corporate exposure consists of collateralized loan obligation ("CLOs") or synthetic pooled corporate obligations. Most of these CLOs have an average obligor size of less than 1% of the total transaction and typically restrict the maximum exposure to any one industry to approximately 10%. The Company's exposure also benefits from embedded credit enhancement in the transactions which allows a transaction to sustain a certain level of losses in the underlying collateral, further insulating the Company from industry specific concentrations of credit risk on these deals.

The $4.3 billion of exposure in "Other" CDS contracts comprises numerous deals typically structured with significant underlying credit enhancement and spread across various asset classes, such as commercial receivables, international RMBS, infrastructure, regulated utilities and consumer receivables.

Credit Derivative Net Par Outstanding by Internal Rating

Ratings	December 31, 2011 Net Par Outstanding	December 31, 2011 % of Total	December 31, 2010 Net Par Outstanding	December 31, 2010 % of Total
	(dollars in millions)			
Super Senior	$12,342	30.1%	$17,409	32.8%
AAA	22,814	55.6	26,757	50.4
AA	1,963	4.8	4,351	8.2
A	1,860	4.5	2,320	4.4
BBB	1,438	3.5	1,496	2.8
BIG	622	1.5	717	1.4
Total credit derivative net par outstanding	$41,039	100.0%	$53,050	100.0%

Net Change in Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivatives Gain (Loss)

	Year Ended December 31, 2011	Year Ended December 31, 2010
	(in millions)	
Net credit derivative premiums received and receivable	$89.1	$96.8
Net ceding commissions (paid and payable) received and receivable	3.1	3.6
Realized gains on credit derivatives	92.2	100.4
Net credit derivative losses (paid and payable) recovered and recoverable	(22.6)	(38.6)
Total realized gains and other settlements on credit derivatives	69.6	61.8
Net unrealized gains (losses) on credit derivatives	92.5	(10.7)
Net change in fair value of credit derivatives	$162.1	$51.1

Net credit derivative premiums received and receivable included $13.7 million in 2011, which represents the acceleration of future premium revenues for the terminated CDS.

Changes in the fair value of credit derivatives occur primarily because of changes in interest rates, credit spreads, credit ratings of the referenced entities, realized gains and other settlements, and the issuing company's own credit rating, credit spreads and other market factors. Except for estimated credit impairments (i.e., net expected payments), the unrealized gains and losses on credit derivatives are expected to reduce to zero as the exposure approaches its maturity date. With considerable volatility continuing in the market, unrealized gains (losses) on credit derivatives may fluctuate significantly in future periods.

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Net Change in Unrealized Gains (Losses) on Credit Derivatives By Sector

Asset Type	Year Ended December 31, 2011	2010
	(in millions)	
Pooled corporate obligations:		
CLOs/Collateralized bond obligations	$2.8	$(2.6)
Synthetic investment grade pooled corporate	16.0	(1.4)
Synthetic high yield pooled corporate	(1.2)	10.7
TruPS CDOs	(0.6)	0.3
Market value CDOs of corporate obligations	—	0.2
Total pooled corporate obligations	17.0	7.2
U.S. RMBS:		
Subprime first lien (including net interest margin)	6.5	1.1
Closed end second lien and HELOCs	10.5	(2.0)
Total U.S. RMBS	17.0	(0.9)
Other(1)	58.5	(17.0)
Total	$92.5	$(10.7)

(1) "Other" includes all other U.S. and international asset classes, such as commercial receivables, international infrastructure, international RMBS securities and home equity securities, and pooled infrastructure securities.

In 2011, unrealized fair value gains were generated primarily in the Other sector due to narrower implied net spreads. The unrealized gain in Other was primarily attributable to price improvements on a XXX life securitization transaction, as well as the run off of par outstanding on several policies. The narrower implied net spreads were primarily a result of the increased cost to buy protection in AGM's name as the market cost of AGM's credit protection increased. Several transactions were pricing above their floor levels (or the minimum rate at which the Company would consider assuming these risks based on historical experience); therefore when the cost of purchasing CDS protection on AGM, which management refers to as the CDS spread on AGM, increased the implied spreads that the Company would expect to receive on these transactions decreased.

In the year ended December 31, 2010, unrealized fair value losses were generated primarily in the Other asset class. The loss in Other was primarily attributable to price declines on a XXX life securitization transaction. During 2010, AGM's spreads widened. However, gains due to the widening of the Company's own CDS spread were offset by declines in fair value resulting from price changes.

The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company's own credit cost based on the price to purchase credit protection on AGM. The Company determines its own credit risk based on quoted CDS prices traded on the Company at each balance sheet date. Generally, a widening of the CDS prices traded on AGM has an effect of offsetting unrealized losses that result from widening general market credit spreads, while a narrowing of the CDS prices traded on AGM has an effect of offsetting unrealized gains that result from narrowing general market credit spreads. An overall narrowing of spreads generally results in an unrealized gain on credit derivatives for the Company and an overall widening of spreads generally results in an unrealized loss for the Company.

57

 Five Year CDS Spread on AGM As of December 31, 2011 2010 2009 Quoted price of CDS contract (in basis points) AGM 778 650 541 Components of Credit Derivative Assets (Liabilities) As of December 31, 2011 As of December 31, 2010 (in millions) Credit derivative assets $140.4 $181.8 Credit derivative liabilities (455.7) (592.8) Net fair value of credit derivatives (315.3) (411.0) Less: Effect of AGM credit spread 793.3 1,080.8 Fair value of credit derivatives before effect of AGM credit spread $(1,108.6) $(1,491.8) The $1.1 billion liability as of December 31, 2011, which represents the fair value of CDS contracts before considering the implications of AGM’s credit spreads, is a direct result of continued wide credit spreads in the fixed income security markets, and ratings downgrades. The asset classes that remain most affected are pooled corporate obligations. When looking at December 31, 2011 compared to December 31, 2010, there was tightening of general market spreads as well as a run-off in net par outstanding, resulting in a gain of approximately $383.2 million before taking into account AGM’s credit spreads. Management believes that the trading level of AGM’s credit spreads are due to the correlation between AGM’s risk profile and the current risk profile of the broader financial markets and to increased demand for credit protection against AGM as the result of its financial guaranty volume as well as the overall lack of liquidity in the CDS market. Offsetting the benefit attributable to AGM’s credit spread were declines in fixed income security market prices primarily attributable to widening spreads in certain markets as a result of the continued deterioration in credit markets and some credit rating downgrades. The higher credit spreads in the fixed income security market are due to the lack of liquidity in the high yield CDO and CLO markets as well as continuing market concerns over the most recent vintages of subprime RMBS.

The following table presents the fair value and the present value of expected claim payments or recoveries for contracts accounted for as derivatives.

Net Fair Value and Expected Losses of Credit Derivatives by Sector
As of December 31, 2011

Asset Type	Fair Value of Credit Derivative Asset (Liability), net	Present Value of Expected Claim (Payments) Recoveries(2)
	(in millions)	
Pooled corporate obligations:		
CLOs/ Collateralized bond obligations	$0.1	$—
Synthetic investment grade pooled corporate	(24.9)	—
Synthetic high-yield pooled corporate	(15.7)	(5.1)
TruPS CDOs	(0.7)	—
Market value CDOs of corporate obligations	0.1	—
Total pooled corporate obligations	(41.1)	(5.1)
U.S. RMBS:		
Option ARM and Alt-A first lien	(0.2)	—
Subprime first lien(including net interest margin)	(18.3)	(24.7)
Closed-end second lien and HELOCs	(14.9)	6.7
Total U.S. RMBS	(33.4)	(18.0)
Other(1)	(240.8)	(13.5)
Total	$(315.3)	$(36.6)

(1) "Other" includes all other U.S. and international asset classes, such as commercial receivables, international infrastructure, international RMBS securities and pooled infrastructure securities.

(2) Represents amount in excess of the present value of future installment fees to be received of $2.2 million. Includes R&W on credit derivatives of $0.

Sensitivity to Changes in Credit Spread

The following table summarizes the estimated change in fair values on the net balance of the Company's credit derivative positions assuming immediate parallel shifts in credit spreads on AGM and on the risks that it assumes.

Effect of Changes in Credit Spread

	As of December 31, 2011	
Credit Spreads(1)	Estimated Net Fair Value (Pre-Tax)	Estimated Change in Gain/(Loss) (Pre-Tax)
	(in millions)	
100% widening in spreads	$(651.0)	$(335.7)
50% widening in spreads	(485.1)	(169.8)
25% widening in spreads	(402.2)	(86.9)
10% widening in spreads	(352.4)	(37.1)
Base Scenario	(315.3)	—
10% narrowing in spreads	(287.2)	28.1
25% narrowing in spreads	(247.4)	67.9
50% narrowing in spreads	(181.6)	133.7

(1) Includes the effects of spreads on both the underlying asset classes and the Company's own credit spread.

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 7. Consolidation of Variable Interest Entities The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs. AGM does not sponsor any VIEs when underwriting third party financial guaranty insurance or credit derivative transactions, nor has AGM acted as the servicer or collateral manager for any VIE obligations that it insures. The transaction structure generally provides certain financial protections to the Company. This financial protection can take several forms, the most common of which are overcollateralization, first loss protection (or subordination) and excess spread. In the case of overcollateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by the Company), the structure allows defaults of the securitized assets before a default is experienced on the structured finance obligation guaranteed by the Company. In the case of first loss, the financial guaranty insurance policy only covers a senior layer of losses experienced by multiple obligations issued by special purpose entities, including VIEs. The first loss exposure with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to special purpose entities, including VIEs, generate cash flows that are in excess of the interest payments on the debt issued by the special purpose entity. Such excess spread is typically distributed through the transaction’s cash flow waterfall and may be used to create additional credit enhancement, applied to redeem debt issued by the special purpose entities, including VIEs (thereby, creating additional overcollateralization), or distributed to equity or other investors in the transaction. AGM is not primarily liable for the debt obligations issued by the VIEs it insures and would only be required to make payments on these debt obligations in the event that the issuer of such debt obligations defaults on any principal or interest due. AGM’s creditors do not have any rights with regard to the assets of the VIEs. Proceeds from sales, maturities, prepayments and interest from VIE assets may only be used to pay debt service on VIE liabilities. Net fair value gains and losses on FG VIEs are expected to reverse to zero at maturity of the VIE debt, except for claim payments paid by AGM under the financial guaranty insurance contract. The Company’s estimate of expected loss to be paid for FG VIEs is included in Note 4, Financial Guaranty Insurance Contracts. Accounting Policy For all years presented, the Company has evaluated whether it was the primary beneficiary or control party of its VIEs. If the Company concludes that it is the primary beneficiary it is required to consolidate the entire VIE in the Company’s financial statements. The accounting rules governing the criteria for determining the primary beneficiary or control party of VIEs changed effective January 1, 2010. Prior to January 1, 2010, the Company determined whether it was the primary beneficiary of a VIE by first performing a qualitative analysis of the VIE that included, among other factors, its capital structure, contractual terms, which variable interests create or absorb variability, related party relationships and the design of the VIE. The Company performed a quantitative analysis when qualitative analysis was not conclusive. Effective January 1, 2010, accounting standards require the Company to perform an analysis to determine whether its variable interests give it a controlling financial interest in a VIE. This analysis identifies the primary beneficiary of a VIE as the enterprise that has both 1) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance; and 2) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE. This guidance requires an ongoing reassessment of whether the Company is the primary beneficiary of a VIE. As part of the terms of its financial guaranty contracts, the Company obtains certain protective rights with respect to the VIE that are triggered by the occurrence of certain events, such as failure to be in compliance with a covenant due to poor deal performance or a deterioration in a servicer or collateral manager’s financial condition. At deal inception, the Company typically is not deemed to control a VIE; however, once a trigger event occurs, the Company’s control of the VIE typically increases. The Company continuously evaluates its power to direct the activities that most significantly impact the economic performance of VIEs that have debt obligations insured by the Company and, accordingly, where the Company is obligated to absorb VIE losses that could potentially be significant to the VIE. The Company obtains protective rights under its insurance contracts that give the Company additional controls over a VIE if there is either deterioration of deal performance or in the financial health of the deal servicer. The Company is deemed to be the control party for financial reporting purposes, typically when its protective rights give it the power to both terminate and replace the deal servicer, which are characteristics specific to the Company’s financial guaranty contracts. The FG VIEs’ liabilities that are insured by the Company are considered to be with recourse, because the Company guarantees the payment of principal and interest regardless of the performance of the related FG VIEs’ assets. FG VIEs’

liabilities that are not insured by the Company are considered to be without recourse, because the payment of principal and interest of these liabilities is wholly dependent on the performance of the FG VIEs' assets.

The trustee reports of the consolidated FG VIEs are prepared by outside parties and are not available within the time constraints that the Company requires to ensure the financial accuracy of the operating results. As such, the financial results of the FG VIEs are consolidated on a lag; however, the Company adjusts the financial statements for the effects of material events occurring from the lag period until the balance sheet date. The Company has elected the fair value option for assets and liabilities classified as FG VIEs' assets and liabilities. Upon consolidation of FG VIEs, the Company elected the fair value option because the carrying amount transition method was not practical.

Adoption of Consolidation of VIE Standard on January 1, 2010

This change in accounting for FG VIEs was recognized as a cumulative effect adjustment to retained earnings on January 1, 2010. The cumulative effect was a $166.6 million after-tax decrease to the opening retained earnings balance representing the consolidation of 18 VIEs at fair value.

Adoption of VIE Consolidation Accounting Guidance January 1, 2010

	As of December 31, 2009	Transition Adjustment	As of January 1, 2010
		(in millions)	
Assets:			
Premiums receivable	$787.4	$(9.9)	$777.5
Deferred tax asset, net	976.5	89.7	1,066.2
Financial guaranty variable interest entities' assets	762.3	814.7	1,577.0
Total assets	10,878.0	894.5	11,772.5
Liabilities and shareholders' equity:			
Unearned premium reserve	6,449.1	(105.1)	6,344.0
Financial guaranty variable interest entities' liabilities with recourse	762.7	957.9	1,720.6
Financial guaranty variable interest entities' liabilities without recourse	—	207.9	207.9
Total liabilities	8,811.5	1,060.7	9,872.2
Retained earnings	735.8	(166.6)	569.2
Total shareholders' equity attributable to Assured Guaranty Municipal Corp.	2,066.9	(166.6)	1,900.3
Noncontrolling interest of financial guaranty variable interest entities	(0.4)	0.4	—
Total shareholders' equity	2,066.5	(166.2)	1,900.3
Total liabilities and shareholders' equity	10,878.0	894.5	11,772.5

At December 31, 2009, the Company consolidated four VIEs that had issued debt obligations insured by the Company. Under the new accounting standard effective January 1, 2010, consolidation was no longer required and, accordingly, the four VIEs were deconsolidated at fair value, which was approximately $791.9 million in VIEs' assets and $788.7 million in VIEs' liabilities. The effect of this deconsolidation is included in the "Transition Adjustment" amounts above.

Consolidated FG VIEs

During 2011, the Company determined that based on the assessment of its control rights over servicer or collateral manager replacement, given that servicing/managing collateral were deemed to be the VIEs' most significant activities, six additional VIEs required consolidation. This resulted in a net loss on consolidation of $40.1 million, which was included in "net change in fair value of FG VIEs" in the consolidated statement of operations. In addition, debt on four FG VIEs was fully paid down during 2011. As a result, there were a total of 26 consolidated VIEs at December 31, 2011, compared to 24 VIEs at December 31, 2010.The total unpaid principal balance for the FG VIEs' assets that were over 90 days or more past due was approximately $806.9 million. The change in the instrument-specific credit risk of the FG VIEs' assets for the year ended December 31, 2011 was a loss of approximately $565.2 million. The difference between the aggregate unpaid principal and aggregate fair value of the FG VIEs' liabilities was approximately $1,923.3 million at December 31, 2011.

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The table below shows the carrying value of the consolidated FG VIEs' assets and liabilities in the consolidated financial statements, segregated by the types of assets that collateralize their respective debt obligations:

Consolidated FG VIEs
By Type of Collateral

	As of December 31, 2011			As of December 31, 2010		
	Number of VIEs	Assets	Liabilities	Number of VIEs	Assets	Liabilities
			(dollars in millions)			
First liens:						
Alt-A first liens	3	$146.6	$134.8	—	$—	$—
Option ARM	2	524.4	719.3	2	626.6	909.4
Subprime	5	414.5	500.5	5	528.7	616.5
Closed-end second lien	4	127.5	96.5	1	86.2	107.6
HELOCs	8	616.0	951.0	8	857.1	1,126.1
Automobile loans	4	227.6	227.6	7	486.8	486.8
Credit card loans	—	—	—	1	106.1	106.1
Total	26	$2,056.6	$2,629.7	24	$2,691.5	$3,352.5

Gross Par Outstanding for FG VIEs' Liabilities With Recourse

	As of December 31, 2011	As of December 31, 2010
	(in millions)	
Gross par outstanding for FG VIEs' liabilities with recourse	$3,030.0	$2,888.0

Contractual Maturity Schedule of FG VIE Liabilities with Recourse

Contractual Maturity	As of December 31, 2011
	(in millions)
2012	$—
2013	15.7
2014	138.9
2015	—
2016	—
Thereafter	2,875.4
Total	$3,030.0

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 Effect of Consolidating FG VIEs on Net Income and Shareholder’s Equity(1) Year Ended December 31, 2011 2010 (in millions) Net earned premiums $(73.5) $ (46.2) Net investment income (6.4) — Net realized investment gains (losses) 11.9 — Net change in fair value of FG VIEs (61.2) (276.9) Loss and LAE 89.2 61.5 Total pretax effect on net income (40.0) (261.6) Less: tax provision (benefit) (14.0) (91.6) Total effect on net income $(26.0) $ (170.0) As of December 31, 2011 As of December 31, 2010 (in millions) Total (decrease) increase on shareholder’s equity $(325.4) $(336.2) (1) Includes the effect of eliminating insurance balances related to the financial guaranty insurance contracts. Non-Consolidated VIEs To date, the Company’s analyses have indicated that it does not have a controlling financial interest in any other VIEs and, as a result, they are not consolidated in the consolidated financial statements. The Company’s exposure provided through its financial guaranties with respect to debt obligations of special purpose entities is included within net par outstanding in Note 3, Outstanding Exposure. 8. Investments Accounting Policy The vast majority of the Company’s investment portfolio is fixed maturity and short-term investments, classified as available-for-sale at the time of purchase (approximately 97.8% based on fair value at December 31, 2011), and therefore carried at fair value with change in fair value recorded in other comprehensive income (“OCI”), unless other-than–temporarily-impaired (“OTTI”). Changes in fair value for other than temporarily impaired securities are bifurcated between credit losses and non-credit changes in fair value. Credit losses on OTTI securities are recorded in the statement of operations and the non-credit component of OTTI securities are recorded in OCI. For OTTI securities where the Company has the intent to sell, both credit and non-credit related changes in fair value are recorded in the consolidated statements of operations. OTTI losses recognized in the statement of operations adjust the amortized cost of impaired securities and that amortized cost basis is not adjusted for subsequent recoveries in fair value. However, the amortized cost basis is adjusted for accretion and amortization using the effective interest method with a corresponding entry recorded in net investment income. Realized gains and losses on sales of investments are determined using the specific identification method. Realized loss includes amounts recorded for other than temporary impairments on debt securities. For mortgage-backed securities, and any other holdings for which there is prepayment risk, prepayment assumptions are evaluated and revised as necessary. Any necessary adjustments due to changes in effective yields and maturities are recognized in current income. Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at fair value and include amounts deposited in money market funds.

 Other invested assets includes assets acquired in refinancing transactions primarily comprised of franchise loans which are evaluated for impairment by assessing the probability of collecting expected cash flows. Any impairment is recorded in the consolidated statement of operations and any subsequent increases in expected cash flow are recorded as an increase in yield over the remaining life of the loans. Other invested assets also include trading securities and other investments. Trading securities are recorded on a trade date basis and carried at fair value. Unrealized gains and losses on trading securities are reflected in net income. Assessment for Other-Than Temporary Impairments If a security is deemed to be OTTI, the amount of the OTTI recognized in earnings depends on whether an entity intends to sell the security or more likely than not will be required to sell the security before recovery of its amortized cost basis less any current-period credit loss. If an entity intends to sell the security or more likely than not will be required to sell the security before recovery of its amortized cost basis less any current-period credit loss, the OTTI is recognized in earnings equal to the entire difference between the investment’s amortized cost basis and its fair value at the balance sheet date. If an entity does not intend to sell the security and it is not more likely than not that the entity will be required to sell the security before recovery of its amortized cost basis less any current-period credit loss, the OTTI is separated into (1) the amount representing the credit loss and (2) the amount related to all other factors. The Company has a formal review process to determine OTTI for securities in its investment portfolio where there is no intent to sell and it is not more likely than not it will be required to sell the security before recovery. Factors considered when assessing impairment include: a decline in the market value of a security by 20% or more below amortized cost for a continuous period of at least six months; a decline in the market value of a security for a continuous period of 12 months; recent credit downgrades of the applicable security or the issuer by rating agencies; the financial condition of the applicable issuer; whether loss of investment principal is anticipated; and whether scheduled interest payments are past due. For these securities, the Company’s formal review process includes analyses of the ability to recover the amortized cost by comparing the net present value of projected future cash flows with the amortized cost of the security. If the net present value is less than the amortized cost of the investment, an OTTI loss is recorded. The net present value is calculated by discounting the Company’s best estimate of projected future cash flows at the effective interest rate implicit in the debt security prior to impairment. The Company’s estimates of projected future cash flows are driven by assumptions regarding probability of default and estimates regarding timing and amount of recoveries associated with a default. The Company develops these estimates using information based on historical experience, credit analysis of an investment, as mentioned above, and market observable data, such as industry analyst reports and forecasts, sector credit ratings and other data relevant to the collectability of the security. For mortgage-backed and asset backed securities, cash flow estimates also include prepayment assumptions and other assumptions regarding the underlying collateral including default rates, recoveries and changes in value. The determination of the assumptions used in these projections requires the use of significant management judgment. The Company’s assessment of a decline in value included management’s current assessment of the factors noted above. The Company also seeks advice from its outside investment managers. If that assessment changes in the future, the Company may ultimately record a loss after having originally concluded that the decline in value was temporary. Investment Portfolio Net investment income increased due to a shift from cash and short term to the fixed maturity portfolio, and additional earnings on higher invested asset balances. Accrued investment income on fixed maturity and short-term investments was $54.6 million and $54.6 million as of December 31, 2011 and 2010, respectively.

 Net Investment Income Year Ended December 31, 2011 2010 Income from fixed maturity securities $199.6 $185.4 Income from short-term investments 0.5 (0.4) Interest income from note receivable from affiliate 15.0 15.0 Gross investment income 215.1 200.0 Investment expenses (4.5) (4.0) Net investment income $210.6 $196.0 Net Realized Investment Gains (Losses) Year Ended December 31, 2011 2010 Realized gains on investment portfolio $25.1 $20.1 Realized losses on investment portfolio (5.0) (6.5) OTTI: Intent to sell (0.8) (2.3) Credit component of OTTI securities (37.3) (23.3) OTTI (38.1) (25.6) Net realized investment gains (losses) $(18.0) $(12.0) The following table presents the roll-forward of the credit losses of fixed maturity securities for which the Company has recognized OTTI and where the portion of the fair value adjustment related to other factors was recognized in OCI. Roll Forward of Credit Losses in the Investment Portfolio Year Ended December 31, 2011 2010 (in millions) Balance, beginning of period $7.3 $— Additions for credit losses on securities for which an OTTI was not previously recognized 25.5 7.3 Eliminations of securities issued by FG VIEs (13.5) — Additions for credit losses on securities for which an OTTI was previously recognized 11.9 — Balance, end of period $31.2 $7.3

Fixed Maturity Securities and Short-Term Investments by Security Type

Investment Category	As of December 31, 2011						
	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain (Loss) on Securities with OTTI	Weighted Average Credit Quality(2)
	(dollars in millions)						
Fixed maturity securities:							
U.S. government and agencies	1%	$78.5	$8.4	$—	$86.9	$—	AA+
Obligations of state and political subdivisions	66	3,356.9	240.1	(0.1)	3,596.9	3.7	AA
Corporate securities	4	199.6	8.5	(0.5)	207.6	—	AA-
Mortgage-backed securities(3):							
RMBS	8	392.5	10.9	(59.6)	343.8	(38.4)	A-
CMBS	2	100.6	3.3	—	103.9	—	AAA
Asset-backed securities	6	301.7	33.1	—	334.8	29.2	BIG
Foreign government securities	5	244.6	4.0	(6.1)	242.5	—	AAA
Total fixed maturity securities	92	4,674.4	308.3	(66.3)	4,916.4	(5.5)	AA-
Short-term investments	8	412.2	—	—	412.2	—	AAA
Total investment portfolio	100%	$5,086.6	$308.3	$(66.3)	$5,328.6	$(5.5)	AA-

Investment Category	As of December 31, 2010						
	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain (Loss) on Securities with OTTI	Weighted Average Credit Quality(2)
	(dollars in millions)						
Fixed maturity securities:							
U.S. government and agencies	3%	$147.4	$3.8	$—	$151.2	$—	AA+
Obligations of state and political subdivisions	64	3,364.1	73.5	(20.4)	3,417.2	(0.8)	AA
Corporate securities	3	193.2	2.1	(2.8)	192.5	—	AA−
Mortgage-backed securities(3):							
RMBS	7	370.6	9.7	(36.1)	344.2	(15.4)	A+
CMBS	0	18.1	0.3	(0.1)	18.3	—	AAA
Asset-backed securities	6	300.8	1.6	(4.6)	297.8	(4.1)	BBB−
Foreign government securities	5	263.0	0.4	(6.2)	257.2	—	AAA
Total fixed maturity securities	88	4,657.2	91.4	(70.2)	4,678.4	(20.3)	AA
Short-term investments	12	612.4	0.3	—	612.7	—	AAA
Total investment portfolio	100%	$5,269.6	$91.7	$(70.2)	$5,291.1	$(20.3)	AA

(1) Based on amortized cost.

(2) Ratings in the tables above represent the lower of the Moody's and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company's portfolio consists primarily of high-quality, liquid instruments.

(3) Government-agency obligations were approximately 52% of mortgage backed securities as of December 31, 2011 and 75% as of December 31, 2010 based on fair value. Excluding loss mitigation related purchases, government-agency obligations were 68% of mortgage backed securities as of December 31, 2011 and 94% as of December 31, 2010 based on fair value.

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The Company continues to receive sufficient information to value its investments and has not had to modify its valuation approach due to the current market conditions. As of December 31, 2011, amounts, net of tax, in AOCI included a net unrealized loss of $3.5 million for securities for which the Company had recognized OTTI and a net unrealized gain of $159.7 million for securities for which the Company had not recognized OTTI. As of December 31, 2010, amounts, net of tax, in AOCI included a net unrealized loss of $13.2 million for securities for which the Company had recognized OTTI and a net unrealized gain of $26.8 million for securities for which the Company had not recognized OTTI.

The Company's investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories. This is a high quality portfolio of municipal securities with an average rating of AA as of December 31, 2011 and December 31, 2010. Securities rated lower than A-/A3 by S&P or Moody's are not eligible to be purchased for the Company's portfolio.

The following tables present the fair value of the Company's available-for-sale municipal bond portfolio as of December 31, 2011 and December 31, 2010 by state, excluding $237.2 million and $291.6 million of pre-refunded bonds, respectively. The credit ratings are based on the underlying ratings and do not include any benefit from bond insurance.

Fair Value of Available-for-Sale Municipal Bond Portfolio by State

	As of December 31, 2011					
State	State General Obligation	Local General Obligation	Revenue	Fair Value	Amortized Cost	Average Credit Rating
			(in millions)			
New York	$ 12.3	$24.4	$ 445.8	$482.5	$ 452.5	AA
Texas	46.5	220.1	195.5	462.1	432.0	AA
Florida	34.2	35.2	175.5	244.9	225.0	AA
Illinois	2.5	65.9	159.3	227.7	212.8	AA
California	19.1	12.6	170.0	201.7	181.5	AA
Washington	11.1	52.5	82.9	146.5	136.1	AA
Michigan	—	37.2	86.3	123.5	116.3	AA
Arizona	—	7.7	115.1	122.8	116.2	AA
Massachusetts	21.4	—	82.5	103.9	96.5	AA
Ohio	—	32.1	60.8	92.9	86.5	AA
All others	173.0	203.1	775.1	1,151.2	1,075.8	AA
Total	$320.1	$690.8	$2,348.8	$3,359.7	$3,131.2	AA

	As of December 31, 2010					
State	State General Obligation	Local General Obligation	Revenue	Fair Value	Amortized Cost	Average Credit Rating
			(in millions)			
New York	$11.4	$24.1	$354.5	$390.0	$383.0	AA
Texas	36.5	196.1	143.1	375.7	368.4	AA
California	17.2	19.7	213.1	250.0	243.9	A
Illinois	7.5	74.8	158.3	240.6	243.9	AA
Florida	45.2	20.4	150.0	215.6	212.7	AA
Washington	55.1	37.2	64.3	156.6	153.3	AA
Michigan	—	39.6	84.6	124.2	122.6	A
Arizona	—	0.6	103.5	104.1	104.3	AA
Colorado	—	—	98.4	98.4	95.6	A
Tennessee	2.9	56.4	37.0	96.3	93.8	AA
All others	162.7	145.0	766.4	1,074.1	1060.1	AA
Total	$338.5	$613.9	$2,173.2	$3,125.6	$3,081.6	AA

The revenue bond portfolio is comprised primarily of essential service revenue bonds issued by water and sewer authorities and other utilities, transportation authorities, universities and healthcare providers.

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Revenue Sources

Type	As of December 31, 2011 Fair Value	As of December 31, 2011 Amortized Cost	As of December 31, 2010 Fair Value	As of December 31, 2010 Amortized Cost
	(in millions)			
Tax backed	$517.9	$ 484.1	$ 413.8	$410.7
Transportation	510.0	473.8	535.3	523.6
Municipal utilities	368.8	341.7	332.0	326.9
Water and sewer	298.4	280.8	269.9	266.2
Healthcare	257.2	242.0	207.3	206.5
Higher education	195.3	181.7	162.4	162.0
All others	201.2	191.7	252.5	251.3
Total	$ 2,348.8	$ 2,195.8	$2,173.2	$ 2,147.2

The Company's investment portfolio is managed by four outside managers. As municipal investments are a material portion of the Company's overall investment portfolio, the Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector. Each of the portfolio managers perform independent analysis on every municipal security they purchase for the Company's portfolio. The Company meets with each of its portfolio managers quarterly and reviews all investments with a change in credit rating as well as any investments on the manager's watch list of securities with the potential for downgrade. The Company does not independently assign investments within the Company's portfolio an individual rating.

The following tables summarize, for all securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed Maturity Securities
Gross Unrealized Loss by Length of Time

	As of December 31, 2011					
	Less than 12 months		12 months or more		Total	
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(dollars in millions)					
Obligations of state and political subdivisions	$6.2	$(0.0)	$9.5	$(0.1)	$15.7	$(0.1)
Corporate securities	16.2	(0.5)	—	—	16.2	(0.5)
Mortgage-backed securities:						
RMBS	80.7	(40.2)	30.0	(19.4)	110.7	(59.6)
Foreign government securities	141.4	(6.1)	—	—	141.4	(6.1)
Total	$244.5	$(46.8)	$39.5	$(19.5)	$284.0	$(66.3)
Number of securities		26		10		36
Number of securities with OTTI		4		3		7

	As of December 31, 2010					
	Less than 12 months		12 months or more		Total	
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(dollars in millions)					
U.S. government and agencies	$3.5	$(0.0)	$—	$—	$3.5	$(0.0)
Obligations of state and political subdivisions	786.2	(20.0)	2.1	(0.4)	788.3	(20.4)
Corporate securities	84.3	(2.8)	—	—	84.3	(2.8)
Mortgage-backed securities:						
RMBS	72.1	(27.0)	12.2	(9.1)	84.3	(36.1)
CMBS	5.4	(0.1)	—	—	5.4	(0.1)
Asset-backed securities	197.4	(4.6)	—	—	197.4	(4.6)

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Foreign government securities	245.3	(6.2)	—	—	245.3	(6.2)
Total	$1,394.2	$(60.7)	$14.3	$(9.5)	$1,408.5	$(70.2)
Number of securities		193		6		199
Number of securities with OTTI		6		1		7

The decrease in gross unrealized losses was primarily attributable to municipal securities offset by increases in gross unrealized losses attributable to RMBS. Of the securities in an unrealized loss position for 12 months or more as of December 31, 2011, seven securities had unrealized losses greater than 10% of book value. The total unrealized loss for these securities as of December 31, 2011 was $19.2 million. The Company has determined that the unrealized losses recorded as of December 31, 2011 are yield related and not specific to issuer credit, therefore not OTTI.

The amortized cost and estimated fair value of available-for-sale fixed maturity securities by contractual maturity as of December 31, 2011 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed-Maturity Securities by Contractual Maturity

	As of December 31, 2011	
	Amortized Cost	Estimated Fair Value
	(in millions)	
Due within one year	$128.8	$125.1
Due after one year through five years	644.8	664.4
Due after five years through 10 years	1,361.6	1,483.3
Due after 10 years	2,046.1	2,195.9
Mortgage-backed securities:		
RMBS	392.5	343.8
CMBS	100.6	103.9
Total	$4,674.4	$4,916.4

To fulfill state licensing requirements the Company has placed on deposit eligible securities of $15.0 million and $10.9 million as of December 31, 2011 and December 31, 2010, respectively, for the protection of policyholders.

No material investments of the Company were non-income producing for the years ended December 31, 2011, and 2010, respectively.

The Company purchased securities that it has insured, and for which it has expected losses to be paid, in order to mitigate the economic effect of insured losses. These securities were purchased at a discount and are accounted for excluding the effects of the Company's insurance on the securities. As of December 31, 2011, securities purchased for loss mitigation purposes included in the fixed maturity portfolio on the consolidated balance sheet had a fair value of $140.6 million representing $433.4 million of par. Under the terms of certain credit derivative contracts, the Company has obtained the obligations referenced in the transactions and recorded such assets in fixed maturity securities in the consolidated balance sheets. Such amounts totaled $185.6 million, representing $221.3 million in par.

Assets Acquired in Refinancing Transactions

The Company has rights under certain of its financial guaranty insurance policies and indentures that allow it to accelerate the insured notes and pay claims under its insurance policies upon the occurrence of predefined events of default. To mitigate financial guaranty insurance losses, the Company may elect to purchase the outstanding insured obligation or its underlying collateral. Generally, refinancing vehicles reimburse AGM in whole for its claims payments in exchange for assignments of certain of AGM's rights against the trusts. The refinancing vehicles obtained their funds from the proceeds of AGM-insured GICs issued in the ordinary course of business by the Financial Products Companies. The refinancing vehicles are consolidated with the Company. The carrying value of assets acquired in refinancing transactions was $107.1 million and

69

$129.4 million as of December 31, 2011 and 2010, respectively and are primarily comprised of franchise loans. The accretable yield on the securitized loans was $140.9 million and $137.1 million at December 31, 2011 and 2010, respectively. Income on assets acquired in refinancing transactions is recorded in "other income" and was $5.1 million and $6.7 million for years ended December 31, 2011 and 2010, respectively. 9. Insurance Company Regulatory Requirements The Company's ability to pay dividends depends, among other things, upon its financial condition, results of operations, cash requirements and compliance with rating agency requirements, and is also subject to restrictions contained in the insurance laws and related regulations of its state of domicile and other states. Financial statements prepared in accordance with accounting practices prescribed or permitted by local insurance regulatory authorities differ in certain respects from GAAP. The Company prepares statutory financial statements in accordance with accounting practices prescribed or permitted by the National Association of Insurance Commissioners ("NAIC") and their respective insurance departments. Prescribed statutory accounting practices are set forth in the NAIC Accounting Practices and Procedures Manual. The Company has no permitted accounting practices on a statutory basis. GAAP differs in certain significant respects from statutory accounting practices, applicable to U.S. insurance companies that are prescribed or permitted by insurance regulatory authorities. The principal differences result from the following statutory accounting practices: upfront premiums are earned when related principal and interest have expired rather than earned over the expected period of coverage; acquisition costs are charged to operations as incurred rather than over the period that related premiums are earned; a contingency reserve is computed based on the following statutory requirements: 1) for all policies written prior to July 1, 1989, an amount equal to 50% of cumulative earned premiums less permitted reductions, plus 2) for all policies written on or after July 1, 1989, an amount equal to the greater of 50% of premiums written for each category of insured obligation or a designated percentage of principal guaranteed for that category. These amounts are provided each quarter as either 1/60th or 1/80th of the total required for each category, less permitted reductions; certain assets designated as "non-admitted assets" are charged directly to statutory surplus but are reflected as assets under GAAP; deferred tax assets are generally admitted to the extent reversals of existing temporary differences in the subsequent year can be recovered through carryback or if greater, the amount of deferred tax asset expected to be realized within one year of the balance sheet date; insured CDS are accounted for as insurance contracts rather than as derivative contracts recorded at fair value; bonds are generally carried at amortized cost rather than fair value; VIES and refinancing vehicles are not consolidated; push-down acquisition accounting is not applicable under statutory accounting practices

- present value of expected losses are discounted at 5% and recorded without consideration of the deferred premium revenue as opposed to discounted at the risk free rate at the end of each reporting period and only to the extent they exceed deferred premium revenue;

- present value of installment premiums are not recorded on the balance sheets.

Insurance Regulatory Amounts Reported

	Policyholders' Surplus		Net Income	
	As of December 31,		Year Ended December 31,	
	2011	2010	2011	2010
	(in millions)			
Assured Guaranty Municipal Corp (Consolidated)(1)	$1,227.2	$992.7	$632.2	$401.8
Assured Guaranty Municipal Corp (Stand-alone)	$1,209.3	$927.0	$398.5	$250.3

(1) Amounts represent the Company's statutory basis amounts on a consolidated basis with all its domestic and foreign subsidiaries. On a statutory basis, FG VIEs are not consolidated."

Dividend Restrictions and Capital Requirements

AGM is a New York domiciled insurance company. Based on AGM's statutory statements for year ended December 31, 2011, the maximum amount available for payment of dividends by AGM without regulatory approval over the 12 months following December 31, 2011, was approximately $120.9 million. In connection with Assured Guaranty's acquisition of AGMH, AGM has agreed with Dexia that, until July 1, 2012, it will not repurchase, redeem or pay any dividends unless at such time AGM is rated at least AA- by S&P and Aa3 by Moody's and if the aggregate amount of such dividends in any year does not exceed 125% of AGMH's debt service for that year. For 2011 and 2010, AGMH paid $46.1 million and $46.1 million in debt service, respectively. An alternative to satisfying this test is if AGM receives prior rating agency confirmation that payment of the dividend would not cause any rating currently assigned to AGM to be downgraded immediately following such action. Until this covenant is no longer in effect, it constitutes a limitation on AGM's ability to pay dividends that is more restrictive than the statutory limitation. Also in connection with the AGMH Acquisition, the Company committed to the New York Department of Financial Services that AGM would not pay any dividends for a period of two years from the Acquisition Date without written approval of the New York Department of Financial Services and therefore AGM did not pay any dividends in 2011 and 2010. In March 2012, AGM declared and paid dividends of $30.0 million to AGMH.

10. Income Taxes

Accounting Policy

The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes. Deferred income taxes are provided for temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized.

Non-interest-bearing tax and loss bonds are purchased to prepay the tax benefit that results from deducting contingency reserves as provided under Internal Revenue Code Section 832(e). The Company records the purchase of tax and loss bonds in deferred taxes.

The Company recognizes tax benefits only if a tax position is "more likely than not" to prevail.

Provision for Income Taxes

The Company's Bermuda subsidiary, Assured Guaranty (Bermuda) Ltd. (formerly Financial Security Assurance International Ltd. ("AGBM")), is not subject to any income, withholding or capital gains taxes under current Bermuda law. The Company has received an assurance from the Minister of Finance in Bermuda that, in the event of any taxes being imposed, AGBM will be exempt from taxation in Bermuda until March 28, 2035. The Company's U.S. and United Kingdom ("U.K.") subsidiary are subject to income taxes imposed by U.S. and U.K. authorities and file applicable tax returns.

71

 In conjunction with AGL’s purchase of AGMH on July 1, 2009, AGM and its insurance company subsidiaries have joined the consolidated federal tax group of AGUS. A new tax sharing agreement was entered into effective July 1, 2009 whereby each company in the AGUS consolidated tax group pays or receives its proportionate share of the consolidated federal tax burden for the group as if each company filed on a separate return basis with current period credit for net losses. In addition, during the year ended December 31, 2010, a net tax benefit of $55.8 million was recorded by the Company due to the filing of an amended tax return which included the AGMH and Subsidiaries tax group. The amended return filed in September 2010 was for a period prior to the AGMH Acquisition and consequently, the Company no longer has a deferred tax asset related to net operating losses or alternative minimum tax credits associated with the AGMH Acquisition. Instead, the Company has recorded additional deferred tax assets for loss reserves and foreign tax credits and has decreased its liability for uncertain tax positions. The event giving rise to this recognition occurred after the measurement period as defined by acquisition accounting and thus the amount is included in the year ended December 31, 2010 net income. A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below: Effective Tax Rate Reconciliation Year Ended December 31, 2011 2010 (in millions) Expected tax provision at statutory rate $194.6 $228.4 Tax-exempt interest (42.9) (46.0) True-up from tax return filings(1) (1.9) (51.6) Change in liability for uncertain tax positions(1) — (7.7) Other 2.1 (1.3) Total provision (benefit) for income taxes $151.9 $121.8 Effective tax rate 27.3% 18.7% (1) For the year ended December 31, 2010, the Company recorded a $55.8 million tax benefit related to an amended return for a period prior to the AGMH Acquisition, $9.2 million was related to a change in liability for uncertain tax positions. The deferred income tax asset (liability) reflects the tax effect of the following temporary differences: As of December 31, 2011 2010 (in millions) Deferred tax assets: Unrealized losses on credit derivative financial instruments, net $132.1 $145.6 Reserves for losses and LAE, net of salvage and subrogation — 6.6 Tax and loss bonds 45.4 25.8 Deferred ceding commission income 34.2 29.0 Unearned premium reserve, net 355.5 621.0 Foreign tax credits 30.2 22.3 FG VIEs 175.2 180.3 Undistributed earnings 29.1 35.1 Other 36.2 15.3 Total deferred income tax assets 837.9 1,081.0 Deferred tax liabilities: Contingency reserves 45.4 25.8 Reserves for losses and LAE, net of salvage and subrogation 61.7 — Unrealized appreciation on investments 84.1 29.8 Other 22.9 35.6 Total deferred income tax liabilities 214.1 91.2 Net deferred income tax asset $623.8 $989.8

As of December 31, 2011, the Company had foreign tax credits carried forward of $30.2 million which expire in 2018 through 2021. Internal Revenue Code limits the amounts of foreign tax credits the Company may utilize each year. Management believes sufficient future taxable income exists to realize the full benefit of these foreign tax credits. Audits AGUS has open tax years with the U.S. Internal Revenue Service (“IRS”) which include 2006 forward. AGUS is currently under audit by the IRS for the 2006 through 2009 tax years. AGMH and subsidiaries have separate open tax years with the IRS of 2008 through the July 1, 2009 when they joined the AGUS consolidated group. AGMH and subsidiaries are under audit for 2008 while members of the Dexia Holdings Inc. consolidated tax group. Assured Guaranty is indemnified by Dexia for any potential liability associated with this audit of any periods prior to the AGMH Acquisition. The Company’s U.K. subsidiary is not currently under examination and has open tax years of 2010 forward. Uncertain Tax Positions The following table provides a reconciliation of the beginning and ending balances of the total liability for unrecognized tax benefits. The Company does not believe it is reasonably possible that this amount will change significantly in the next twelve months. Year Ended December 31, 2011 2010 (in millions) Balance, beginning of the period $5.1 $12.8 True-up from tax return filings — (7.7) Balance, end of period $5.1 $5.1 The Company’s policy is to recognize interest and penalties related to uncertain tax positions in income tax expense. At December 31, 2011, the Company has accrued $0.2 million of interest in 2011 and $1.3 million as of December 31, 2011. Tax Treatment of CDS The Company treats the guaranty it provides on CDS as insurance contracts for tax purposes and as such a taxable loss does not occur until the Company expects to make a loss payment to the buyer of credit protection based upon the occurrence of one or more specified credit events with respect to the contractually referenced obligation or entity. The Company holds its CDS to maturity, at which time any unrealized fair value loss in excess of credit- related losses would revert to zero. The tax treatment of CDS is an unsettled area of the law. The uncertainty relates to the IRS determination of the income or potential loss associated with CDS as either subject to capital gain (loss) or ordinary income (loss) treatment. In treating CDS as insurance contracts the Company treats both the receipt of premium and payment of losses as ordinary income and believes it is more likely than not that any CDS credit related losses will be treated as ordinary by the IRS. To the extent the IRS takes the view that the losses are capital losses in the future and the Company incurred actual losses associated with the CDS, the Company would need sufficient taxable income of the same character within the carryback and carryforward period available under the tax law. Valuation Allowance The Company came to the conclusion that it is more likely than not that its net deferred tax asset will be fully realized after weighing all positive and negative evidence available. The positive evidence that was considered included the cumulative operating income the AGUS consolidated group has earned over the last three years, and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with this deferred tax asset. The Company will continue to analyze the need for a valuation allowance on a quarter-to quarter basis. 11. Reinsurance and Other Monoline Exposures AGM assumes exposure on insured obligations (“Assumed Business”) and cedes portions of its exposure on obligations it has insured (“Ceded Business”) in exchange for premiums, net of ceding commissions.

Accounting Policy

For business assumed and ceded, the accounting model of the underlying direct financial guaranty contract dictates the accounting model used for the reinsurance contract (except for those eliminated as FG VIEs). For any assumed or ceded financial guaranty insurance premiums and losses, the accounting model described in Note 4 is followed, and for assumed and ceded credit derivative premiums and losses, the accounting model in Note 6 is followed.

Ceded and Assumed Business

The Company has Ceded Business to non-affiliated companies to limit its exposure to risk. Under these relationships, the Company cedes a portion of its insured risk in exchange for a premium paid to the reinsurer. The Company remains primarily liable for all risks it directly underwrites and is required to pay all gross claims. It then seeks reimbursement from the reinsurer for its proportionate share of claims. The Company may be exposed to risk for this exposure if it were required to pay the gross claims and not be able to collect ceded claims from an assuming company experiencing financial distress. A number of the financial guaranty insurers to which the Company has ceded par have experienced financial distress and been downgraded by the rating agencies as a result. In addition, state insurance regulators have intervened with respect to some of these insurers. The Company's ceded contracts generally allow the Company to recapture Ceded Business after certain triggering events, such as reinsurer downgrades.

The Company also has several assumed reinsurance contracts, some of which have been cancelled. Over the past several years, the Company has entered into several commutations in order to reassume previously ceded books of business from BIG financial guaranty companies and its other reinsurers. Those commutations of ceded and cancellations of assumed business resulted in gains of $32.2 million and $49.8 million for 2011 and 2010, respectively. Commutations gains/losses were recorded in "other income" on the consolidated statements of operations. While certain Ceded Business has been reassumed, the Company still has significant Ceded Business with third parties.

The effect of the Company's commutations and cancellations of reinsurance contracts is summarized below.

Net Effect of Commutations and Cancellations of Reinsurance Contracts

	As of December 31	
	Increase (Decrease) in Net Unearned Premium Reserve	Increase (Decrease) in Net Par
	(in millions)	
2011	$(11.9)	$(270)
2010	103.4	15,299

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Effect of Reinsurance on Statement of Operations

	Year Ended December 31,	
	2011	2010
	(in millions)	
Premiums Written		
Direct	$169.7	$313.3
Assumed	—	(0.6)
Ceded	(71.2)	(189.7)
Net	$98.5	$123.0
Premiums Earned		
Direct	$871.2	$1,117.1
Assumed	0.1	1.2
Ceded	(210.4)	(210.5)
Net	$660.9	$907.8
Loss and LAE		
Direct	$509.5	$253.0
Assumed	—	—
Ceded	(127.8)	(59.9)
Net	$381.7	$193.1

Reinsurer Exposure

In addition to assumed and ceded reinsurance arrangements, the Company may also have exposure to some financial guaranty reinsurers (i.e., monolines) in other areas. Second-to-pay insured par outstanding represents transactions the Company has insured that were previously insured by other monolines. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary insurer. Another area of exposure is in the investment portfolio where the Company holds fixed maturity securities that are wrapped by monolines and whose value may decline based on the rating of the monoline. At December 31, 2011, based on fair value, the Company had $662.1 million of fixed maturity securities in its investment portfolio wrapped by National Public Finance Guarantee Corporation, $438.4 million by Ambac, $81.0 million by AGC, and $39.1 million by other guarantors.

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Exposure by Reinsurer

Reinsurer	Ratings at May 15, 2012: Moody's Reinsurer Rating	Ratings at May 15, 2012: S&P Reinsurer Rating	Par Outstanding as of December 31, 2011: Ceded Par Outstanding(3)	Par Outstanding as of December 31, 2011: Second-to-Pay Insured Par Outstanding	Par Outstanding as of December 31, 2011: Assumed Par Outstanding
			(dollars in millions)		
Affiliated companies(1)			$66,852	$554	$106
Radian Asset Assurance Inc.	Ba1	B+	19,170	47	—
Tokio Marine & Nichido Fire Insurance Co., Ltd.	Aa3(2)	AA-(2)	16,381	—	930
American Overseas Reinsurance Company Limited(4)	WR(5)	WR(5)	9,087	—	24
Syncora Guarantee Inc	Ca	WR(5)	4,222	828	—
Mitsui Sumitomo Insurance Co. Ltd.	A1	A+	2,417	—	—
ACA Financial Guaranty Corp	NR	WR(5)	823	11	—
Swiss Reinsurance Co.	A1	AA-	505	—	—
CIFG Assurance North America Inc.	WR(5)	WR(5)	69	121	—
MBIA Inc	(6)	(6)	—	8,155	—
Ambac	WR(5)	WR(5)	—	3,610	—
Financial Guaranty Insurance Company	WR(5)	WR(5)	—	1,522	—
Other	Various	Various	985	—	1
Total			$120,511	$14,848	$1,061

(1) As of the date of this document, the affiliates of AGM are Assured Guaranty Re Ltd. and its subsidiaries ("AG Re") rated A1 (on review for possible downgrade) by Moody's and AA- (stable) by S&P and AGC and its subsidiaries rated Aa3 (on review for possible downgrade) by Moody's and AA- (stable) by S&P.

(2) The Company has structural collateral agreements satisfying the triple-A credit requirement of S&P and/or Moody's.

(3) Includes $5,202 million in ceded par outstanding related to insured credit derivatives.

(4) Formerly RAM Reinsurance Company Ltd.

(5) Represents "Withdrawn Rating."

(6) MBIA Inc. includes various subsidiaries which are rated BBB to B by S&P and Baa2, B3, WR and NR by Moody's.

Ceded Par Outstanding by Reinsurer and Credit Rating
As of December 31, 2011(1)

Reinsurer	Internal Credit Rating: Super Senior	AAA	AA	A	BBB	BIG	Total
				(in millions)			
Affiliated Companies.	$79	$1,856	$25,418	$29,664	$8,660	$1,175	$66,852
Radian Asset Assurance Inc.	93	892	7,534	7,751	2,498	402	19,170
Tokio Marine & Nichido Fire Insurance Co., Ltd.	361	1,540	4,709	6,037	2,940	794	16,381
American Overseas Reinsurance Company Limited	57	711	3,899	2,797	1,297	326	9,087
Syncora Guarantee Inc	—	—	287	962	2,330	643	4,222
Mitsui Sumitomo Insurance Co. Ltd.	8	170	836	917	404	82	2,417
ACA Financial Guaranty Corp	—	—	483	329	11	—	823
Swiss Reinsurance Co.	—	9	4	320	97	75	505
CIFG Assurance North America Inc.	—	—	—	—	—	69	69
Other	—	—	118	819	48	—	985
Total	$598	$5,178	$43,288	$49,596	$18,285	$3,566	$120,511

76

In accordance with statutory accounting requirements and U.S. insurance laws and regulations, in order for the Company to receive credit for liabilities ceded to reinsurers domiciled outside of the U.S., such reinsurers must secure their liabilities to the Company. All of the unauthorized reinsurers in the table above post collateral for the benefit of the Company in an amount at least equal to the sum of their ceded unearned premium reserve, loss and LAE reserves and contingency reserves all calculated on a statutory basis of accounting. CIFG Assurance North America Inc. and Radian Asset Assurance Inc. ("Radian") are authorized reinsurers. Their collateral equals or exceeds their ceded statutory loss reserves. Collateral may be in the form of letters of credit or trust accounts. The total collateral posted by all non-affiliated reinsurers as of December 31, 2011 exceeds $994.2 million.

Second-to-Pay
Insured Par Outstanding by Rating
As of December 31, 2011(1)

	Public Finance				Structured Finance					
	AA	A	BBB	BIG	AAA	AA	A	BBB	BIG	Total
	(in millions)									
Affiliated Companies	$77	$—	$—	$—	$—	$477	$—	$—	$—	$554
Radian	—	13	19	14	1	—	—	—	—	47
Syncora Guarantee Inc	—	121	318	211	172	—	6	—	—	828
ACA Financial Guaranty Corp	8	—	3	—	—	—	—	—	—	11
CIFG Assurance North America Inc.	5	17	54	45	—	—	—	—	—	121
MBIA Inc	2,429	2,859	1,331	—	—	1,292	—	244	—	8,155
Ambac	1,064	1,757	157	202	96	66	1	—	267	3,610
Financial Guaranty Insurance Company	45	933	4	237	257	—	—	—	46	1,522
Total	$3,628	$5,700	$1,886	$709	$526	$1,835	$7	$244	$313	$14,848

(1) Assured Guaranty's internal rating.

Amounts Due (To) From Reinsurers
As of December 31, 2011

	Ceded Expected Loss and LAE
	(in millions)
Affiliated Companies	$35.4
Radian	12.9
Tokio Marine & Nichido Fire Insurance Co., Ltd	75.1
American Overseas Reinsurance Company Limited	16.0
Syncora Guarantee Inc.	0.2
Mitsui Sumitomo Insurance Co. Ltd	9.9
Swiss Reinsurance Co	3.8
CIFG Assurance North America Inc	1.4
Total	$154.7

On January 22, 2012, AGC and AGM entered into an aggregate excess of loss reinsurance facility, effective as of January 1, 2012. At AGC's and AGM's option, the facility will cover losses occurring from January 1, 2012 through December 31, 2019 or from January 1, 2013 through December 31, 2020. The contract terminates unless AGC and AGM choose to extend it on January 1, 2014. The facility covers U.S. public finance credits insured or reinsured by AGC and AGM as of September 30, 2011, excluding credits that were rated non-investment grade as of December 31, 2011 by Moody's or S&P or internally by AGC or AGM and subject to certain per credit limits. The facility attaches when AGC's or AGM's net losses (net of AGC's and AGM other reinsurance, other than pooling reinsurance provided to AGM by AGM's subsidiaries and net of recoveries) exceed in the aggregate $2 billion and covers a portion of the next $600 million of losses, with the reinsurers assuming pro rata in the aggregate $435 million of the $600 million of losses and AGC and AGM jointly retaining the remaining $165 million of losses. The reinsurers are required to be rated at least AA-(Stable Outlook) through December 31, 2014 or to post collateral sufficient to provide AGM and AGC with the same reinsurance credit as reinsurers rated AA-. AGM and AGC are obligated to pay the reinsurers their share of recoveries relating to losses during the coverage

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period in the covered portfolio. This obligation is secured by a pledge of the recoveries, which will be deposited into a trust for the benefit of the reinsurers. Re-Assumption Agreement with Radian Asset Assurance Inc. On January 24, 2012, AGM entered into an agreement under which it reassumed $12.9 billion of par it had previously ceded to Radian. AGM has received a payment of $86 million from Radian for the re-assumption, which consists 96% of public finance exposure and 4% of structured finance credits. Additionally, the Company projects it will receive an incremental $1.9 million, on a present value basis of future installment premiums. The reassumed portfolio is composed entirely of selected credits that meet the Company’s underwriting standards. Tokio Marine & Nichido Fire Insurance Co., Ltd. Agreement Effective as of March 1, 2012, AGM and Tokio Marine & Nichido Fire Insurance Co., Ltd. entered into a Commutation, Reassumption and Release Agreement for a portfolio consisting of approximately $6.2 billion principal amount of U.S. public finance exposures outstanding as of February 29, 2012. Tokio Marine & Nichido Fire Insurance Co., Ltd. paid AGM the statutory unearned premium outstanding as of February 29, 2012 plus a commutation premium. 12. Related Party Transactions Guarantees or Contingencies for Related Parties AGM has executed a net worth maintenance agreement on behalf of Assured Guaranty Municipal Insurance Company (“AGMIC”) pursuant to which the Company agrees to maintain AGMIC’s policyholders’ surplus of $66.4 million as determined under the laws of New York. AGM has entered into a net worth maintenance agreement with AGBM pursuant to which AGM agrees to cause AGBM to maintain the minimum shareholders’ equity required under the laws of Bermuda for AGBM to maintain its insurance license. However, under both of these net worth maintenance agreements, any contributions by AGM for such purpose shall not: (a) exceed 35% of AGM’s policyholders’ surplus on an accumulated basis as determined under the laws of the State of New York, (b) not have the effect of jeopardizing AGM’s insurer financial strength rating from Moody’s or S&P, and (c) be in compliance with Section 1505 of the New York Insurance Law. AGM has entered into an amended and restated net worth maintenance agreement with AGE pursuant to which the Company agrees to maintain AGE’s capital resources at least equal to 110% of the minimum capital requirement as determined under the laws of the United Kingdom or required by the U.K. insurance regulator; provided that any such contributions by AGM shall not: (a) exceed 35% of AGM’s policyholders’ surplus on an accumulated basis as determined under the laws of the State of New York and (b) be in compliance with Section 1505 of the New York Insurance Law. AGM did not make any contributions under any of these net worth maintenance agreements with AGE in 2011 and 2010. Management, Service Contracts or Cost Sharing Arrangements Under a Service Agreement between AGC and AGM dated January 1, 2010, AGC provides insurance and certain support services, including actuarial, claims handling, surveillance, legal, corporate secretarial, information technology, human resources, accounting, tax, financial reporting and investment planning services to AGM. Also under the Service Agreement, AGM makes available office space and equipment to certain of its affiliates. Costs and expenses under the Service Agreement are allocated directly, where possible, and where not possible, allocated between companies according to employee headcount multiplied by the percentage of employee time allocated to each company. Amounts are payable under the Service Agreement quarterly in arrears. See Note 15, Employee Benefit Plans for expenses related to Long-Term Compensation Plans of AGL which are allocated to AGM. For the years ended December 31, 2011 and 2010, the Company was allocated expenses of $54.5 million and $40.6 million, respectively, under these affiliate expense sharing agreements. The increase in the expenses that AGC allocated to affiliates was a result of an updated time study. The primary driver was an increase in expenses allocated to AGM which guaranteed the majority of new business in 2011. As of December 31, 2011, the Company had a net intercompany payable balance with its affiliates of $20.1 million, primarily consisting of a payable of $16.4 million to AGC. As of December 31, 2010, the Company had a net intercompany payable balance with its affiliates of $23.3 million, primarily consisting of a payable of $21.0 million to AGC.

Assured Guaranty Re Ltd.

The Company cedes business to AG Re under certain reinsurance agreements. The following table summarizes the affiliated components of each balance sheet item, where applicable.

	As of December 31,	
	2011	2010
	(in millions)	
Assets:		
Ceded unearned premium reserves(1)	$679.4	$688.9
DAC(2)	(105.8)	(88.2)
Reinsurance recoverable on unpaid losses	12.4	4.0
Reinsurance recoverable on paid losses(3)	7.7	2.8
Profit commission receivable(3)	4.6	1.3
Liabilities:		
Ceded premium payable, net of ceding commission	69.4	104.7
Ceded salvage and subrogation recoverable	13.2	39.8
Ceded funds held(4)	21.9	23.6
Net credit derivative liabilities	(25.0)	(30.7)

(1) Includes $5.3 million and $7.2 million of ceded contra-paid on losses at December 31, 2011 and December 31, 2010, respectively.

(2) Represents ceding commissions.

(3) Included in other assets on the consolidated balance sheets.

(4) Included in other liabilities on the consolidated balance sheets.

The table below summarizes ceded activity to AG Re reflected in the consolidated statement of operations.

	Year Ended December 31,	
	2011	2010
	(in millions)	
Revenues:		
Net earned premiums	$(89.8)	$(83.8)
Profit commission income	4.6	1.1
Realized gains and other settlements on credit derivatives	(2.4)	(1.9)
Net unrealized gains (losses) on credit derivatives	(5.6)	(19.4)
Expenses:		
Loss and loss adjustment expenses (recoveries)	(25.8)	(0.4)
Commissions incurred (earned)	(7.3)	(8.3)

Note Receivable from Affiliate

On December 18, 2009, AGC issued a surplus note with a principal amount of $300.0 million to AGM. This note carries a simple interest rate of 5.0% per annum and matures on December 31, 2029. Principal is payable at the option of AGC prior to the final maturity of the note in 2029 and interest is payable on the note annually in arrears as of December 31 of each year, commencing December 31, 2010. Payments of principal and interest are subject to AGC having policyholders' surplus in excess of statutory minimum requirements after such payment and to prior written approval by the Maryland Insurance Administration. AGM recognized $15.0 million and $15.0 million of interest income during the years ended December 31, 2011 and 2010, respectively. AGM received $15.0 million and $15.5 million of interest from AGC during 2011 and 2010, respectively.

Capital Contribution from AGMH

In the third quarter of 2008, AGM issued a non-interest bearing surplus note with no term to AGMH in exchange for $300.0 million which due to the terms of the agreement is received as capital. Principal on the surplus note may be paid at any time at the option of the Company, subject to prior approval of the New York Superintendent and compliance with the conditions to such payments as contained in the New York Insurance Laws. The Company repaid $50.0 million in principal of these surplus notes in 2011 and $50.0 million in principal in 2010.

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 13. Commitments and Contingencies Leases Effective June 2004, the Company entered into a 21-year sublease agreement with Deutsche Bank AG for office space at 31 West 52nd Street, New York, New York. The Company moved to this space in June 2005. The lease contains scheduled rent increases every five years after the 19-month rent-free period, as well as lease incentives for initial construction costs of up to $6.0 million, as defined in the sublease. The lease contains provisions for rent increases related to increases in the building’s operating expenses. The lease also contains a renewal option for an additional ten-year period, and an option to rent additional office space at various points in the future, in each case at then-current market rents. Rent expense was $4.9 million in 2011 and $5.5 million in 2010. Future Minimum Rental Payments Year (in millions) 2012 $8.8 2013 8.4 2014 7.4 2015 7.1 2016 7.5 Thereafter 73.9 Total $113.1 Legal Proceedings Litigation Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular fiscal quarter or year. In addition, in the ordinary course of their respective businesses, certain of the Company’s subsidiaries assert claims in legal proceedings against third parties to recover losses paid in prior periods. For example, as described in Note 4 (Financial Guaranty Insurance Contracts—Loss Estimation Process—Recovery Litigation), as of the date of this filing, AGM have filed complaints against certain sponsors and underwriters of RMBS securities that AGM had insured, alleging, among other claims, that such persons had breached R&W in the transaction documents, failed to cure or repurchase defective loans and/or violated state securities laws. The amounts, if any, the Company will recover in proceedings to recover losses are uncertain, and recoveries, or failure to obtain recoveries, in any one or more of these proceedings during any quarter or fiscal year could be material to the Company’s results of operations in that particular fiscal quarter or year. Proceedings Relating to the Company’s Financial Guaranty Business AGM and AGMH receive subpoenas duces tecum and interrogatories from regulators from time to time. In August 2008, a number of financial institutions and other parties, including AGM and other bond insurers, were named as defendants in a civil action brought in the circuit court of Jefferson County, Alabama relating to the County’s problems meeting its debt obligations on its $3.2 billion sewer debt: Charles E. Wilson vs. JPMorgan Chase & Co et al (filed the Circuit Court of Jefferson County, Alabama), Case No. 01-CV-2008-901907.00, a putative class action. The action was brought on behalf of rate payers, tax payers and citizens residing in Jefferson County, and alleges conspiracy and fraud in connection with the issuance of the County’s debt. The complaint in this lawsuit seeks equitable relief, unspecified monetary damages, interest, attorneys’ fees and other costs. On January, 13, 2011, the circuit court issued an order denying a motion by the bond insurers and other defendants to dismiss the action. Defendants, including the bond insurers, have petitioned the Alabama Supreme Court for a writ of mandamus to the circuit court vacating such order and directing the dismissal with prejudice of plaintiffs’ claims for lack of standing. The Company cannot reasonably estimate the possible loss or range of loss that may arise from this lawsuit.

Beginning in December 2008, AGM and various other financial guarantors were named in complaints filed in the Superior Court, San Francisco County, California. Since that time, plaintiffs’ counsel has filed amended complaints against AGM and AGC and added additional plaintiffs. As of the date of this filing, the plaintiffs with complaints against AGM and AGC, among other financial guaranty insurers, are: (a) City of Los Angeles, acting by and through the Department of Water and Power; (b) City of Sacramento; (c) City of Los Angeles; (d) City of Oakland; (e) City of Riverside; (f) City of Stockton; (g) County of Alameda; (h) County of Contra Costa; (i) County of San Mateo; (j) Los Angeles World Airports; (k) City of Richmond; (l) Redwood City; (m) East Bay Municipal Utility District; (n) Sacramento Suburban Water District; (o) City of San Jose; (p) County of Tulare; (q) The Regents of the University of California; (r) The Redevelopment Agency of the City of Riverside; (s) The Public Financing Authority of the City of Riverside; (t) The Jewish Community Center of San Francisco; (u) The San Jose Redevelopment Agency; (v) The Redevelopment Agency of the City of Stockton; (w) The Public Financing Authority of the City of Stockton; and (x) The Olympic Club. Complaints filed by the City and County of San Francisco and the Sacramento Municipal Utility District were subsequently dismissed against AGM and AGC. These complaints allege that the financial guaranty insurer defendants (i) participated in a conspiracy in violation of California’s antitrust laws to maintain a dual credit rating scale that misstated the credit default risk of municipal bond issuers and created market demand for municipal bond insurance, (ii) participated in risky financial transactions in other lines of business that damaged each insurer’s financial condition (thereby undermining the value of each of their guaranties), and (iii) failed to adequately disclose the impact of those transactions on their financial condition. In addition to their antitrust claims, various plaintiffs in these actions assert claims for breach of the covenant of good faith and fair dealing, fraud, unjust enrichment, negligence, and negligent misrepresentation. At hearings held in July and October 2011 relating to AGM, AGC and the other defendants’ motion to dismiss, the court overruled the motion to dismiss on the following claims: breach of contract, violation of California’s antitrust statute and of its unfair business practices law, and fraud. The remaining claims were dismissed. On December 2, 2011, AGM, AGC and the other bond insurer defendants filed an Anti-SLAPP (“Strategic Lawsuit Against Public Participation”) motion to strike the complaints under California’s Code of Civil Procedure. On May 1, 2012, the court ruled in favor of the bond insurer defendants on the Anti-SLAPP motion as to the causes of action arising from the alleged conspiracy, but denied the bond insurer defendants’ Anti-SLAPP motion for those causes of action based on transaction specific representations and omissions about the bond insurer defendants’ credit ratings and financial health. The complaints in these lawsuits generally seek unspecified monetary damages, interest, attorneys’ fees, costs and other expenses. The Company cannot reasonably estimate the possible loss or range of loss that may arise from these lawsuits. In September 2010, AGM, among others, was named as a defendant in an interpleader complaint filed by Wells Fargo Bank, N.A., as trust administrator, in the United States District Court, Southern District of New York. The interpleader complaint relates to the MASTR Adjustable Rate Mortgages Trust 2006-OA2, Mortgage Pass-Through Certificates, Series 2006-OA2 RMBS transaction, in which AGM had insured certain classes of certificates. Certain holders of uninsured certificates have disputed payments made by the trust administrator to reimburse AGM for claims it had paid under its financial guaranty policy and the trust administrator sought adjudication of the priority of AGM’s reimbursements. On March 29, 2011, the court granted a motion for judgment on the pleadings and ruled that, pursuant to the waterfall, AGM is only entitled to receive funds that would otherwise have been distributed to the holders of the classes that AGM insures, and that AGM receive such funds at the respective steps in the waterfall that immediately follow the steps at which such certificate holders would otherwise have received such funds. The court further ordered AGM to repay to the MARM 2006-OA2 trust the approximately $7.2 million that had been credited to it by Wells Fargo. On December 13, 2011, the court entered judgment substantially in conformance with its March 29, 2011 decision. AGM appealed the judgment and in April 2011, the magistrate judge recommended the granting of AGM’s motion that the judgment be stayed pending the appeal. AGM estimates that as a result of this adverse decision (if and to the extent that the adverse decision is not modified), total unreimbursed claims paid by AGM could be up to approximately $144 million (on a gross discounted basis, without taking into account the benefit of representation and warranty recoveries, and exclusive of the repayment of the $7.2 million credit), over the life of the transaction. Proceedings Related to AGMH’s Former Financial Products Business The following is a description of legal proceedings involving AGMH’s former Financial Products Business. Although AGL and its subsidiaries did not acquire AGMH’s former Financial Products Business, which included AGMH’s former GIC business, medium-term notes business and portions of the leveraged lease businesses, certain legal proceedings relating to those businesses are against entities which AGL and its subsidiaries did acquire. While Dexia SA and DCL, jointly and severally, have agreed to indemnify AGL and its subsidiaries against liability arising out of the proceedings described below in this “-Proceedings Related to AGMH’s Former Financial Products Business” section, such indemnification might not be sufficient to fully hold those entities harmless against any injunctive relief or civil or criminal sanction that is imposed.

Governmental Investigations into Former Financial Products Business AGMH and/or AGM have received subpoenas duces tecum and interrogatories or civil investigative demands from the Attorney General of the States of Connecticut, Florida, Illinois, Massachusetts, Missouri, New York, Texas and West Virginia relating to their investigations of alleged bid rigging of municipal GICs. AGMH is responding to such requests. AGMH may receive additional inquiries from these or other regulators and expects to provide additional information to such regulators regarding their inquiries in the future. In addition, AGMH received a subpoena from the Antitrust Division of the Department of Justice in November 2006 issued in connection with an ongoing criminal investigation of bid rigging of awards of municipal GICs and other municipal derivatives; AGM received a subpoena from the Securities and Exchange Commission (“SEC”) in November 2006 related to an ongoing industry-wide investigation concerning the bidding of municipal GICs and other municipal derivatives; and AGMH received a “Wells Notice” from the staff of the Philadelphia Regional Office of the SEC in February 2008 relating to the investigation concerning the bidding of municipal GICs and other municipal derivatives. The Wells Notice indicates that the SEC staff is considering recommending that the SEC authorize the staff to bring a civil injunctive action and/or institute administrative proceedings against AGMH, alleging violations of Section 10(b) of the Exchange Act and Rule 10b-5 thereunder and Section 17(a) of the Securities Act. Pursuant to the subpoenas, AGMH has furnished to the Department of Justice and SEC records and other information with respect to AGMH’s municipal GIC business. The ultimate loss that may arise from these investigations remains uncertain. In July 2010, a former employee of AGM who had been involved in AGMH’s former Financial Products Business was indicted along with two other persons with whom he had worked at Financial Guaranty Insurance Company. His trial began on April 16, 2012, and on May 11, 2012, such former employee and the other two persons were convicted of wire fraud and conspiracy to commit fraud. Post-trial motions and sentencing are scheduled for July and October 2012, respectively. Lawsuits Relating to Former Financial Products Business During 2008, nine putative class action lawsuits were filed in federal court alleging federal antitrust violations in the municipal derivatives industry, seeking damages and alleging, among other things, a conspiracy to fix the pricing of, and manipulate bids for, municipal derivatives, including GICs. These cases have been coordinated and consolidated for pretrial proceedings in the U.S. District Court for the Southern District of New York as MDL 1950, In re Municipal Derivatives Antitrust Litigation, Case No. 1:08-cv-2516 (“MDL 1950”). Five of these cases named both AGMH and AGM: (a) Hinds County, Mississippi v. Wachovia Bank, N.A.; (b) Fairfax County, Virginia v. Wachovia Bank, N.A.; (c) Central Bucks School District, Pennsylvania v. Wachovia Bank N.A.; (d) Mayor and City Council of Baltimore, Maryland v. Wachovia Bank, N.A.; and (e) Washington County, Tennessee v. Wachovia Bank N.A. In April 2009, the MDL 1950 court granted the defendants’ motion to dismiss on the federal claims, but granted leave for the plaintiffs to file a second amended complaint. In June 2009, interim lead plaintiffs’ counsel filed a Second Consolidated Amended Class Action Complaint; although the Second Consolidated Amended Class Action Complaint currently describes some of AGMH’s and AGM’s activities, it does not name those entities as defendants. In March 2010, the MDL 1950 court denied the named defendants’ motions to dismiss the Second Consolidated Amended Class Action Complaint. The complaints in these lawsuits generally seek unspecified monetary damages, interest, attorneys’ fees and other costs. The Company cannot reasonably estimate the possible loss or range of loss that may arise from these lawsuits. Four of the cases named AGMH (but not AGM) and also alleged that the defendants violated California state antitrust law and common law by engaging in illegal bid-rigging and market allocation, thereby depriving the cities or municipalities of competition in the awarding of GICs and ultimately resulting in the cities paying higher fees for these products: (f) City of Oakland, California v. AIG Financial Products Corp.; (g) County of Alameda, California v. AIG Financial Products Corp.; (h) City of Fresno, California v. AIG Financial Products Corp.; and (i) Fresno County Financing Authority v. AIG Financial Products Corp. When the four plaintiffs filed a consolidated complaint in September 2009, the plaintiffs did not name AGMH as a defendant. However, the complaint does describe some of AGMH’s and AGM’s activities. The consolidated complaint generally seeks unspecified monetary damages, interest, attorneys’ fees and other costs. In April 2010, the MDL 1950 court granted in part and denied in part the named defendants’ motions to dismiss this consolidated complaint. In 2008, AGMH and AGM also were named in five non-class action lawsuits originally filed in the California Superior Courts alleging violations of California law related to the municipal derivatives industry: (a) City of Los Angeles, California v. Bank of America, N.A.; (b) City of Stockton, California v. Bank of America, N.A.; (c) County of San Diego, California v. Bank of America, N.A.; (d) County of San Mateo, California v. Bank of America, N.A.; and (e) County of Contra Costa, California v. Bank of America, N.A. Amended complaints in these actions were filed in September 2009, adding a federal antitrust claim and naming AGM (but not AGMH) and AGUS, among other defendants. These cases have been transferred to the Southern District of New York and consolidated with MDL 1950 for pretrial proceedings. In late 2009, AGM and AGUS, among other defendants, were named in six additional non-class action cases filed in federal court, which also have been coordinated and consolidated for pretrial proceedings with MDL 1950: (f) City of Riverside, California v. Bank of America, N.A.; (g) Sacramento Municipal Utility District v. Bank of America, N.A.; (h) Los Angeles World Airports v. Bank of America, N.A.; (i) Redevelopment Agency of the City of Stockton v. Bank of America, N.A.; (j) Sacramento Suburban Water District v. Bank of America, N.A.; and (k) County of Tulare, California v. Bank of America, N.A. The MDL 1950 court denied AGM and AGUS’s motions to dismiss these eleven complaints in April 2010. Amended complaints were filed in May 2010. On October 29, 2010, AGM and AGUS were voluntarily dismissed with prejudice from the Sacramento Municipal Utility District case only. The complaints in these lawsuits generally seek or sought unspecified monetary damages, interest, attorneys’ fees, costs and other expenses. The Company cannot reasonably estimate the possible loss or range of loss that may arise from the remaining lawsuits. In May 2010, AGM and AGUS, among other defendants, were named in five additional non-class action cases filed in federal court in California: (a) City of Richmond, California v. Bank of America, N.A. (filed on May 18, 2010, N.D. California); (b) City of Redwood City, California v. Bank of America, N.A. (filed on May 18, 2010, N.D. California); (c) Redevelopment Agency of the City and County of San Francisco, California v. Bank of America, N.A. (filed on May 21, 2010, N.D. California); (d) East Bay Municipal Utility District, California v. Bank of America, N.A. (filed on May18, 2010, N.D. California) ; and (e) City of San Jose and the San Jose Redevelopment Agency, California v. Bank of America, N.A (filed on May 18, 2010, N.D. California). These cases have also been transferred to the Southern District of New York and consolidated with MDL 1950 for pretrial proceedings. In September 2010, AGM and AGUS, among other defendants, were named in a sixth additional non-class action filed in federal court in New York, but which alleges violation of New York’s Donnelly Act in addition to federal antitrust law: Active Retirement Community, Inc. d/b/a Jefferson’s Ferry v. Bank of America, N.A. (filed on September 21, 2010, E.D. New York), which has also been transferred to the Southern District of New York and consolidated with MDL 1950 for pretrial proceedings. In December 2010, AGM and AGUS, among other defendants, were named in a seventh additional non-class action filed in federal court in the Central District of California, Los Angeles Unified School District v. Bank of America, N.A., and in an eighth additional non-class action filed in federal court in the Southern District of New York, Kendal on Hudson, Inc. v. Bank of America, N.A. These cases also have been consolidated with MDL 1950 for pretrial proceedings. The complaints in these lawsuits generally seek unspecified monetary damages, interest, attorneys’ fees, costs and other expenses. The Company cannot reasonably estimate the possible loss or range of loss that may arise from these lawsuits. In January 2011, AGM and AGUS, among other defendants, were named in an additional non-class action case filed in federal court in New York, which alleges violation of New York’s Donnelly Act in addition to federal antitrust law: Peconic Landing at Southold, Inc. v. Bank of America, N.A. This case has been consolidated with MDL 1950 for pretrial proceedings. The complaint in this lawsuit generally seeks unspecified monetary damages, interest, attorneys’ fees, costs and other expenses. The Company cannot reasonably estimate the possible loss or range of loss that may arise from this lawsuit. In September 2009, the Attorney General of the State of West Virginia filed a lawsuit (Circuit Ct. Mason County, W. Va.) against Bank of America, N.A. alleging West Virginia state antitrust violations in the municipal derivatives industry, seeking damages and alleging, among other things, a conspiracy to fix the pricing of, and manipulate bids for, municipal derivatives, including GICs. An amended complaint in this action was filed in June 2010, adding a federal antitrust claim and naming AGM (but not AGMH) and AGUS, among other defendants. This case has been removed to federal court as well as transferred to the S.D.N.Y. and consolidated with MDL 1950 for pretrial proceedings. The complaint in this lawsuit generally seeks civil penalties, unspecified monetary damages, interest, attorneys’ fees, costs and other expenses. The Company cannot reasonably estimate the possible loss or range of loss that may arise from this lawsuit.

14. Notes Payable and Credit Facilities

Notes Payable

Notes Payable represents debt issued by VIEs consolidated by AGM, to one of the Financial Products Companies that were transferred to Dexia Holdings prior to the AGMH Acquisition. The funds borrowed were used to finance the purchase of the underlying obligations of AGM-insured obligations which had breached triggers allowing AGM to exercise its right to accelerate payment of a claim in order to mitigate loss. The assets purchased are classified as assets acquired in refinancing transactions and recorded in "other invested assets." The terms of the notes payable match the terms of the assets acquired in refinancing transactions. On the Acquisition Date, the fair value of this note payable was $164.4 million, representing a premium of $9.5 million, which is being amortized over the term of the debt.

The principal and carrying values of the Company's notes payable are presented in the table below.

Principal and Carrying Amounts of Notes Payable

	As of December 31,			
	2011		2010	
	Principal	Carrying Value	Principal	Carrying Value
	(in millions)			
Notes Payable	$97.1	$103.7	$119.3	$127.0

The Company recorded $6.1 million and $6.7 million of interest expense on the notes payable for the years ended December 31, 2011, and December 31, 2010, respectively.

Principal payments due under these notes are as follows:

Expected Maturity Schedule of Notes Payable

Expected Withdrawal Date	Principal Amount
	(in millions)
2012	$31.9
2013	20.1
2014	13.7
2015	8.9
2016	5.1
Thereafter	17.4
Total	$97.1

Recourse Credit Facilities

2009 Strip Coverage Facility

In connection with the AGMH Acquisition, AGM agreed to retain the risks relating to the debt and strip policy portions of the leveraged lease business. The liquidity risk to AGM related to the strip policy portion of the leveraged lease business is mitigated by the strip coverage facility described below.

In a leveraged lease transaction, a tax-exempt entity (such as a transit agency) transfers tax benefits to a tax-paying entity by transferring ownership of a depreciable asset, such as subway cars. The tax-exempt entity then leases the asset back from its new owner.

If the lease is terminated early, the tax-exempt entity must make an early termination payment to the lessor. A portion of this early termination payment is funded from monies that were pre-funded and invested at the closing of the leveraged lease transaction (along with earnings on those invested funds). The tax-exempt entity is obligated to pay the remaining, unfunded portion of this early termination payment (known as the "strip coverage") from its own sources. AGM issued financial guaranty insurance policies (known as "strip policies") that guaranteed the payment of these unfunded strip coverage amounts to the lessor, in the event that a tax-exempt entity defaulted on its obligation to pay this portion of its early

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termination payment. AGM can then seek reimbursement of its strip policy payments from the tax-exempt entity, and can also sell the transferred depreciable asset and reimburse itself from the sale proceeds. One event that may lead to an early termination of a lease is the downgrade of AGM, as the strip coverage provider, or the downgrade of the equity payment undertaker within the transaction, in each case, generally to a financial strength rating below double-A. Upon such downgrade, the tax exempt entity is generally obligated to find a replacement credit enhancer within a specified period of time; failure to find a replacement could result in a lease default, and failure to cure the default within a specified period of time could lead to an early termination of the lease and a demand by the lessor for a termination payment from the tax exempt entity. However, even in the event of an early termination of the lease, there would not necessarily be an automatic draw on AGM’s policy, as this would only occur to the extent the tax exempt entity does not make the required termination payment. AIG International Group, Inc. is one entity that has acted as equity payment undertaker in a number of transactions in which AGM acted as strip coverage provider. AIG International Group, Inc. was downgraded in the third quarter of 2008 and AGM was downgraded by Moody’s in the fourth quarter of 2008. As a result of those downgrades, as of December 31, 2011, 45 leveraged lease transactions in which AGM acts as strip coverage provider were breaching either a ratings trigger related to AIG International Group, Inc. or a ratings trigger related to AGM. For such 45 leveraged lease transactions, if early termination of the leases were to occur and the tax-exempt entities do not make the required early termination payments, then AGM would be exposed to possible liquidity claims on gross exposure of approximately $1.0 billion as of December 31, 2011. S&P’s downgrade of AGM to AA- in November 2011 did not have an additional impact on the transactions. However, if AGM were downgraded to A+ by S&P or A1 by Moody’s, as of December 31, 2011, another 26 leveraged lease transactions in which AGM acts as strip coverage provider would be affected. For such 26 leveraged lease transactions, if early termination of the leases were to occur and the tax-exempt entities do not make the required early termination payments, then AGM would be exposed to possible liquidity claims on gross exposure of an additional approximately $992 million as of December 31, 2011. To date, none of the leveraged lease transactions that involve AGM has experienced an early termination due to a lease default and a claim on the AGM guaranty. It is difficult to determine the probability that the Company will have to pay strip provider claims or the likely aggregate amount of such claims. At December 31, 2011, approximately $593 million of cumulative strip par exposure had been terminated on a consensual basis. The consensual terminations have resulted in no claims on AGM. On July 1, 2009, AGM and DCL, acting through its New York Branch (“Dexia Crédit Local (NY)”), entered into a credit facility (the “Strip Coverage Facility”). Under the Strip Coverage Facility, Dexia Crédit Local (NY) agreed to make loans to AGM to finance all draws made by lessors on AGM strip policies that were outstanding as of November 13, 2008, up to the commitment amount. The commitment amount of the Strip Coverage Facility was $1 billion at closing of the AGMH Acquisition but is scheduled to amortize over time. As of December 31, 2011, the maximum commitment amount of the Strip Coverage Facility has amortized to $980.5 million. It may also be reduced in 2014 to $750 million, if AGM does not have a specified consolidated net worth at that time. Fundings under this facility are subject to certain conditions precedent, and their repayment is collateralized by a security interest that AGM granted to Dexia Crédit Local (NY) in amounts that AGM recovers—from the tax-exempt entity, or from asset sale proceeds—following its payment of strip policy claims. The Strip Coverage Facility will terminate upon the earliest to occur of an AGM change of control, the reduction of the commitment amount to $0, and January 31, 2042. The Strip Coverage Facility’s financial covenants require that AGM and its subsidiaries maintain a maximum debt-to-capital ratio of 30% and maintain a minimum net worth of 75% of consolidated net worth as of July 1, 2009, plus, starting July 1, 2014, 25% of the aggregate consolidated net income (or loss) for the period beginning July 1, 2009 and ending on June 30, 2014 or, if the commitment amount has been reduced to $750 million as described above, zero. The Company is in compliance with all financial covenants as of the date of this filing. The Strip Coverage Facility contains restrictions on AGM, including, among other things, in respect of its ability to incur debt, permit liens, pay dividends or make distributions, dissolve or become party to a merger or consolidation. Most of these restrictions are subject to exceptions. The Strip Coverage Facility has customary events of default, including (subject to certain materiality thresholds and grace periods) payment default, bankruptcy or insolvency proceedings and cross-default to other debt agreements. As of December 31, 2011 no amounts were outstanding under this facility, nor have there been any borrowings during the life of this facility.

Limited Recourse Credit Facility

AGM Credit Facility

On April 30, 2005, AGM entered into a limited recourse credit facility ("AGM Credit Facility") with a syndicate of international banks which provided up to $297.5 million for the payment of losses in respect of the covered portfolio. AGM terminated the AGM Credit Facility in December 2011. There were no borrowings under the AGM Credit Facility during its life. The AGM Credit Facility has been replaced, effective as of January 1, 2012, with a new $435 million excess of loss reinsurance facility for the benefit of AGM and AGC. See Note 11, Reinsurance and Other Monoline Exposures.

AGM CPS Securities

In June 2003, $200.0 million of AGM CPS Securities, money market preferred trust securities, were issued by trusts created for the primary purpose of issuing the AGM CPS Securities, investing the proceeds in high-quality commercial paper and selling put options to AGM, allowing AGM to issue the trusts non-cumulative redeemable perpetual preferred stock (the "AGM Preferred Stock") of AGM in exchange for cash. There are four trusts, each with an initial aggregate face amount of $50 million. These trusts hold auctions every 28 days, at which time investors submit bid orders to purchase AGM CPS Securities. If AGM were to exercise a put option, the applicable trust would transfer the portion of the proceeds attributable to principal received upon maturity of its assets, net of expenses, to AGM in exchange for AGM Preferred Stock. AGM pays a floating put premium to the trusts, which represents the difference between the commercial paper yield and the winning auction rate (plus all fees and expenses of the trust). If an auction does not attract sufficient clearing bids, however, the auction rate is subject to a maximum rate of one-month LIBOR plus 200 basis points for the next succeeding distribution period. Beginning in August 2007, the AGM CPS Securities required the maximum rate for each of the relevant trusts. AGM continues to have the ability to exercise its put option and cause the related trusts to purchase AGM Preferred Stock. The trusts provide AGM access to new capital at its sole discretion through the exercise of the put options. The Company does not consider itself to be the primary beneficiary of the trusts.

Committed Capital Securities
Fair Value Gain (Loss)

	Year Ended December 31,	
	2011	2010
	(in millions)	
AGM CPS	$14.9	$2.1

15. Employee Benefit Plans

Accounting Policy

AGM participates in AGL's long term incentive plans. AGL follows the fair value recognition provisions for share based compensation expense. The Company is allocated its proportionate share of all compensation expense based on time studies conducted annually.

Assured Guaranty Ltd. 2004 Long-Term Incentive Plan

As of April 27, 2004, AGL adopted the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan, as amended (the "Incentive Plan"). The number of AGL common shares that may be delivered under the Incentive Plan may not exceed 10,970,000. In the event of certain transactions affecting AGL's common shares, the number or type of shares subject to the Incentive Plan, the number and type of shares subject to outstanding awards under the Incentive Plan, and the exercise price of awards under the Incentive Plan, may be adjusted.

The Incentive Plan authorizes the grant of incentive stock options, non-qualified stock options, stock appreciation rights, and full value awards that are based on AGL's common shares. The grant of full value awards may be in return for a participant's previously performed services, or in return for the participant surrendering other compensation that may be due, or may be contingent on the achievement of performance or other objectives during a specified period, or may be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the participant, or achievement of performance or other objectives. Awards under the Incentive Plan may accelerate and become vested upon a change in control of AGL.

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The Incentive Plan is administered by a committee of the Board of Directors of AGL. The Compensation Committee of the Board serves as this committee except as otherwise determined by the Board. The Board may amend or terminate the Incentive Plan. As of December 31, 2011, 3,384,576 common shares of AGL were available for grant under the Incentive Plan. Stock Options Nonqualified or incentive stock options may be granted to employees and directors of Assured Guaranty. Stock options are generally granted once a year with exercise prices equal to the closing price on the date of grant. To date, AGL has only issued nonqualified stock options. All stock options granted to employees vest in equal annual installments over a three-year period and expire 10 years from the date of grant. None of AGL’s options have a performance or market condition. Restricted Stock Awards Restricted stock awards are valued based on the closing price of the underlying shares at the date of grant. These Restricted stock awards to employees generally vest in equal annual installments over a four-year period. Restricted Stock Units Restricted stock units are valued based on the closing price of the underlying shares at the date of grant. Restricted stock units generally vest in equal installments over a four-year period. Employee Stock Purchase Plan In January 2005, AGL established the Stock Purchase Plan in accordance with Internal Revenue Code Section 423. The Stock Purchase Plan was approved by shareholders at the 2005 Annual General Meeting. Participation in the Stock Purchase Plan is available to all eligible employees. Maximum annual purchases by participants are limited to the number of whole shares that can be purchased by an amount equal to 10 percent of the participant’s compensation or, if less, shares having a value of $25,000. Participants may purchase shares at a purchase price equal to 85 percent of the lesser of the fair market value of the stock on the first day or the last day of the subscription period. AGL reserved for issuance and purchases under the Stock Purchase Plan 350,000 common shares. AGL issued 50,523 shares in 2011 and 54,101 shares in 2010 under the Stock Purchase Plan. The Company recorded $0.1 million in share-based compensation, after the effects of DAC, under the Stock Purchase Plan during the year ended December 31, 2011. Cash-Based Compensation Performance Retention Plan In February 2006, Assured Guaranty established the Assured Guaranty Ltd. Performance Retention Plan (“PRP”) which permits the grant of cash based awards to selected employees. PRP awards may be treated as nonqualified deferred compensation subject to the rules of Internal Revenue Code Section 409A, and the PRP was amended in 2007 to comply with those rules. The PRP was again amended in 2008 to be a sub-plan under the Company’s Long-Term Incentive Plan (enabling awards under the plan to be performance based compensation exempt from the $1 million limit on tax deductible compensation). The revisions also give the Compensation Committee greater flexibility in establishing the terms of performance retention awards, including the ability to establish different performance periods and performance objectives. Assured Guaranty granted a limited number of PRP awards in 2007, which vested after four years of continued employment (or if earlier, on employment termination, if the participant’s termination occurred as a result of death, disability, or retirement), and participants received the designated award in a single lump sum when it vested, except that participants who vested as a result of retirement received the bonus at the end of the four year period during which the award would have vested had the participant continued in employment. The value of the award paid was greater than the originally designated amount only if actual company performance, as measured by an increase in Assured Guaranty’s adjusted book value, as defined in the PRP, improved during the four year performance period. For February 2007 awards, for those participants who vested prior to the end of the four year period as a result of their termination of employment resulting from retirement, death or disability, the value of the award paid was greater than the originally designated amount only if actual company performance, as measured by an increase in the company’s adjusted book value, improved during the period ending on the last day of the calendar quarter prior to the date of the participant’s termination of employment.

Beginning in 2008, Assured Guaranty integrated PRP awards into its long term incentive compensation system and substantially increased the number and amount of these awards. Generally, each PRP award is divided into three installments, with 25% of the award allocated to a performance period that includes the year of the award and the next year, 25% of the award allocated to a performance period that includes the year of the award and the next two years, and 50% of the award allocated to a performance period that includes the year of the award and the next three years. Each installment of an award vests if the participant remains employed through the end of the performance period for that installment. Awards may vest upon the occurrence of other events as set forth in the plan documents. Payment for each performance period is made at the end of that performance period. One half of each installment is increased or decreased in proportion to the increase or decrease of per share adjusted book value during the performance period, and one half of each installment is increased or decreased in proportion to the operating return on equity during the performance period. Since 2008, a limited number of awards have cliff vesting in four or five years. Operating return on equity and adjusted book value are defined in each PRP award agreement. The Compensation Committee believes that management's focus on achievement of these performance measures will lead to increases in the Company's intrinsic value.

Under awards since 2008, a payment otherwise subject to the $1 million limit on tax deductible compensation, will not be made unless performance satisfies a minimum threshold.

The Company recognized performance retention plan expenses of $3.1 million and $2.9 million for the year ended December 31, 2011 and 2010, respectively, representing its proportionate share of the Assured Guaranty expense.

Defined Contribution Plans

Employees receive employer contributions on the employee's behalf into the AGC employee retirement plan ("AGC ERP") based on a fixed percentage of the employee's compensation and are eligible to make employee contributions and to receive matching employer contributions based on a percentage of compensation up to limits prescribed by Internal Revenue Code Section 401(k). The Company recognized defined contribution expenses of $3.9 million and $4.0 million for the years ended December 31, 2011 and 2010, respectively.

Employees receive employer contributions on the employee's behalf into the AGC supplemental executive retirement plan based on a fixed percentage of the employees compensation and are eligible to make employee contributions and to receive matching employer contributions based on a percentage of compensation.

Equity Participation Plans

In 2004, the Company adopted the 2004 Equity Participation Plan (the "2004 Equity Plan"), which provides for performance share units comprised 90% of performance shares (which provide for payment based upon AGMH's consolidated performance over two specified three-year performance cycles as described above) and 10% of shares of Dexia restricted stock. Performance shares have generally been awarded on the basis of two sequential three-year performance cycles, with one third of each award allocated to the first cycle, which commences on the date of grant, and two thirds of each award allocated to the second cycle, which commences one year after the date of grant. The Company recognizes expense ratably over the course of each three-year performance cycle. For those employees who were terminated as a result of the change in control, all outstanding shares vest and any value is paid six months after termination. In 2012, the Company settled its liability for the performance shares in the amount of $0.2 million.

The Dexia restricted stock component is a fixed plan, where the Company purchases Dexia shares and establishes a prepaid expense for the amount paid, which is amortized over 2.5-year and 3.5-year vesting periods. In 2008, FSA purchased shares that economically defeased its liability for $3.8 million. No shares have been purchased since 2008 under the plan.

Performance shares granted under 2004 Equity Plan are as follows.

Performance Shares

	Outstanding at Beginning of Year	Granted During the Year	Paid out During the Year	Forfeited During the Year	Outstanding at End of Year	Price per Share at Grant Date	Paid During the Year
							(dollars in millions)
2010	501,960	—	289,388	41,711	170,861	N/A	$4.1
2011	170,861	—	106,245	20,345	44,271	N/A	—

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At December 31, 2011, 44,271 outstanding performance shares were fully vested. As of December 31, 2010, 106,245 outstanding performance shares were fully vested.

Awards of Dexia restricted stock remain restricted for an additional six months after the end of each vesting period. Shares of Dexia restricted stock purchased under the 2004 Equity Plan are as follows.

Dexia Restricted Stock Shares

	Outstanding at Beginning of Year	Purchased During the Year	Vested During the Year	Forfeited During the Year	Outstanding at End of Year	Price per Share at Purchase Date
2010	149,489	—	81,671	13,326	54,492	N/A
2011	54,492	—	39,193	15,299	—	N/A

16. Subsequent Events (Unaudited)

Subsequent events have been considered through May 17, 2012, the date at which these financial statements were issued. The Company considered recognized subsequent events through February 29, 2012, the date Assured Guaranty's financial statements were issued. The Company considered non recognized subsequent events through May 17, 2012.

Greek Sovereign Debt

As of March 31, 2012 the Company had exposure to sovereign debt of Greece through financial guarantees of €200.0 million of debt (€108.3 million on a net basis) due in 2037 with a 4.5% fixed coupon and €114.1 million of inflation-linked debt (€37.6 million on a net basis) due in 2057 with a 2.085% coupon. On February 24, 2012, Greece announced the terms of exchange offers and consent solicitations that requested the voluntary participation by holders of certain Greek bonds, including the insured 2037 and 2057 bonds, in an exchange that would result in the cancellation of such bonds in exchange for a package of replacement securities with lower principal amounts, and requested the consent of holders to amendments of the bonds that could be used to impose the same terms on holders that do not voluntarily participate in the exchange. In March 2012, the exchange was imposed through collective action clauses on the Company's exposure to the 2037 bonds. In April 2012, the Company consented to the exchange with respect to its exposure on the 2057 bonds. The exchanges have caused the Company to recognize inception to date economic loss development of $334.1 million gross of reinsurance and $187.7 million, net of reinsurance and net of salvage received in the form of such exchanged securities, as of March 31, 2012. This represents an increase from the equivalent amounts of $64.7 million gross of reinsurance and $37.0 million net of reinsurance as of December 31, 2011.

Recoveries for Breaches of Representations and Warranties

On May 8, 2012, Assured Guaranty reached a settlement with Deutsche Bank AG and certain of its affiliates (collectively, "Deutsche Bank"), resolving claims related to certain residential mortgage-backed securities ("RMBS") transactions issued, underwritten or sponsored by Deutsche Bank that were insured by AGM and AGC under financial guaranty insurance policies and to certain RMBS exposures in re-securitization transactions as to which Assured Guaranty provides credit protection through CDS.

Assured Guaranty received a cash payment of $165.6 million from Deutsche Bank upon signing, a portion of which will partially reimburse AGM for past losses on certain transactions. Assured Guaranty and Deutsche Bank have also entered into loss sharing arrangements covering future RMBS related losses, which are described below. Under the Deutsche Bank Agreement, Deutsche Bank AG will place approximately $282.7 million of eligible assets in trust in order to collateralize the obligations of a reinsurance affiliate under the loss-sharing arrangements, and the Deutsche Bank reinsurance affiliate may post additional collateral in the future to satisfy rating agency requirements.

The settlement includes six AGM and two AGC-insured RMBS transactions ("Covered Transactions"). The Covered Transactions are backed by first lien and second lien mortgage loans. Under the Deutsche Bank Agreement, the Deutsche Bank reinsurance affiliate will reimburse 80% of Assured Guaranty's future losses on the Covered Transactions until Assured Guaranty's aggregate losses (including those to date that are partially reimbursed by the $165.6 million cash payment) reach $318.8 million. Assured Guaranty currently projects that the Covered Transactions will not generate

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aggregate losses in excess of $318.8 million. In the event aggregate losses exceed $388.8 million, the reinsurance affiliate is required to resume reimbursement at the rate of 85% of Assured Guaranty's losses in excess of $388.8 million until such losses reach $600.0 million. The Covered Transactions represented $581 million of gross par outstanding as of April 25, 2012. Certain uninsured tranches ("Uninsured Tranches") of three of the Covered Transactions are included as collateral in RMBS re-securitization transactions as to which AGC provides credit protection through CDS. Under the Deutsche Bank Agreement, the Deutsche Bank reinsurance affiliate will reimburse losses on the CDS in an amount equal to 60% of losses in these Uninsured Tranches until the aggregate losses in the Uninsured Tranches reach $141.1 million. Assured Guaranty currently projects that the Uninsured Tranches will not generate losses in excess of $141.1 million. In the event aggregate losses exceed $161.1 million, reimbursement resumes at the rate of 60% until the aggregate losses reach $185.1 million. The reinsurance affiliate is required to reimburse any losses in excess of $185.1 million at the rate of 100% until the aggregate losses reach $247.8 million. The Uninsured Tranches represent $337 million of gross par outstanding as of April 25, 2012. Assured Guaranty had filed complaints against Deutsche Bank on two of the Covered Transactions. As part of the settlement, Assured Guaranty has settled its litigation against Deutsche Bank on those two Covered Transactions and on the IndyMac Home Equity Loan Trust 2007-H1 transaction described in Note 4 of the Financial Statements, Financial Guaranty Insurance Contracts, "Recovery Litigation RMBS — Transactions." The terms of the Deutsche Bank settlement were largely reflected in the Company's 2011 financial guaranty insurance expected losses. Except for the Uninsured Tranches, the settlement does not include Assured Guaranty's CDS with Deutsche Bank. The parties have agreed to continue efforts to resolve CDS-related claims. Surplus Note In May 2012, AGM obtained approval from the New York Department of Financial Services to repay an additional $50.0 million of principal of the surplus note it had issued to AGMH. After giving effect to such repayment, an aggregate principal amount of $125.0 million remains outstanding on the surplus note. Loan to Assured Guaranty US Holdings Inc. In May 2012, AGBM entered into a five-year loan agreement with AGUS which authorizes borrowings up to $172.5 million. As of the date of the filing, no amounts were borrowed under this agreement, but AGUS anticipates borrowing approximately $82.5 million under such agreement by June 1, 2012. Interest will accrue on the unpaid principal amount of the loan at a rate of one-month LIBOR plus 0.10% per annum. The entire outstanding principal balance of the loan, together with all accrued and unpaid interest, will be due and payable on the fifth anniversary of the date the loan is made.